Exhibit 10.1

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

by and among

IDEANOMICS, INC.,

SOLECTRAC MERGER CORP.,

SOLECTRAC, INC.,

Steve Heckeroth, Heather PaulsEn, NishiGANDHA Deokule, Willard MacDonald, Wilhelm Cashen, and Joseph Nowicki, as the Primary Securityholders, and

SHAREHOLDER REPRESENTATIVE SERVICES LLC, as the Securityholders’ Representative

Dated: June 11, 2021

TABLE OF CONTENTS

ARTICLE I Definitions and Rules of Construction	2
1.1. Definitions	2
1.2. Rules of Construction	20
ARTICLE II The Merger	20
2.1. Closing	20
2.2. The Merger	20
2.3. Articles of Incorporation and Bylaws	21
2.4. Directors and Officers	21
2.5. Conversion of Shares	21
2.6. Closing Consideration	23
2.7. Mechanics of Exchange and Surrender	25
2.8. Purchase Price Adjustment	28
2.9. Dissenting Shares	31
2.10. Earnouts and Growth Capital	32
2.11. Substitution of Cash for Stock Consideration	36
2.12. Tax Treatment	36
2.13. Withholding	36
ARTICLE III Representations and Warranties of the Company	37
3.1. Organization and Power	37
3.2. Authorization and Enforceability	37
3.3. Capitalization	38
3.4. No Violation	39
3.5. Governmental Authorizations and Consents	39
3.6. Financial Statements	39
3.7. Absence of Certain Changes	40
3.8. Relationships with Affiliates	42
3.9. Indebtedness to and from Officers and Directors of the Company	42
3.10. Assets	43
3.11. Real Property	43
3.12. Intellectual Property	44
3.13. Contracts	49
3.14. Compliance with Laws	51
3.15. Environmental Matters	52
3.16. Litigation	52
3.17. Personnel Matters	52
3.18. Labor Matters	53
3.19. Employee Benefits	54
3.20. Tax Matters	56
3.21. Insurance	60
3.22. Bank Accounts; Powers of Attorney	61
3.23. Customers and Suppliers	61
3.24. Accounts Receivable	61
3.25. Books and Records	62
3.26. Products Liability and Warranty Liability	62
3.27. Inventory	62

3.28. Export Control Laws	63
3.29. No Brokers	63
3.30. No Other Agreements to Purchase	64
ARTICLE IV Representations and Warranties of Parent and Merger Sub	64
4.1. Organization and Power	64
4.2. Authorization and Enforceability	64
4.3. No Violation	65
4.4. Governmental Authorizations and Consents	65
4.5. No Brokers	65
4.6. Operations of Merger Sub	65
4.7. Financing	65
ARTICLE V Covenants	66
5.1. Tax Matters	66
5.2. Public Announcements	67
5.3. Termination of Affiliated Loans	68
5.4. Notice of Developments	68
5.5. Retention Plan	69
5.6. No Other Representations; Non-Reliance	70
ARTICLE VI Deliveries at Closing	70
6.1. Deliveries by the Company and/or the Securityholders’ Representative at Closing	70
6.2. Deliveries by Parent and Merger Sub at Closing	72
ARTICLE VII Indemnification; Survival	73
7.1. Expiration of Representations and Warranties	73
7.2. Indemnification	74
7.3. Recourse; Escrow Release; Set-Off	80
7.4. Exclusive Remedy	80
ARTICLE VIII Miscellaneous	81
8.1. Securityholders’ Representative	81
8.2. Expenses	83
8.3. Notices	83
8.4. Governing Law	84
8.5. Entire Agreement	84
8.6. Severability	84
8.7. Amendment	85
8.8. Effect of Waiver or Consent	85
8.9. Parties in Interest; Limitation on Rights of Others	85
8.10. Assignability	85
8.11. Dispute Resolution	85
8.12. No Other Duties	88
8.13. Reliance on Counsel and Other Advisors	88
8.14. Remedies	88
8.15. Specific Performance	88
8.16. Counterparts	89
8.17. Privileged Information; Counsel to Securityholder Representative	89
8.18. Further Assurances	90

- ii -

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June ______, 2021, by and among Ideanomics, Inc., a Nevada corporation (“Parent”), Solectrac Merger Corp., a California corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Solectrac, Inc., a California B-corporation (the “Company”), Steve Heckeroth, Heather Paulsen, Nishigandha Deokule, Willard MacDonald, Wilhelm Cashen, and Joseph Nowicki, as the Primary Securityholders, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as Securityholders’ Representative hereunder.

RECITALS

WHEREAS, Parent owns 21.4% percent of the Fully Diluted Share Number of the Company, consisting of 2,728,571 shares of Company common stock;

WHEREAS, Parent desires to acquire all of the capital stock of the Company in a reverse triangular merger transaction pursuant to which the Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity and a wholly-owned subsidiary of Parent, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have, on the terms and subject to the conditions set forth in this Agreement, (a) determined and declared that the Merger is advisable to, and in the best interest of, each corporation and its respective stockholders, (b) authorized and approved this Agreement, the Merger and the consummation of the transactions contemplated hereby and (c) in the case of the Company’s board of directors, has recommended the adoption and approval of this Agreement and the Merger by its stockholders, in accordance with the California Corporations Code, as amended (the “CCC”);

WHEREAS, concurrently with the execution and delivery of this Agreement, holders of the requisite number of shares of Capital Stock needed to approve and adopt this Agreement are executing and delivering to the Company and Parent a written consent pursuant to which such holders adopt and approve this Agreement, the Merger, and the consummation of the transactions contemplated hereby; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
Definitions and Rules of Construction

1.1.          Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“2021 Addback” has the meaning set forth in Section 2.10(d).

“2021 Earnout” has the meaning set forth in Section 2.10(a).

“2021 Earnout Consideration” has the meaning set forth in Section 2.10(a).

“2021 Earnout Trigger” has the meaning set forth in Section 2.10(a).

“2022 Earnout” has the meaning set forth in Section 2.10(b).

“2022 Earnout Consideration” has the meaning set forth in Section 2.10(b).

“2022 Earnout Trigger” has the meaning set forth in Section 2.10(b).

“2022 Revenue Threshold” has the meaning set forth in Section 2.10(d).

“2023 Earnout” has the meaning set forth in Section 2.10(c).

“2023 Earnout Consideration” has the meaning set forth in Section 2.10(c).

“2023 Earnout Trigger” has the meaning set forth in Section 2.10(c).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether by the ownership of voting securities or by contract or otherwise. The Company shall be deemed for purposes of this Agreement an Affiliate of the Securityholders prior to the Closing and of Parent from and after the Closing.

“Affiliated Loans” means those items that are set forth on Section 3.9 of the Company Disclosure Schedule, together with those arrangements entered into between the date hereof and the Closing that, if in place as of the date hereof, would have been required to have been included on Section 3.9 of the Company Disclosure Schedule.

“Aggregate Optionholder Closing Proceeds” means an amount equal to (a) the Closing Consideration multiplied by (b) the Optionholder Percentage.

“Aggregate Stockholder Closing Proceeds” means an amount equal to (a) the Closing Consideration multiplied by (b) the Stockholder Percentage.

“Agreement” means this Agreement and Plan of Merger, as it may be amended from time to time in accordance with the terms hereof.

“Allocation Statement” has the meaning set forth in Section 2.6(c).

“Ancillary Documents” means the documents and agreements being executed and/or delivered in connection with this Agreement and the Contemplated Transactions.

“Auditor” has the meaning set forth in Section 2.8(b).

“Balance Sheet Date” has the meaning set forth in Section 3.6(a).

“Book Entry” has the meaning in 2.5(b)(iv).

“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Cap” has the meaning set forth in Section 7.2(c)(ii).

“Capital Stock” means the Common Stock, including the Restricted Stock.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as amended, and the rules and regulations promulgated thereunder.

“Cash” means cash, cash equivalents, and marketable securities; provided that “Cash” shall not include restricted cash or cash subject to limitations on use or distribution by Law.

“CCC” has the meaning set forth in the Recitals.

“Certificate of Merger” has the meaning set forth in Section 2.2(b).

“Closing” has the meaning set forth in Section 2.1.

“Closing Cash” means all Cash held by the Company as of 11:59 P.M. on the date immediately prior to the Closing Date, determined on a consolidated basis in accordance with Company Accounting Principles; provided that “Closing Cash” shall be (a) increased by the amount of deposits or other payments received by the Company but not yet credited to the bank accounts of the Company as of such time, to the extent that such deposits or other payments have reduced Closing Net Working Capital, (b) reduced by the amount of any outstanding checks or other payments issued by the Company but not yet deducted from the bank accounts of the Company as of such time, to the extent that such checks or other payments have increased Closing Net Working Capital, and (c) calculated net of any amounts overdrawn from the bank accounts of the Company as of such time.

“Closing Consideration” has the meaning set forth in Section 2.6(a).

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Statement” has the meaning set forth in Section 2.6(b).

“Closing Indebtedness” means all of the Indebtedness of the Company as of 11:59 P.M. on the date immediately prior to the Closing Date; provided that “Closing Indebtedness” shall exclude any Indebtedness repaid or otherwise terminated or released prior to Closing.

“Closing Net Working Capital” means (a) the sum of the total consolidated current assets of the Company minus (b) the sum of the total consolidated current liabilities of the Company, in each case, as of 11:59 P.M. on the date immediately prior to the Closing Date as calculated in accordance with Company Accounting Principles applied on a basis consistent with prior periods since the Company converted from a limited liability company to a corporation (“Since Conversion”); provided that “Closing Net Working Capital” shall exclude Transaction Expenses of the Company and Closing Indebtedness. For the avoidance of doubt, the Closing Net Working Capital assets include the Closing Cash.

“Closing Transaction Expenses” means all Transaction Expenses as of 11:59 P.M. on the date immediately prior to the Closing Date; provided that “Closing Transaction Expenses” shall exclude (i) costs and expenses paid by the Company or the Securityholders prior to the Closing.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding federal revenue Laws.

“COGS” means, with respect to a given period, the aggregate amount of all costs incurred by the Company during such period to produce, manufacture, test, package, label, deliver, install, and/or provide the products and services of the Company, calculated in accordance with Company Accounting Principles applied on a basis consistent with prior periods Since Conversion.

“Commercial Software” means non-customized, off-the-shelf, commercially-available Software licensed pursuant to a standard form license agreement, used internally (and not licensed or sublicensed to third parties) by the Company in connection with the business of the Company as currently conducted, and with annual royalty, license, maintenance, support and other fees, costs, charges, and reimbursable expenses totaling $100,000 or less in the aggregate.

“Commitment Letter” means that certain side letter agreement delivered by Parent to the Company at Closing concerning, among other things, the contribution and use of the Growth Capital described by Section 2.10(e).

“Common Stock” means the common stock of the Company, par value $0. 0001 per share.

“Company” has the meaning set forth in the Preamble.

“Company Accounting Principles” means GAAP accounting.

“Company Data” has the meaning set forth in Section 3.12(o).

“Company Disclosure Schedule” means the disclosure schedule of even date herewith delivered by the Company to Parent in connection with the execution and delivery of this Agreement.

“Company Employment Contracts” has the meaning set forth in Section 3.17(d).

“Company Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company.

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by or for the Company.

“Company Products” means all material products and related services of the Company that are currently or at any time in the past have been offered, licensed, sold, distributed, hosted, maintained or supported, or otherwise provided or made available by or on behalf of the Company, or are currently under development by or for the Company.

“Company Sites” has the meaning set forth in Section 3.12(n).

“Consultant” means all Persons who are or have been engaged as consultants by the Company or who otherwise provide services to the Company under a contractual arrangement.

“Contemplated Transactions” means the transactions contemplated by this Agreement or any of the Ancillary Documents.

“Contract” means any agreement, contract, arrangement, understanding, obligation or commitment to which a party is bound or to which its assets or properties are subject, whether oral or written, and any amendments and supplements thereto.

“Copyrights” means copyrights, works of authorship (registered or otherwise, and whether or not copyrightable), mask works, designs, and all registrations, applications for registration, and renewals of any of the foregoing and all rights therein provided by multinational treaties or conventions, including without limitation any rights of paternity, integrity, disclosure, withdrawal, or other so-called “moral rights” that may be recognized in any jurisdiction (which to the extent they cannot be assigned or otherwise made subject to the transactions contemplated herein, are hereby waived and confirmed by Company).

“Customer Data” means all data, meta data, information or other content (a) transmitted to the Company by users or customers of the Company Products or Company Sites or collected in the course of business of the Company or (b) otherwise stored, transmitted, used or hosted by or on behalf of the Company or the Company Products.

“Deductible” has the meaning set forth in Section 7.2(c)(i).

“Deferred Payroll Taxes” means any Taxes payable by the Company that (i) relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (ii) are payable following the Closing as permitted by Section 2302(a) of the CARES Act, similar law or executive order (together with all regulations and guidance related thereto issued by a Governmental Authority).

“Deliverable Earnout Consideration” has the meaning set forth in Section 2.10(g).

“Dispute” has the meaning set forth in Section 8.11.

“Dispute Resolution Submission” has the meaning set forth in Section 2.8(b).

“Disputed Line Item” has the meaning set forth in Section 2.8(b).

“Dissenting Shares” has the meaning set forth in Section 2.9(a).

“Earnout Auditor” has the meaning set forth in Section 2.10(g).

“Earnout Consideration” has the meaning set forth in Section 2.10(c).

“Earnout Dispute” has the meaning set forth in Section 2.10(g).

“Earnout Dispute Notice” has the meaning set forth in Section 2.10(g).

“Earnout Dispute Submission” has the meaning set forth in Section 2.10(g).

“Earnout Statement” has the meaning set forth in Section 2.10(g).

“Earnouts” has the meaning set forth in Section 2.10(c).

“Effective Time” has the meaning set forth in Section 2.2(b).

“Environmental Laws” means any foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including leases, asset purchase and merger agreements) relating to Environmental Matters, and all applicable judicial and administrative decisions, orders and decrees relating to Environmental Matters.

“Environmental Matter” means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Materials into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Materials.

“Equity Securities” of any Person means any and all shares of capital stock, rights to purchase shares of capital stock, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (including common stock, preferred stock and limited liability company, partnership and joint venture interests) of such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, as well as any rules and regulations promulgated thereunder and any corresponding provisions of subsequent superseding federal Laws relating to retirement matters, as from time to time in effect.

“ERISA Affiliate” means a corporation which is or was at any time a member of a controlled group of corporations with the Company within the meaning of Code Section 414(b), a trade or business which is or was under common control with the Company within the meaning of Code Section 414(c), or a member of an affiliated service group with the Company within the meaning of Code Sections 414(m) or (o).

“Escrow Agent” means American Stock Transfer & Trust Company, LLC, in its capacity as escrow agent.

“Escrow Agreement” has the meaning set forth in Section 6.1(g).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.6(b).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.6(b).

“Estimated Closing Transaction Expenses” has the meaning set forth in Section 2.6(b).

“Event” means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts.

“Excess Amount” has the meaning set forth in Section 2.8(d).

“Excluded Shares” has the meaning set forth in Section 2.5(b)(ii).

“Expense Fund” has the meaning set forth in Section 8.1(e).

“Expiration Date” has the meaning set forth in Section 7.1.

“FCPA” has the meaning set forth in Section 3.14(c).

“Final Closing Consideration” has the meaning set forth in Section 2.8(a).

“Final Closing Indebtedness” means the amount of Closing Indebtedness as finally determined pursuant to Section 2.8.

“Final Closing Net Working Capital” means the amount of Closing Net Working Capital as finally determined pursuant to Section 2.8.

“Final Closing Transaction Expenses” means the amount of Closing Transaction Expenses as finally determined pursuant to Section 2.8.

“Final Determination Date” means the date upon which the determinations of Closing Net Working Capital, Closing Indebtedness, and Closing Transaction Expenses become final and binding on Parent and the Securityholders’ Representative pursuant to Section 2.8.

“Final Statement” means the Preliminary Statement, as adjusted to reflect the final determination of Final Closing Indebtedness, Final Closing Net Working Capital, and Final Closing Transaction Expenses in accordance with Section 2.8.

“Financial Statements” has the meaning set forth in Section 3.6(a).

“Fiscal Year 2021” means the fiscal year of the Company commencing on January 1, 2021 and ending on December 31, 2021.

“Fiscal Year 2022” means the fiscal year of the Company commencing on January 1, 2022 and ending on December 31, 2022.

“Fiscal Year 2023” means the fiscal year of the Company commencing on January 1, 2023 and ending on December 31, 2023.

“Fully Diluted Selling Securityholder Share Number” means the aggregate number of shares of Capital Stock outstanding immediately prior to the Effective Time and held by all Securityholders (other than Parent) after giving effect to the conversion of all then-outstanding In-the-Money Options.

“Fully Diluted Share Number” means the aggregate number of shares of Capital Stock outstanding immediately prior to the Effective Time after giving effect to the conversion of all then-outstanding In-the-Money Options.

“Fundamental Representations” has the meaning set forth in Section 7.1.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court.

“Governmental Consents” has the meaning set forth in Section 3.5.

“Gross Profit Margin” means, with respect to a given period of time, an amount, expressed as a percentage and calculated in accordance with Company Accounting Principles applied on a basis consistent with prior periods Since Conversion, equal to (a) Gross Revenue for such period less COGS for such period divided by (b) Gross Revenue for such period.

“Gross Revenue” means, with respect to a given period of time, the aggregate dollar amount of revenue of the Company, calculated in accordance with Company Accounting Principles applied on a basis consistent with prior periods Since Conversion, derived from all sales of products and services by the Company during such period, net of a reasonable reserve for doubtful accounts established in the ordinary course of business consistent with past practice.

“Growth Capital” has the meaning set forth in Section 2.10(e).

“Hazardous Materials” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces (including petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials, building construction materials and debris, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may form the basis of liability under, any Environmental Laws.

“In-the-Money Option” means any Option other than an Out-of-Money Option.

“Income Tax Return” means a Tax Return in connection with Income Taxes.

“Income Taxes” means all federal, state, local and foreign (a) Taxes that are based on or measured by income (or that include as one of their alternative bases a Tax based on or measured by income), and (b) franchise Taxes.

“Indebtedness” means, without duplication, all obligations and indebtedness of the Company (a) for borrowed money (other than trade debt and other similar liabilities incurred in the ordinary course of business), (b) evidenced by a note, bond, debenture or similar instrument (including any interest rate swaps, collars, caps and similar hedging obligations), (c) created or arising under any capital lease, conditional sale, earn out or other arrangement for the deferral of purchase price of any property, (d) under letters of credit, banker’s acceptances, performance bonds, surety bonds or similar credit transactions, (e) for any other Person’s obligation or indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise, (f) any Deferred Payroll Taxes, (g) for interest on any of the foregoing and/or (h) for any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of any of the foregoing; provided that “Indebtedness” shall exclude accounts payable to trade creditors, accrued expenses, and deferred revenues (whether or not classified as a current or non-current liability in accordance with GAAP), in each case to the extent arising in the ordinary course of business consistent with past practice and included in the calculation of Closing Net Working Capital or Closing Transaction Expenses.

“Indemnification Percentages” means, with respect to a Primary Securityholder, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate number of shares of Capital Stock outstanding immediately prior to the Effective Time and held by such Primary Securityholder, after giving effect to the conversion of all then-outstanding In-the-Money Options, and (b) the denominator of which is the aggregate number of shares of Capital Stock outstanding immediately prior to the Effective Time and held by all of the Primary Securityholders, after giving effect to the conversion of all then-outstanding In-the-Money Options.

“Indemnitee” has the meaning set forth in Section7.2(d)(i).

“Indemnitor” has the meaning set forth in Section 7.2(d)(i).

“Indemnity Escrow Account” has the meaning set forth in Section 2.6(d)(i).

“Indemnity Escrow Amount” means $1,807,800.

“Individual Percentage” means a fraction, expressed as a percentage, (i) the numerator of which is the individual Selling Securityholder’s Fully Diluted Share Number and (ii) the denominator of which is the Fully Diluted Selling Securityholder Share Number.

“Insurance Policies” has the meaning set forth in Section 3.21.

“Intellectual Property” means any and all rights, title, and interest in, arising out of, or associated with any of the following in any jurisdiction throughout the world: Copyrights; Patents; Trademarks; Trade Secrets; internet domain names and social media accounts or user names (including “handles”), whether or not Trademarks, together with all associated web addresses, URLs, websites and web pages, social media sites and pages associated with the foregoing, and all content, data, features, tools, or other materials thereon or relating thereto, whether or not Copyrights; Software; rights of publicity, likeness, or voice or personal appearance; and all other intellectual or industrial property and proprietary rights that are or may be recognized under applicable Law.

“Intellectual Property Registrations” has the meaning set forth in Section 3.12(a).

“International Trade Laws and Regulations” means all applicable Laws concerning the importation of merchandise, the export or re-export of products, services and/or technology, the terms and conduct of international transactions, the making or receiving international payments and/or the authorization to hold an ownership interest in a business located in a country other than the United States, including the Tariff Act of 1930 as amended and other Laws administered by the United States Customs Service, regulations issued or enforced by the United States Customs Service, the Export Administration Act of 1979 as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act, the International Traffic in Arms Regulations, any other export controls administered by an agency of the U.S. Government, Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Persons, the embargoes and restrictions administered by the United States Office of Foreign Assets Control, the antiboycott regulations administered by the United States Department of Commerce, the antiboycott regulations administered by the United States Department of the Treasury, Laws of the United States and other countries implementing the United States Mexico Canada Agreement, antidumping and countervailing duty Laws, Laws by other countries concerning the ability of U.S. Persons to own businesses and conduct business in those countries, Laws by other countries implementing the OECD Convention on Combating Bribery of Foreign Officials, restrictions by other countries on holding foreign currency and repatriating funds and other Laws adopted by the Governmental Authorities or agencies of other countries relating to the same subject matter as the United States Laws described above.

“Inventory” has the meaning set forth in Section 3.27.

“ITM Exercise Price” means the aggregate amount of the exercise prices of all In-the-Money Options that are outstanding and unexercised immediately prior to the Effective Time.

“Knowledge of the Company” means the knowledge of any of the following individuals: Steve Heckeroth, Nishigandha Deokule, Heather Paulsen, and Willard MacDonald. Any such individual shall be deemed to have knowledge of a particular fact or matter if: (i) such individual is actually aware of such fact or matter, or (ii) such fact or matter would reasonably have been known by such individual in the reasonable and ordinary course performance of his or her duties and responsibilities to the Company, as applicable. Notwithstanding the foregoing, “knowledge” after reasonable inquiry will not be deemed to include knowledge of the results of any freedom to operate or patent or other intellectual property clearance searches or an obligation to conduct the same.

“Laws” means all laws, Orders, statutes, codes, regulations, ordinances, decrees, rules, or other requirements with similar effect of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.11.

“Letter of Transmittal” has the meaning set forth in Section 2.7(a).

“Liability” means, with respect to any Person, any and all liabilities, claims, debts, obligations and commitments of whatever nature of such Person of any kind, character or description, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise (including those arising out of any Law, Contract, breach, violation, infringement or tort, whether based on negligence, strict liability or otherwise) and whether or not the same is required to be accrued on the financial statements of such Person.

“Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by any other Person, whether or not owned by such Person, and whether licensed by written or oral agreement.

“Lien” means, with respect to any asset, any lien, security interest, mortgage, deed of trust, priority, pledge, charge, right of first refusal or other encumbrance or similar right of others in respect of such asset, or any agreement to give any of the foregoing. Notwithstanding the foregoing, however, the term “Lien” shall not include: (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established; (ii) statutory or common law liens to secure landlords, lessors or renters under leases or agreements confined to the premises rented which are not violated by the current use or occupancy of such real property or the operation or the respective business of the Company and with respect to leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased real property; (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated by Laws; (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies incurred in the ordinary course of business; and (v) restrictions on transferability imposed by foreign, federal or state securities laws;.

“Litigation” has the meaning set forth in Section 3.16.

“Loss” or “Losses” has the meaning set forth in Section 7.2(a).

“Malicious Code” has the meaning set forth in Section 3.12(m).

“Material Adverse Effect” means, with respect to a given Person, (a) a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, results of operation of the Person and its Subsidiaries taken as a whole; provided, that any effect resulting from any of the following shall not be considered when determining whether a Material Adverse Effect shall have occurred: (i) conditions affecting generally the United States economy, including the financial, credit, or securities markets, (ii) acts of terrorism, armed hostilities or war or any other regional, national or international calamity (e.g., pandemic, chemical spill, industrial accident, or similar disastrous event marked by great loss and lasting distress), (iii) any change in Law or GAAP, or the interpretation thereof, (iv) the public announcement of this Agreement and the Contemplated Transactions, (v) any failure by such Person and its Subsidiaries to meet any internal or published projections, forecasts, or revenue or earnings predictions (it being understood and agreed that the circumstances underlying any such failure may, unless otherwise excluded by another clause in this definition, be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur), (vi) natural disasters or acts of God, (vii) actions by or on behalf of the Company taken at the request of Parent or Merger Sub or an Affiliate thereof or (viii) fluctuations in the trading price of shares of the capital stock of such Person (it being understood and agreed that the circumstances underlying any such fluctuations may, unless otherwise excluded by another clause in this definition, be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur), except, in the case of clause (i), (ii), and (vi), to the extent (and only to the extent) that such Person and its Subsidiaries are materially disproportionately impacted, or would reasonably be expected to be materially disproportionately impacted, by such events in comparison to other businesses operating in the same locality or geographic area commercializing industrial equipment, or (b) an Event that prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Contemplated Transactions or the performance by such Person, its Subsidiaries and their respective equity holders of any of their material obligations under this Agreement or the Ancillary Documents.

“Material Contracts” has the meaning set forth in Section 3.13(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means (a) the Closing Consideration, plus (b) the consideration that the Selling Securityholders become entitled to receive pursuant to Section 2.8 in respect of the Shortfall Amount (if any), plus (c) that portion (if any) of the Working Capital Escrow Amount that the Selling Securityholders become entitled to receive pursuant to Section 2.8, plus (d) that portion (if any) of the Indemnity Escrow Amount that the Selling Securityholders become entitled to receive pursuant to Section 7.3 plus (e) the Earnout Consideration that the Selling Securityholders become entitled to receive pursuant to Section 2.10.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 2.5(a).

“Most Recent Financial Statements” has the meaning set forth in Section 3.6(a).

“Most Recent Unaudited Balance Sheet” has the meaning set forth in Section 3.24.

“Most Recent Unaudited Financial Statements” has the meaning set forth in Section 3.6(a).

“NASDAQ” means the National Market System of the National Association of Securities Dealers Automated Quotations System.

“Objections Statement” has the meaning set forth in Section 2.8(b).

“Open Source Software” means any Software that is distributed as “free software,” “open source software,” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the version of the Open Source Definition (opensource.org/osd) in effect on the Closing Date (including, without limitation, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License, and BSD Licenses).

“Option” means an option to purchase shares of Common Stock.

“Option Cancellation Agreement” has the meaning set forth in Section 2.7(c).

“Option Closing Consideration” means, with respect to each share of Common Stock underlying each In-the-Money Option outstanding immediately prior to the Effective Time, an amount, rounded to four decimal places, equal to (a) the Per Share Closing Consideration less (b) the exercise price per share of Common Stock issuable upon exercise of such In-the-Money Option.

“Option Consideration” means, with respect to each share of Common Stock underlying each In-the-Money Option outstanding immediately prior to the Effective Time, an amount, rounded to four decimal places, equal to (a) the Option Closing Consideration, (b) the right to receive the Per Share Shortfall Consideration (if any), as and when payable in accordance with the terms of this Agreement, (c) the right to receive the Per Share Working Capital Escrow Consideration (if any), as and when payable in accordance with the terms of this Agreement and the Escrow Agreement, (d) the right to receive the Per Share Indemnity Escrow Consideration (if any), as and when payable in accordance with the terms of this Agreement and the Escrow Agreement, and (e) the right to receive the Per Share Earnout Consideration (if any), as and when payable in accordance with the terms of this Agreement.

“Optionholder” means any holder of any Options outstanding immediately prior to the Effective Time.

“Optionholder Percentage” means a fraction, expressed as a percentage, (a) the numerator of which is equal to the aggregate amount of Option Closing Consideration payable to the Optionholders pursuant to Section 2.5(c) and (b) the denominator of which is equal to the sum of (i) the aggregate amount of Per Share Closing Consideration payable to the Stockholders pursuant to Section 2.5(b) plus (ii) the aggregate amount of Option Closing Consideration payable to the Optionholders pursuant to Section 2.5(c).

“Orders” means all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority.

“Out-of-Money Option” means an Option having an exercise price per share of Common Stock issuable upon exercise of such Option in excess of the Per Share Closing Consideration, calculated for this purpose as if all Options were included in the calculations of ITM Exercise Price and Fully Diluted Selling Securityholder Share Number.

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” means the common stock of Parent, par value $0.001 per share

“Parent Disclosure Schedule” means the disclosure schedule of even date herewith delivered by Parent to the Company in connection with the execution and delivery of this Agreement.

“Parent Indemnitees” has the meaning set forth in Section 7.2(a).

“Patents” means United States and foreign issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations or otherwise resulting from any post grant review, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models).

“Paying Agent” means American Stock Transfer & Trust Company, LLC, in its capacity as paying agent.

“Paying Agent Agreement” has the meaning set forth in Section 6.1(h).“PCBs” has the meaning set forth in the definition of “Hazardous Materials.”

“Pending Claim” has the meaning set forth in Section 7.3(b).

“Per Share Closing Consideration” means the quotient obtained by dividing (i) the Closing Consideration by (ii) the Fully Diluted Selling Securityholder Share Number.

“Per Share Earnout Consideration” means, with respect to any Earnout Consideration that becomes payable to the Selling Securityholders pursuant to Section 2.10, an amount, rounded to four decimal places, equal to (a) the amount of such Earnout Consideration divided by (b) the Fully Diluted Selling Securityholder Share Number.

“Per Share Indemnity Escrow Consideration” means, with respect to any amount released from time to time from the Indemnity Escrow Account for distribution to the Selling Securityholders pursuant to Section 7.3, an amount, rounded to four decimal places, equal to (a) such amount so released divided by (b) the Fully Diluted Selling Securityholder Share Number.

“Per Share Merger Consideration” means an amount, rounded to four decimal places, equal to (a) the Per Share Closing Consideration, (b) the right to receive the Per Share Shortfall Consideration (if any), as and when payable in accordance with the terms of this Agreement, (c) the right to receive the Per Share Working Capital Escrow Consideration (if any), as and when payable in accordance with the terms of this Agreement and the Escrow Agreement, (d) the right to receive the Per Share Indemnity Escrow Consideration (if any), as and when payable in accordance with the terms of this Agreement and the Escrow Agreement, and (e) the right to receive the Per Share Earnout Consideration (if any), as and when payable in accordance with the terms of this Agreement.

“Per Share Shortfall Consideration” means an amount, rounded to four decimal places, equal to (a) the Shortfall Amount divided by (b) the Fully Diluted Selling Securityholder Share Number.

“Per Share Working Capital Escrow Consideration” means, with respect to any amount released from the Working Capital Escrow Account for distribution to the Selling Securityholders pursuant to Section 2.8(c) or Section 2.8(d), an amount, rounded to four decimal places, equal to (a) such amount so released divided by (b) the Fully Diluted Selling Securityholder Share Number.

“Permits” has the meaning set forth in Section 3.14(b).

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.

“Personally Identifiable Information” means any information that alone or in combination with other information held by or on behalf of the Company can be used to specifically identify a Person, including but not limited to a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, credit or debit card number or customer or financial account number or any similar information that is defined or otherwise treated as personally identifiable information under applicable Laws.

“Personnel” has the meaning set forth in Section 3.17(a).

“Plan” or “Plans” has the meaning set forth in Section 3.19(a).

“Pre-Closing Date Share” means (a) with respect to any Income Tax liability for a Straddle Period, the amount that would be due for the portion of the tax period beginning on the first day of the Straddle Period and ending on the Closing Date, based on an interim closing of the books as of the close of business on the Closing Date, and (b) with respect to any other Tax liability for a Straddle Period, the total amount due for the entire Straddle Period, multiplied by (x) the number of days in the Straddle Period on or before the Closing Date divided by (y) the total number of days in the Straddle Period.

“Pre-Closing Taxes” means (a) all Taxes of the Company with respect to taxable periods ending on or before the Closing Date, (b) the Pre-Closing Date Share of all Taxes of the Company with respect to Straddle Periods, (c) all Transfer Taxes; (d) any Liabilities of the Company for Taxes of another Person (1) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) as a result of the Company (or any predecessor) having been a member of a consolidated, combined or similar Tax group at any time prior to Closing or, (2) as a transferee or successor, where such status arose prior to Closing; (e) any and all Taxes arising in connection with the Contemplated Transactions; (f) any Taxes, including employment, payroll or other Taxes with respect to compensatory payments paid in connection with the Closing; (g) any Deferred Payroll Taxes; and (h) any payments required to be made after the Closing Date under any Tax Sharing Agreement to the Company was obligated, or was a party, on or prior to the Closing Date provided, that Pre-Closing Taxes shall not include any Taxes resulting from events or transactions occurring after the Closing or on the Closing Date at the request of Parent, other than events or transactions in the ordinary course of business or the Contemplated Transactions.

“Preliminary Statement” has the meaning set forth in Section 2.8(a).

“Primary Securityholders” means Steve Heckeroth, Heather Paulsen, Nishigandha Deokule, Willard MacDonald, Wilhelm Cashen, and Joseph Nowicki.

“Privacy and Security Requirements” has the meaning set forth in Section 3.12(n).

“Privacy Policy” means any external or internal past or present published privacy policy of the Company, including any policy relating to (a) the privacy of users of any Company Product or of any Company Site, (b) the collection, storage, disclosure, transmission, and transfer of any Customer Data or Personally Identifiable Information, (c) any employee information, (d) Privacy and Security Requirements and any breach, failure, or deficiency thereof (and Company’s subsequent remediation thereof or notification of affected Persons), and (e) any summary or analysis of Company’s practices, statements, notices, communications, and disclosures regarding any of the foregoing.

“Real Property Leases” has the meaning set forth in Section 3.11.

“Representatives” means, with respect to any Person, such Person’s directors, officers, Affiliates, employees and agents.

“Restricted Stock” means the shares of Common Stock that are subject to a repurchase option, risk of forfeiture or other condition under any applicable stock restriction agreement or other Contract with the Company.

“Retention Plan” has the meaning set forth in Section 5.5.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholder” means each Stockholder and each holder of In-the-Money Options.

“Securityholder Indemnitees” has the meaning set forth in Section 7.2(b).

“Securityholders’ Representative” has the meaning set forth in Section 8.1(a).

“Selling Securityholder Percentage” means a fraction, expressed as a percentage, (i) the numerator of which is the Fully Diluted Selling Securityholder Share Number and (ii) the denominator of which is the Fully Diluted Share Number.

“Selling Securityholders” means all of the Company’s Securityholders, except for Parent and any holder of Dissenting Shares (but only for so long as such shares constitute Dissenting Shares in accordance with Section 2.9).

“Shortfall Amount” has the meaning set forth in Section 2.8(c).

“Software” means computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, tools, designs, and other content, materials, features, and documentation thereof, including without limitation any of the foregoing which is used, accessed, licensed, marketed, and/or distributed as an externally-hosted, network-based, and/or remotely accessed “Software as a Solution” (SaaS), service bureau arrangement, or similar service.

“StartEngine” means StartEngine Crowdfunding, Inc.

“StartEngine Investors” has the meaning set forth in Section 7.2(a).

“Stock Certificate” means a certificate or certificates, or an instrument or instruments, which immediately prior to the Effective Time represented outstanding shares of Capital Stock.

“Stock Option Plan” means the Solectrac Inc. 2019 Equity Incentive Plan.

“Stockholder(s)” means the holders of shares of Capital Stock.

“Stockholder Percentage” means a fraction, expressed as a percentage, (a) the numerator of which is equal to the aggregate amount of Per Share Closing Consideration payable to the Stockholders pursuant to Section 2.5(b) and (b) the denominator of which is equal to the sum of (i) the aggregate amount of Per Share Closing Consideration payable to the Stockholders pursuant to Section 2.5(b) plus (ii) the aggregate amount of Option Closing Consideration payable to the Optionholders pursuant to Section 2.5(c).

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (a) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Surviving Corporation” has the meaning set forth in Section 2.2(a).

“Target Net Working Capital” means Two Million Five Hundred Thousand Dollars ($2,500,000), including for the avoidance of doubt, Cash.

“Tax” or “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, alternative minimum add-on minimum, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, real property, personal property, unclaimed property, escheat, social security, unemployment, payroll, license, employee, withholding, excise production, value added, occupancy, transfer, real property gains, value added, excise, occupation, customs, duties, documentary, registration and other taxes, duties or assessments of any nature whatsoever imposed by a Governmental Authority, together with all interest, penalties or additions to tax attributable to such taxes and any Liability for Taxes of another Person by Contract (including any Tax Sharing Agreement), as a transferee or successor, or under § 1.1502-6 of the Treasury Regulations or analogous state, local or foreign Law, or otherwise, whether disputed or not.

“Tax Contest” shall mean any audit, hearing, examination, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim, proceeding or other Litigation commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a Liability for Taxes.

“Tax Return” means any report, return, statement, form or other written information (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed by the Company with a Taxing Authority in connection with any Taxes and any amendment thereto.

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract or arrangement (including any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document).

“Taxing Authority” shall mean any government or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Top Customers” has the meaning set forth in Section 3.23(a).

“Top Suppliers” has the meaning set forth in Section 3.23(b).

“Trade Secrets” means trade secrets (whether defined and/or protectable by statute, common law, or any other source of applicable Law), know-how, inventions (whether or not patentable), discoveries, improvements, technology, industrial designs, business and technical information, databases, data compilations and collections, tools, methods, processes, formulae, techniques, plans, proposals, research, pricing, cost information, and other confidential and proprietary information and all rights therein.

“Trademarks” means trademarks, service marks, brands, certification marks, logos, trade dress, trade names, taglines, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing.

“Transaction Expenses” means all third-party fees, costs, expenses, and payments incurred, whether or not billed or accrued, by the Company in connection with, arising from or relating to the Contemplated Transactions, including (a) fees and disbursements of counsel, financial advisors, Consultants and accountants (including, for the avoidance of doubt, the fees and expenses of the Securityholders’ Representative), (b) filing fees and expenses incurred by the Company in connection with any filing by the Company with a Governmental Authority, (c) any severance, change-in-control, termination, retention, sale bonus, incentive or similar amounts or benefits payable or due to any current or former employee, director or independent consultant of the Company as a result of or in connection with the Contemplated Transactions, together with the employer portion of any applicable payroll Taxes owed with respect to the foregoing, (d) fifty percent (50%) of the fees and expenses of the Paying Agent, and (e) fifty (50%) of the fees and expenses of the Escrow Agent; provided, that “Transaction Expenses” shall not include: (i) any amounts payable pursuant to the Retention Plan; (ii) Taxes and all amounts otherwise included in the calculation of Closing Net Working Capital; (iii) fifty percent (50%) of the fees and expenses of the Paying Agent; and (iv) fifty percent (50%) of the fees and expenses of the Escrow Agent.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Contemplated Transactions.

“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time (including any successor regulations).

“VWAP” means, with respect to a given date, the volume weighted average price for a share of Parent Common Stock on the principal United States securities exchange on which such security is traded (which is currently NASDAQ) during the thirty (30)-day period ending at 4:00 p.m. New York time (or such other time as such exchange publicly announces is the official close of trading) on such date.

“Working Capital Escrow Account” has the meaning set forth in Section 2.6(d)(i).

“Working Capital Escrow Amount” means $200,000.

1.2.          Rules of Construction.

Unless the context otherwise requires (a) a capitalized term has the meaning assigned to it, (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP, (c) references in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be, (d) references to Articles, Sections and Exhibits shall refer to articles, sections and exhibits of this Agreement, unless otherwise specified, (e) the headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof, (f) this Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted, (g) all monetary figures shall be in United States dollars unless otherwise specified, (h) references to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified, and (i) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if.” The phrases “has provided,” “made available,” “delivered” “furnished to” or similar phrases used in this Agreement mean that, for any document, the subject document was delivered to Parent and its Representatives in connection with the Contemplated Transactions prior to 5:00 p.m. Eastern Time at least two (2) Business Days prior to the date of this Agreement, and remained accessible to the Parent and its Representatives through the Closing Date.

ARTICLE II
The Merger

2.1.          Closing.

The closing of the Contemplated Transactions (the “Closing”) will take place remotely via the electronic exchange of signature pages and closing deliverables at 10:00 A.M. New York time on the date hereof or such other date, place or time as Parent and the Company may agree. The day on which the Closing actually occurs is referred to herein as the “Closing Date”.

2.2.          The Merger.

(a)                Upon the terms and subject to the conditions hereof, and in accordance with the CCC, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and the Company, as the corporation surviving the Merger (the “Surviving Corporation”), shall by virtue of the Merger continue its corporate existence under the laws of the State of California.

(b)               The Merger shall become effective at the date and time (the “Effective Time”) when the certificate of merger (the “Certificate of Merger”) shall have been duly executed and filed with the Secretary of State of the State of California in accordance with the CCC, or at such other time as is specified in the Certificate of Merger in accordance with the CCC, which Certificate of Merger shall be filed on the Closing Date as soon as practicable following the Closing.

(c)               From and after the Effective Time, the Merger shall have the effects set forth in the CCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, and duties of the Company and Merger Sub shall become debts, liabilities, obligations and duties of the Surviving Corporation. For the avoidance of doubt, all references herein to the Company relating to the period following the Closing shall be deemed to refer to the Surviving Corporation.

2.3.          Articles of Incorporation and Bylaws.

At the Effective Time, the articles of incorporation and the bylaws of Merger Sub shall be the articles of incorporation and the bylaws, respectively, of the Surviving Corporation (except that the name of the corporation shall be the name of the Company) until thereafter amended in accordance with the CCC.

2.4.          Directors and Officers.

Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the directors of the Company serving in such capacity immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the officers of the Company serving in such capacity immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

2.5.          Conversion of Shares.

(a)               Conversion of Merger Sub Common Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any party, each share of common stock, par value $0.0001 per share, of Merger Sub (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time, shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation. As of the Effective Time, the shares of Merger Sub Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the holder or holders of such shares shall cease to have any rights with respect thereto, except the right to receive shares of common stock in the Surviving Corporation to be issued in consideration therefore as provided herein, without interest. After the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock.

(b)               Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any party:

(i)               Conversion of Company Common Stock. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares that are Dissenting Shares, Excluded Shares, or Parent Shares) shall be cancelled and extinguished and shall be converted automatically into the right to receive the Per Share Merger Consideration;

(ii)              Cancellation of Company-Owned Capital Stock. Each share of Capital Stock issued and outstanding immediately prior to the Effective Time held by the Company (the “Excluded Shares”) shall be cancelled and extinguished as of the Effective Time and no consideration will be delivered or deliverable in exchange therefor;

(iii)            Cancellation of Parent-Owned Capital Stock. Each share of Capital Stock issued and outstanding immediately prior to the Effective Time held by Parent (the “Parent Shares”) shall be cancelled and extinguished as of the Effective Time and no consideration will be delivered or deliverable in exchange therefor; and

(iv)             Cancellation of Authorized, Unissued Capital Stock. Each share of Capital Stock that is authorized but unissued immediately prior to the Effective Time (including those held in the treasury of the Company) shall be cancelled and extinguished.

Each Stock Certificate outstanding immediately prior to the Effective Time shall be cancelled and replaced with an electronic book entry (a “Book Entry”) such that all shares of Capital Stock are solely reflected as Book Entries in the Company. Each share of Capital Stock to be converted into the right to receive the Per Share Merger Consideration as provided in this Section 2.5(b) shall be automatically cancelled and shall cease to exist, and the record holders of the shares represented by Book Entry immediately prior to the Effective Time shall cease to have any rights with respect to such Capital Stock other than the right to receive, in accordance with Section 2.7, the Per Share Merger Consideration.

(c)                Company Options. Parent shall not assume any Option in connection with the Contemplated Transactions. Each Option shall vest in full immediately prior to the Effective Time and, at the Effective Time, by virtue of the Merger and without any action on the part of any party, each Option issued, outstanding and unexercised immediately prior to the Effective Time shall be cancelled and extinguished and each Optionholder shall cease to have any rights with respect thereto other than the right to receive, solely with respect to In-the-Money Options, consideration equal to (i) the Option Consideration multiplied by (ii) the number of shares of Common Stock underlying each In-the-Money Option (such consideration to be paid as promptly as practicable following the Closing, subject to receipt of a letter of transmittal as set forth in this Agreement from each respective holder of Company Options). For the avoidance of doubt, all Out-of-Money Options shall be cancelled and shall not have any right to receive any consideration in respect thereof. The board of directors of the Company has adopted all resolutions and taken all actions necessary to effectuate the provisions of this Section 2.5(c) and cause the Stock Option Plan to terminate at or prior to the Effective Time.

(d)               Company Restricted Stock. Each share of Restricted Stock issued and outstanding as of immediately prior to the Effective Time shall vest in full immediately prior to the Effective Time and shall be entitled to receive the consideration set forth in Section 2.5(b)(i).

(e)                Transfers. From and after the Effective Time, the stock transfer ledger of the Company shall be closed and there shall be no further registration of transfers on the ledgers of the Surviving Corporation of any shares of Capital Stock.

2.6.          Closing Consideration.

(a)               The aggregate consideration to be received by the Selling Securityholders in exchange for the Capital Stock and In-the-Money Options at the Closing (the “Closing Consideration”) shall be equal to (a) Eighteen Million Seventy Eight Thousand Dollars ($18,078,000) plus (b) the product of (i) (A) the ITM Exercise Price less (B) Estimated Closing Indebtedness plus (C) the amount, if any, by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital less (D) the amount, if any, by which the Estimated Closing Net Working Capital is less than the Target Net Working Capital less (E) Estimated Closing Transaction Expenses, multiplied by (ii) the Selling Securityholder Percentage, less (c) the Indemnity Escrow Amount, less (d) the Working Capital Escrow Amount, less (e) the Expense Fund.

(b)               At least three (3) Business Days prior to the Closing, the Company shall deliver to Parent a statement, certified by the chief executive officer of the Company, setting forth (i) the Company’s good faith estimate of Closing Indebtedness (the “Estimated Closing Indebtedness”), Closing Net Working Capital (the “Estimated Closing Net Working Capital”), and Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”), together with reasonable supporting documentation, and (ii) a calculation of the Closing Consideration based upon such estimates. Parent shall have the opportunity to review all materials and information used by the Company and its respective Representatives in preparing such estimate, and the Company shall make available such personnel as are reasonably necessary to assist Parent in its review of the Closing Date Statement. Such statement, as and to the extent accepted by Parent in its good faith reasonable discretion, is referred to herein as the “Closing Date Statement.”

(c)               On the date that is three (3) days prior to the Closing, the Company shall deliver to Parent a statement (the “Allocation Statement”) that sets forth a detailed breakdown of all amounts payable at the Closing pursuant to this Article II (and in accordance with the terms of this Agreement), including:

(i)                the names and addresses of each Securityholder;

(ii)              the number of shares of Capital Stock held by each Stockholder as of immediately prior to the Effective Time;

(iii)            the number of Options held by each Optionholder as of immediately prior to the Effective Time, together with the exercise price of each such Option, the number of shares of Common Stock subject to each such Option, and an indication of whether such Option is an In-the-Money Option or an Out-of-Money Option;

(iv)             the Fully Diluted Share Number and the Fully Diluted Selling Securityholder Share Number;

(v)               the Selling Securityholder’s Individual Percentage;

(vi)             the Per Share Closing Consideration and the Option Closing Consideration;

(vii)           for each Selling Securityholder the portion (expressed in both percentage interest and dollar terms) of the Closing Consideration to be paid to such Selling Securityholder;

(viii)        the portion of the Option Closing Consideration to be paid by (A) the Paying Agent pursuant to Section 2.7(b)(i)(A) and (B) the Paying Agent pursuant to Section 2.7(b)(i)(B);

(ix)             the share of each Selling Securityholder, in percentage interest terms (i.e. the Selling Securityholder’s Individual Percentage), of (A) the Indemnity Escrow Amount, (B) the Working Capital Escrow Amount, and (C) any Shortfall Amount; and

(x)               the share of each Selling Securityholder, in percentage interest terms (i.e. the Selling Securityholder’s Individual Percentage), of (A) the 2021 Earnout Consideration, (B) the 2022 Earnout Consideration, and (C) the 2023 Earnout Consideration.

The Allocation Statement shall be subject to Parent’s review and approval and shall be certified by the chief executive officer of the Company on behalf of the Company as the complete and accurate calculation of all amounts to be paid by Parent to payees pursuant to this Agreement.

(d)               Upon the Effective Time, Parent shall:

(i)                 deliver, or cause to be delivered, to the Escrow Agent, by wire transfer of immediately available funds, (A) the Indemnity Escrow Amount, which shall be held in a segregated account administered by the Escrow Agent in accordance with this Agreement and the Escrow Agreement (the “Indemnity Escrow Account”) in order to secure the obligations of the Selling Securityholders pursuant to Article VII and to be released in accordance with the provisions thereof and the Escrow Agreement, and (B) the Working Capital Escrow Amount, which shall be held in a segregated account administered by the Escrow Agent in accordance with this Agreement and the Escrow Agreement (the “Working Capital Escrow Account”) in order to secure the obligations of the Selling Securityholders in respect of the post-Closing purchase price adjustment set forth in Section 2.8 and to be released in accordance with this Agreement and the Escrow Agreement.

(ii)              deliver, or cause to be delivered, to the Paying Agent, by wire transfer of immediately available funds to an account designated by the Paying Agent, for further distribution to the Selling Securityholders in accordance with Section 2.7(a)(i) and the Allocation Statement, an amount in cash equal to the Aggregate Stockholder Closing Proceeds; and

(iii)             deliver, or cause to be delivered, to the Paying Agent, in accordance with the Allocation Statement, by wire transfer of immediately available funds to an account designated by the Paying Agent, for further distribution to the holders of In-the-Money Options in accordance with Section 2.7(c)(i) and the Allocation Statement, an amount in cash equal to the Aggregate Optionholder Closing Proceeds.

(e)               The Merger Consideration delivered by or at the direction of Parent in exchange for the Capital Stock and the Options in accordance with this Article II and the terms of this Agreement and the Ancillary Documents shall be deemed to be full payment and satisfaction of all rights pertaining to all shares of Capital Stock and all Options. The parties hereto acknowledge and agree that (i) the delivery to the Selling Securityholders of the Merger Consideration pursuant to this Agreement and the Ancillary Documents shall be administered by, and shall be the sole responsibility of, the Paying Agent, upon delivery by or at the direction of Parent to the Paying Agent, of the Merger Consideration in accordance with the terms of this Agreement, (ii) Parent shall be entitled to rely on the Allocation Statement in delivering Merger Consideration under this Agreement and neither Parent nor the Surviving Corporation shall be responsible for the calculations or the determinations regarding such calculations in the Allocation Statement, and (iii) after delivering, or causing to be delivered, the Merger Consideration to the Paying Agent neither Parent, the Company, Merger Sub, the Surviving Corporation, nor any of their respective Affiliates shall have any liability to any Person for the allocation or distribution of the Merger Consideration among the Selling Securityholders.

2.7.          Mechanics of Exchange and Surrender.

(a)               Parent, and in reasonable consultation with the Securityholders’ Representative, shall engage the Paying Agent, and among other things, cause the Paying Agent to mail, or send via electronic mail, to each record Stockholder, as soon as practicable after the date of this Agreement, a letter of transmittal in the form attached hereto as Exhibit A (the “Letter of Transmittal”). Upon surrender by a holder of Capital Stock of a duly completed and validly executed Letter of Transmittal, the holder of such Capital Stock shall be entitled to receive in exchange therefor, the consideration to which such holder is entitled pursuant to Section 2.5(b) for each share of Capital Stock formerly represented by a a Book Entry and the Book Entries in respect to the Capital Stock so surrendered through the Letter(s) of Transmittal shall be deemed cancelled. Until so surrendered in accordance with this Section 2.7, each outstanding Book Entry will be deemed for all corporate purposes to evidence only the right to receive the amount of consideration into which such shares of Capital Stock shall be so exchanged. The Parent shall cause the Paying Agent to pay or deliver, as applicable, to the holder of each Book Entry, in accordance with Section 2.7(b)):

(i)                 promptly after the Paying Agent’s receipt of a duly completed and validly executed Letter of Transmittal, the aggregate amount of Per Share Closing Consideration to which such holder is entitled pursuant to Section 2.5(b) and as set forth in the Allocation Statement;

(ii)              promptly after the later to occur of (x) the Paying Agent’s receipt of amounts in respect of the Shortfall Amount (if any) pursuant to Section 2.8(c) and (y) the Paying Agent’s receipt of a duly completed and validly executed Letter of Transmittal, the aggregate Per Share Shortfall Consideration to which such holder is entitled pursuant to Section 2.5(b) and as set forth in the Allocation Statement;

(iii)            promptly after the later to occur of (x) the Paying Agent’s receipt of any amounts released from the Working Capital Escrow Account pursuant to Section 2.8(c) or Section 2.8(d) and (y) the Paying Agent’s receipt of a duly completed and validly executed Letter of Transmittal, the aggregate Per Share Working Capital Escrow Consideration to which such holder is entitled pursuant to Section 2.5(b) and as set forth in the Allocation Statement;

(iv)             promptly after the later to occur of (x) the Paying Agent’s receipt of any amounts released from the Indemnity Escrow Account pursuant to Section 7.3 and (y) the Paying Agent’s receipt of a duly completed and validly executed Letter of Transmittal, the aggregate Per Share Indemnity Escrow Consideration to which such holder is entitled pursuant to Section 2.5(b) and as set forth in the Allocation Statement; and

(v)               promptly after the later to occur of (x) the Paying Agent’s receipt of amounts in respect of Earnout Consideration and (y) the Paying Agent’s receipt of a duly completed and validly executed Letter of Transmittal, the aggregate Per Share Earnout Consideration to which such holder is entitled pursuant to Section 2.5(b) and as set forth in the Allocation Statement.

(b)               As soon as practicable after the date of this Agreement, the Surviving Corporation shall distribute to each holder of outstanding Options an option cancellation agreement, in substantially the form attached hereto as Exhibit B (an “Option Cancellation Agreement”). The Merger Consideration payable to holders of In-the-Money Options shall be paid as follows:

(i)                 with respect to the Closing Consideration, (A) for In-the-Money Options held by Persons who are employees of the Company at the time of payment, on the first payroll date to occur on or after the Surviving Corporation’s receipt of a duly completed and validly executed Option Cancellation Agreement from such a holder, the Surviving Corporation shall cause Paying Agent to deliver to such holder the aggregate amount of Option Closing Consideration to which such holder is entitled pursuant to Section 2.5(c) and as set forth in the Allocation Statement, and (B) for In-the-Money Options held by Persons who are not employees of the Company at the time of payment, promptly following the Surviving Corporation’s receipt of a duly completed and validly executed Option Cancellation Agreement from such a holder, Parent shall cause the Paying Agent to deliver to such holder the aggregate amount of Option Closing Consideration to which such holder is entitled pursuant to Section 2.5(c) and as set forth in the Allocation Statement;

(ii)              with respect to the Shortfall Amount, (A) for In-the-Money Options held by Persons who are employees of the Company at the time of payment, on the first payroll date to occur on or after the later to occur of amounts becoming payable to the Selling Securityholders in respect of the Shortfall Amount (if any) pursuant to Section 2.8(c) and the Surviving Corporation’s receipt of a duly completed and validly executed Option Cancellation Agreement from such a holder, the Surviving Corporation shall cause the Paying Agent to deliver to such holder the aggregate amount of Per Share Shortfall Consideration to which such holder is entitled pursuant to Section 2.5(c) and as set forth in the Allocation Statement, and (B) for In-the-Money Options held by Persons who are not employees of the Company at the time of payment, upon the later to occur of amounts becoming payable to the Selling Securityholders in respect of the Shortfall Amount (if any) pursuant to Section 2.8(c) and the Surviving Corporation’s receipt of a duly completed and validly executed Option Cancellation Agreement from such a holder, Parent, in reasonable consultation with the Securityholders’ Representative, shall cause the Paying Agent to deliver to such holder the aggregate amount of Option Closing Consideration to which such holder is entitled pursuant to Section 2.5(c) and as set forth in the Allocation Statement;

(iii)            with respect to any amounts released from the Working Capital Escrow Account for distribution to the Selling Securityholders pursuant to Section 2.8(c) or Section 2.8(d), (A) for In-the-Money Options held by Persons who are employees of the Company at the time of payment, on the first payroll date to occur on or after the later to occur of such amounts being released from the Working Capital Escrow Account and the Surviving Corporation’s receipt of a duly completed and validly executed Option Cancellation Agreement from such a holder, the Surviving Corporation shall cause the Paying Agent to deliver to such holder the aggregate amount of Per Share Working Capital Escrow Consideration to which such holder is entitled pursuant to Section 2.5(c) and as set forth in the Allocation Statement, and (B) for In-the-Money Options held by Persons who are not employees of the Company at the time of payment, promptly following the later to occur of such amounts being released from the Working Capital Escrow Account and the Surviving Corporation’s receipt of a duly completed and validly executed Option Cancellation Agreement from such a holder, Parent, in reasonable consultation with the Securityholders’ Representative, shall cause the Paying Agent to deliver to such holder the aggregate amount of Per Share Working Capital Escrow Consideration to which such holder is entitled pursuant to Section 2.5(c) and as set forth in the Allocation Statement;

(iv)             with respect to any amounts released from the Indemnity Escrow Account for distribution to the Selling Securityholders pursuant to Section 7.3, (A) for In-the-Money Options held by Persons who are employees of the Company at the time of payment, on the first payroll date to occur on or after the later to occur of such amounts being released from the Indemnity Escrow Account and the Surviving Corporation’s receipt of a duly completed and validly executed Option Cancellation Agreement from such a holder, the Surviving Corporation shall cause the Paying Agent to deliver to such holder the aggregate amount of Per Share Indemnity Escrow Consideration to which such holder is entitled pursuant to Section 2.5(c) and as set forth in the Allocation Statement, and (B) for In-the-Money Options held by Persons who are not employees of the Company at the time of payment, promptly following the later to occur of such amounts being released from the Indemnity Escrow Account and the Surviving Corporation’s receipt of a duly completed and validly executed Option Cancellation Agreement from such a holder, Parent, in reasonable consultation with the Securityholders’ Representative, shall cause the Paying Agent to deliver to such holder the aggregate amount of Per Share Indemnity Escrow Consideration to which such holder is entitled pursuant to Section 2.5(c) and as set forth in the Allocation Statement; and

(v)               with respect to any Earnout Consideration that becomes payable to the Selling Securityholders pursuant to Section 2.10, (A) for In-the-Money Options held by Persons who are employees of the Company at the time of payment, on the first payroll date to occur on or after the later to occur of such Earnout Consideration becoming payable pursuant to Section 2.10 and the Surviving Corporation’s receipt of a duly completed and validly executed Option Cancellation Agreement from such a holder, the Surviving Corporation shall cause the Paying Agent to deliver to such holder the aggregate amount of Per Share Earnout Consideration to which such holder is entitled pursuant to Section 2.5(c) and as set forth in the Allocation Statement, and (B) for In-the-Money Options held by Persons who are not employees of the Company at the time of payment, promptly following the later to occur of such Earnout Consideration becoming payable pursuant to Section 2.10 and the Surviving Corporation’s receipt of a duly completed and validly executed Option Cancellation Agreement from such a holder, Parent, in reasonable consultation with the Securityholders’ Representative, shall cause the Paying Agent to deliver to such holder the aggregate amount of the Per Share Earnout Consideration to which such holder is entitled pursuant to Section 2.5(c) and as set forth in the Allocation Statement.

(c)               Any portion of the Merger Consideration that remains unclaimed by the Securityholders six (6) months after such portion of the Merger Consideration first becomes payable shall be promptly returned to Parent, and any such Selling Securityholder who has not exchanged a Letter of Transmittal or delivered Option Cancellation Agreements, as applicable, for the Merger Consideration in accordance with this Section 2.7 prior to that time shall thereafter look only to Parent for payment of the applicable portion of the Merger Consideration as set forth in Section 2.5. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation or the Securityholder Representative shall be liable to a holder of shares of Capital Stock or Options, for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Consideration remaining unclaimed by Selling Securityholders one (1) year after such Merger Consideration first becomes payable (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, (i) if the Indemnity Escrow Amount has not been fully released as of such time pursuant to the terms of this Agreement and the Escrow Agreement, a deposit to the Indemnity Escrow Account to be treated (and subsequently released) the same way as the funds therein (and if such amount remains unclaimed by the applicable Selling Securityholder upon the full release of the Indemnity Escrow Amount, such amount shall become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto) or (ii) if the Indemnity Escrow has previously been fully released as of such time pursuant to the terms of this Agreement and the Escrow Agreement, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(d)               If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Book Entry is registered, it shall be a condition to such payment that (i) such Book Entry shall be properly endorsed, as applicable, or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e)               Unless otherwise provided herein, no interest shall be paid or shall accrue on any consideration payable or deliverable upon delivery of a duly completed and validly executed Letter of Transmittal or an Option Cancellation Agreement.

2.8.          Purchase Price Adjustment.

(a)               As promptly as possible, but in any event within ninety (90) days after the Closing Date, Parent shall deliver to the Securityholders’ Representative a written statement (the “Preliminary Statement”) showing the calculation of (i) Closing Indebtedness, Closing Net Working Capital, and Closing Transaction Expenses and (ii) the Closing Consideration substituting the Closing Indebtedness, Closing Net Working Capital, and Closing Transaction Expenses as set forth in the Preliminary Statement for the Estimated Closing Indebtedness, Estimated Closing Net Working Capital, and Estimated Closing Transaction Expenses as set forth in the Closing Date Statement, respectively (the “Final Closing Consideration”). Each of Parent and the Securityholders’ Representative shall provide the other party and its Representatives with reasonable access to the books and records of the Company and relevant personnel and properties during the preparation of the Preliminary Statement and the resolution of any disputes that may arise under this Section 2.8.

(b)               If the Securityholders’ Representative has any objections to the Preliminary Statement, the Securityholders’ Representative shall deliver to Parent a statement setting forth his objections thereto and reasonable detail and with reasonable supporting documentation (an “Objections Statement”). If an Objections Statement is not delivered to Parent within thirty (30) days after delivery of the Preliminary Statement, the Preliminary Statement shall be final, binding and non-appealable by the parties hereto. Any item or amount as to which no dispute is raised in the Objections Statement shall be final, binding and non-appealable on the parties thereto, unless such item or amount is by its nature adjusted in connection with the matters raised in the Objections Statement. The Securityholders’ Representative and Parent shall negotiate in good faith to resolve any objections set forth in an Objections Statement, and any resolution agreed to in writing by the Securityholders’ Representative and Parent shall be final and binding upon the parties. If the Securityholders’ Representative and Parent are unable to reach a resolution of all such objections within fifteen (15) days after the delivery of the Objections Statement, the Securityholders’ Representative and Parent shall submit such dispute to a jointly selected arbiter from a nationally recognized independent public accounting firm (the “Auditor”), who shall be appointed as an expert and not as an arbitrator. If the Securityholders’ Representative and Parent are unable to agree upon an Auditor, each party shall select a nationally recognized independent public accounting firm and such chosen firms shall mutually agree upon a nationally recognized independent public accounting firm that shall serve as the Auditor; provided, that such firm shall not be the independent auditor of (or otherwise serve as a Consultant to) Parent, the Company, or any of their respective Affiliates. Each of the Securityholders’ Representative and Parent shall furnish to the Auditor a statement setting forth its position with respect to each item or amount set forth in the Objections Statement that remains unresolved following such fifteen (15)-day period (each, a “Disputed Line Item”), together with such other information and documents as it deems relevant (each such party’s “Dispute Resolution Submission”), with copies of such submission and all such documents and information being concurrently given to the other party. The Auditor shall consider only the Disputed Line Items identified in the Dispute Resolution Submission (and items related directly thereto). The Auditor’s determination shall be based solely on (i) the definition of Closing Cash, Closing Indebtedness, Closing Net Working Capital, and Closing Transaction Expenses contained herein and (ii) the Dispute Resolution Submissions provided by the Securityholders’ Representative and Parent which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Securityholders’ Representative and Parent shall use their commercially reasonable efforts to cause the Auditor to resolve all disagreements as soon as practicable. The Auditor shall select as a resolution, for each item in dispute, either the position(s) of Parent or the position(s) of the Securityholders’ Representative as set forth in their respective Dispute Resolution Submissions and in each case based upon which party’s positions are closest to the determinations of the Auditor. The resolution of all Disputed Line Items by the Auditor shall be final, binding and non-appealable on the parties hereto. The costs and expenses of the Auditor shall be borne by the Selling Securityholders, on the one hand, and Parent, on the other hand, in the same proportion that the aggregate amount of the items unsuccessfully disputed by each (as finally determined by the Auditor) bears to the aggregate amount of the disputed items submitted to the Independent Auditor for review and resolution.

(c)               If the Closing Consideration as set forth in the Closing Date Statement is less than the Closing Consideration as set forth in the Final Statement (such shortfall, the “Shortfall Amount”), then within two (2) Business Days following the Final Determination Date (i) Parent shall deliver or cause to be delivered to the Paying Agent, by wire transfer of immediately available funds, for further distribution to the Selling Securityholders in accordance with Section 2.7(a)(ii) and Section 2.7(c)(ii), as applicable, an aggregate amount equal to the Shortfall Amount, and (ii) Parent and the Securityholders’ Representative shall deliver joint written instructions to the Escrow Agent to disburse from the Working Capital Escrow Account to the Paying Agent, for further distribution to the Selling Securityholders in accordance with Section 2.7(a)(iii) and Section 2.7(c)(iii), as applicable, an amount equal to the aggregate amount then remaining in the Working Capital Escrow Account.

(d)               If the Closing Consideration as set forth in the Closing Date Statement is greater than the Closing Consideration as set forth in the Final Statement (such excess, the “Excess Amount”), then Parent shall satisfy the Excess Amount (i) first, from amounts then remaining in the Working Capital Escrow Account, (ii) second, to the extent that the Excess Amount exceeds the amounts then remaining in the Working Capital Escrow Account, from amounts then remaining in the Indemnity Escrow Account, and (iii) thereafter, to the extent that the Excess Amount exceeds the amounts then remaining in the Working Capital Escrow Account and the Indemnity Escrow Account, directly from the Primary Securityholders on a several but not joint basis in accordance with their respective Indemnification Percentages; provided that Parent shall first, before seeking such Excess Amount directly from the Primary Securityholders, if reasonably practicable, offset any portion of the Excess Amount in excess of amounts remaining in the Working Capital Escrow Account and the Indemnity Escrow Account against any portion of the Earnout Consideration that has become deliverable but has not yet been delivered to the Selling Securityholders pursuant to Section 2.10. In the event that there is an Excess Amount, within two (2) Business Days following the Final Determination Date (A) Parent and the Securityholders’ Representative shall deliver joint written instructions to the Escrow Agent to disburse from the Working Capital Escrow Account (and the Indemnity Escrow Account, if applicable) to Parent an amount equal to the Excess Amount (or such lesser amount as then remains in the Working Capital Escrow Account (and the Indemnity Escrow Account, if applicable)) and (B) if, after disbursement to Parent of the Excess Amount in accordance with this Section 2.8(d), any amount remains in the Working Capital Escrow Account, then Parent and the Securityholders’ Representative shall deliver joint written instructions to the Escrow Agent to disburse from the Working Capital Escrow Account to the Paying Agent, for further distribution to the Selling Securityholders in accordance with Section 2.7(a)(iii) and Section 2.7(c)(iii), as applicable, an amount equal to the aggregate amount that so remains in the Working Capital Escrow Account.

(e)               Notwithstanding anything herein to the contrary, the authority of the Auditor under this Section 2.8 shall be limited solely to the resolution of the calculation of the Disputed Line Items as set forth herein, and all other disputes between the parties (including with respect to the contractual interpretation of this Section 2.8) shall be resolved in accordance with Section 8.11.

2.9.          Dissenting Shares.

(a)               Notwithstanding anything in this Agreement to the contrary, shares of Capital Stock (including, for avoidance of doubt, any shares of Capital Stock issued or issuable upon the exercise, prior to the Closing, of any Options), if any, as to which the holder thereof shall have (i) properly demanded that the Company purchase such shares of Common Stock for fair market value in accordance with, and otherwise complied with and perfected such holder’s rights under, the provisions of Chapter 13 of the CCC (“Chapter 13”), and (ii) not effectively withdrawn or lost such holder’s rights to demand purchase for such shares of Common Stock for fair market value pursuant to Chapter 13 (shares satisfying the immediately preceding clauses (i) and (ii), “Dissenting Shares”), shall not be converted into the right to receive the applicable Per Share Merger Consideration payable pursuant to Section  2.5(b), but instead at the Effective Time shall become entitled only to payment from the Surviving Corporation of the fair market value of such shares of Common Stock determined in accordance with Chapter 13, without interest (it being understood and acknowledged that (A) at the Effective Time, (I) such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled, and shall cease to exist, and (II) such holder shall cease to have any rights with respect thereto other than the right to receive the fair market value of such Dissenting Shares as determined in accordance with Chapter 13, and (B) Parent shall be entitled to retain or receive all Merger Consideration to which such Dissenting Shares would have been entitled pursuant to Section  2.5(b) had such shares of Common Stock not been Dissenting Shares); provided, however, that if any such holder fails to perfect or otherwise waives, withdraws, or loses the right to payment of the fair market value of such Dissenting Shares under Chapter 13, then (I) the right of such holder to be paid the fair market value of such holder’s Dissenting Shares pursuant to Chapter 13 shall cease, (II) such shares of Common Stock shall cease to be Dissenting Shares, (III) such shares of Common Stock shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the portion of the Per Share Merger Consideration, if any, to which such holder is entitled under Section  2.5(b), upon surrender of the Book Entry, in each case pursuant to the exchange procedures set forth in Section 2.7. and (IV) Parent shall pay to the Paying Agent (for remittance to such holder) any portion of the Per Share Merger Consideration retained, or received from the Payment Agent, in respect of such previously Dissenting Shares.

(b)               As soon as practicable after the approval of the Merger by the Company’s shareholders, to the extent required by the CCC, and in any event not later than ten (10) days following such approval, the Company shall mail to each shareholder of the Company that is entitled to such notice (pursuant to Chapter 13), a notice of such approval of the Merger, which notification shall include the information and materials required by Section 1301(a) of the CCC (including the price determined by the Company, with written approval of Parent, to represent the fair market value of any Dissenting Shares).  Parent shall make payment for Dissenting Shares that do cease to be Dissenting Shares as provided in Section 2.9(a) and the applicable provisions of Sections 1303, 1304, 1305 and 1308 of the CCC.

(c)               During the period from the date hereof to the Closing Date, the Company shall give Parent (i) prompt notice of any notice or written threat to demand appraisal under the CCC or demand for appraisal or purchase under the CCC received by the Company, withdrawals of such demands and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands under the CCC. During such period, the Company shall not make any payment with respect to any such demands, offer to settle or settle any such demands, or use in any offer of payment an estimate of fair value in an amount greater than the applicable Per Share Merger Consideration otherwise payable to the holder demanding appraisal in accordance with this Agreement, in each case, without Parent’s prior written consent, which may be granted or withheld in Parent’s sole discretion.

(d)               Notwithstanding anything in this Article II to the contrary, (i) Parent shall not be obligated to pay or deliver, or cause to be paid or delivered, to the Selling Securityholders any portion of the Merger Consideration in respect of any Dissenting Shares, and any portion of the Merger Consideration paid or delivered to the Selling Securityholders in respect of any Dissenting Shares shall be promptly returned to Parent, upon demand therefor, and (ii) the payment to holders of Capital Stock of consideration under this Agreement (other than in respect of Dissenting Shares, which shall be treated as provided in this Section and under the CCC) shall not be affected by the exercise or potential exercise of appraisal rights or dissenters’ rights under the CCC by any other Company Shareholder, except pursuant to Section 7.2(a).

2.10.        Earnouts and Growth Capital.

(a)               2021 Earnout Consideration. Subject to Section 2.8(d) and Section 7.3(a), if the Company’s Gross Revenue for Fiscal Year 2021 is at least $4,824,714 (equal to 80% of $6,030,927) and its Profit Margin for Fiscal Year 2021 is at least $964,948 (equal to 80% of 20% of $6,030,927) (both preconditions, collectively, referred to as the “2021 Earnout Trigger”), then the Selling Securityholders shall be entitled to receive additional consideration (the “2021 Earnout”) in an aggregate amount equal to the lesser of (i) the Gross Revenue of the Company for Fiscal Year 2021 multiplied by 0.3316 (a fraction equal to $2,000,000 divided by $6,030,927), and (ii) its Profit Margin for Fiscal Year 2021 multiplied by 1.6581 (a fraction equal to $2,000,000 divided by 20% of $6,030,927); provided that in no event shall the Selling Securityholders be entitled to receive consideration in excess of $2,000,000 in respect of the 2021 Earnout. The consideration the Selling Securityholders are entitled to receive in respect of the 2021 Earnout pursuant to this Section 2.10(a) is referred to herein as the “2021 Earnout Consideration.” For purposes of this Section 2.10, the term “Profit Margin” means, with respect to a given period of time, an amount calculated in accordance with Company Accounting Principles applied on a basis consistent with prior periods Since Conversion, equal to Gross Revenue for such period less COGS for such period.

(b)               2022 Earnout Consideration. Subject to Section 2.8(d) and Section 7.3(a), if the Company’s Gross Revenue for Fiscal Year 2022 is at least $12,980,272 (equal to 80% of $16,225,340) and its Profit Margin for Fiscal Year 2021 is at least $2,596,054 (equal to 80% of 20% of $16,225,340) (collectively, the “2022 Earnout Trigger”), then the Selling Securityholders shall be entitled to receive additional consideration (the “2022 Earnout”) in an aggregate amount equal to the lesser of (i) the Gross Revenue of the Company for Fiscal Year 2022 multiplied by 0.1233 (a fraction equal to $2,000,000 divided by $16,225,340), and (ii) its Profit Margin for Fiscal Year 2022 multiplied by 0.6163 (a fraction equal to $2,000,000 divided by 20% of $16,225,340); provided that in no event shall the Selling Securityholders be entitled to receive consideration in excess of $2,000,000 in respect of the 2022 Earnout. The consideration the Selling Securityholders are entitled to receive in respect of the 2022 Earnout pursuant to this Section 2.10(b) is referred to herein as the “2022 Earnout Consideration.”

(c)               2023 Earnout Consideration. Subject to Section 2.8(d) and Section 7.3(a), if the Company’s Gross Revenue for Fiscal Year 2023 is at least $22,177,514 (equal to 80% of $27,721,892) and its Profit Margin for Fiscal Year 2023 is at least $4,435,503 (equal to 80% of 20% of $27,721,892) (collectively, the “2023 Earnout Trigger”), then the Selling Securityholders shall be entitled to receive additional consideration (the “2023 Earnout”) in an aggregate amount equal to the lesser of (i) the Gross Revenue of the Company for Fiscal Year 2023 multiplied by 0.07215 (a fraction equal to $2,000,000 divided by $27,721,892), and (ii) its Profit Margin for Fiscal Year 2023 multiplied by 0.3607 (a fraction equal to $2,000,000 divided by 20% of $27,721,892); provided that in no event shall the Selling Securityholders be entitled to receive consideration in excess of $2,000,000 in respect of the 2023 Earnout. The consideration the Selling Securityholders are entitled to receive in respect of the 2023 Earnout pursuant to this Section 2.10(c) is referred to herein as the “2023 Earnout Consideration,” and the 2023 Earnout Consideration together with the 2021 Earnout Consideration and the 2022 Earnout Consideration, as the “Earnout Consideration.”

(d)               2021 Addback. Solely for purposes of calculating the 2021 Earnout, if and only if the Gross Revenue for Fiscal Year 2021 was less than $6,030,927 and the Gross Revenue for Fiscal Year 2022 exceeds $16,225,340 (the “2022 Revenue Threshold”) (i) the excess of Gross Revenue for Fiscal Year 2022 over the 2022 Revenue Threshold shall be added to the Gross Revenue for Fiscal Year 2021 (the “2021 Addback”), (ii) the calculation of the 2021 Earnout Consideration shall be rerun taking into account the 2021 Addback and (iii) the Selling Securityholders shall be entitled to receive an amount equal to the excess (if any) of (A) the 2021 Earnout Consideration calculated pursuant to clause (ii) over (B) the amount (if any) of 2021 Earnout Consideration that the Selling Securityholders were previously entitled to receive pursuant to this Section 2.10. Any additional amount that the Selling Securityholders are entitled to receive in respect of the 2021 Earnout Consideration pursuant to Section 2.10(d) shall be payable to the Selling Securityholders concurrently with the 2022 Earnout Consideration.

(e)               Growth Capital. In accordance with the terms and conditions of the Commitment Letter, Parent shall make available to the Surviving Corporation up to an aggregate amount of $12,000,000 (the “Growth Capital”) during the three (3)-year period following the Closing Date to be used by the Surviving Corporation for working capital purposes, to support sales and marketing functions, to accelerate product and partnership development, and for such other purposes as may be mutually agreed between Parent, on the one hand, and the executive management team of the Company, on the other hand.

(f)                No Circumvention. During the period from and after the Closing Date through the end of Fiscal Year 2023, Parent shall not, and shall cause its Affiliates not to, take any action, or omit to take any action, the substantial purpose of which, whether direct or indirect, is to circumvent the achievement of any performance threshold on which the Earnouts are based. Additionally, during the same such period, Parent shall not, and shall cause its Affiliates not to, acquire, merge with or otherwise consummate a business combination transaction with a direct competitor of the Company in a manner that is reasonably likely to result in a Material Adverse Effect on the Company during such period(s).

(g)               Earnout Statement. As soon as reasonably practicable following the end of each of Fiscal Year 2021, Fiscal Year 2022 and Fiscal Year 2023, and in any event within ninety (90) days thereafter, Parent shall prepare and deliver to the Securityholders’ Representative a statement (each, an “Earnout Statement”) setting forth (x) calculations of the Gross Revenue and Gross Profit Margin for Fiscal Year 2021, Fiscal Year 2022 (together with a recalculation for Fiscal Year 2021, if applicable), and Fiscal Year 2023, as applicable, and (y) a calculation of the applicable Earnout Consideration (if any) that the Selling Securityholders are entitled to receive based upon the calculations set forth in clause (x) (“Deliverable Earnout Consideration”), together with such additional documentation and data as may be appropriate to support such calculations. In order to allow the Securityholders’ Representative to verify each proposed determination with respect to Deliverable Earnout Consideration, Parent shall provide copies of any books and records of accounting reasonably requested by the Securityholders’ Representative that were used by Parent in reaching such determination and shall afford Representatives of the Securityholders’ Representative reasonable access, upon reasonable advance notice and during normal business hours, to appropriate personnel of Parent and its Affiliates to discuss such books and records. On or before the thirtieth (30th) day after receipt of an Earnout Statement from Parent, the Securityholders’ Representative shall either (i) if the Securityholders’ Representative believes that the calculation of Deliverable Earnout Consideration set forth in such Earnout Statement is inaccurate, deliver to Parent a written notice (an “Earnout Dispute Notice”) setting forth its assertion of such inaccuracy and, in reasonable detail, the Securityholders’ Representative’s basis therefor (an “Earnout Dispute”), or (ii) deliver to Parent a written notice that the Securityholders’ Representative accepts such Earnout Statement and the Deliverable Earnout Consideration set forth therein, or (iii) if the Securityholders’ Representative has a good faith basis that there exists a bona fide dispute between the parties concerning the Earnout Statement that does not solely relate to, or which is not solely based on, calculations therein the Securityholders’ Representative shall deliver a Notice of Dispute for resolution of the Dispute pursuant to Section 8.11. If the Securityholders’ Representative does not deliver an Earnout Dispute Notice or a Notice of Dispute, as applicable, to Parent on or before the thirtieth (30th) day after receipt of an Earnout Statement from Parent, then the Securityholders’ Representative shall be deemed to have conclusively accepted such Earnout Statement and the Deliverable Earnout Consideration set forth therein. In the event that the Securityholders’ Representative delivers to Parent a Notice of Dispute timely, as set forth above regarding disputes that are not related to the calculations set forth in the Earnout Statement, the provisions of Section 8.11 shall apply. In the event that the Securityholders’ Representative does deliver to Parent an Earnout Dispute Notice prior to the expiration of such thirty (30)-day period, Parent and the Securityholders’ Representative shall endeavor in good faith to resolve any Earnout Dispute by mutual agreement. If, within thirty (30) days after the Securityholders’ Representative delivers an Earnout Dispute Notice to Parent: (i) Parent and the Securityholders’ Representative are able to reach a mutually satisfactory resolution of such Earnout Dispute, then such Earnout Statement shall be revised to reflect such resolution, and such Earnout Statement will be final, binding and conclusive (provided, however, Section 8.11 shall apply in the event the Securityholders’ Representative has delivered a Notice of Dispute in accordance with the terms herein); or (ii) Parent and the Securityholders’ Representative are unable to reach a mutually satisfactory resolution of such Earnout Dispute, then: (A) Parent and the Securityholders’ Representative shall promptly submit such Earnout Dispute to a nationally recognized independent public accounting firm mutually selected by Parent and the Securityholders’ Representative (the “Earnout Auditor”); (B) if Parent and the Securityholders’ Representative are unable to agree upon an Earnout Auditor, each party shall select a nationally recognized independent public accounting firm and such chosen firms shall mutually agree upon a nationally recognized independent public accounting firm that shall serve as the Earnout Auditor; provided, that such firm shall not be the independent auditor of (or otherwise serve as a Consultant to) Parent, the Company, or any of their respective Affiliates; (C) each of Parent and the Securityholders’ Representative shall furnish to the Earnout Auditor a statement setting forth its position with respect to such Earnout Dispute together with such other information and documents as it deems relevant (each such party’s “Earnout Dispute Submission”), with copies of such submission and all such documents and information being concurrently given to the other party; (D) the Earnout Auditor shall consider only the disputed matters identified in the Earnout Dispute Submission (the “Disputed Line Items”); (E) the Earnout Auditor’s determination shall be based solely on the Earnout Dispute Submissions provided by Parent and the Securityholders’ Representative which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review); (F) the Securityholders’ Representative and Parent shall use their commercially reasonable efforts to cause the Earnout Auditor to resolve all disagreements as soon as practicable, and in no event later than forty-five (45) days following delivery of the earlier of the Earnout Dispute Submissions; (G) the Earnout Auditor shall select as a resolution of the Disputed Line Items, either Parent’s calculation or the Securityholders’ Representative’s calculation with respect to each Disputed Line Item as set forth in their respective Earnout Dispute Submissions based upon which calculations are the most accurate in the reasonable determination of the Earnout Auditor; and (H) the resolution of the Earnout Dispute by the Earnout Auditor shall be final, binding and non-appealable on all parties to this Agreement provided no Notice of Dispute has been delivered by the Securityholders’ Representative. The costs and expenses of the Earnout Auditor shall be borne by the parties in the same proportion that the aggregate amount of the items unsuccessfully dispute by each (as finally determined by the Earnout Auditor) bears to the aggregate amount of the disputed items submitted to the Earnout Auditor for review and resolution. Notwithstanding anything herein to the contrary, the authority of the Earnout Auditor under this Section 2.10(f) shall be limited solely to the resolution of the calculation of the Disputed Line Items in an Earnout Dispute, and all other disputes between the parties (including with respect to the contractual interpretation of this Section 2.10) shall be resolved in accordance with Section 8.11.

(h)               Earnout Determination Action. Within three (3) Business Days following a final determination that the Selling Securityholders are entitled to receive Earnout Consideration, Parent shall deliver or cause to be delivered to the Paying Agent, by wire transfer of immediately available funds, for further distribution to the Selling Securityholders in accordance with Section 2.7(a)(v) and Section 2.7(c)(v), as applicable, an aggregate amount equal to such Earnout Consideration.

(i)                 Books and Records Regarding Earnout. Parent shall keep, and shall cause its Affiliates to keep, adequate books and records of accounting for the purpose of confirming the calculations of the 2021 Earnout Consideration, 2022 Earnout Consideration, and 2023 Earnout Consideration for a period of at least one (1) year following the end of Fiscal Year 2023.

(j)                 Nature of Earnout Consideration (As Cash or Parent Common Stock). With respect to each Earnout Consideration that becomes payable or deliverable to the Selling Securityholders pursuant to this Section 2.10, each Selling Securityholder shall have the option to receive all (but not less than all) of such Earnout Consideration in the form of shares of Parent Common Stock rather than in cash; provided that (w) such Securityholder is an “accredited investor” as defined in Rule 501(a) under the Securities Act, (x) the issuance by Parent of such shares to such Securityholder would not result in Parent failing to comply with the Securities Act or the rules, regulations and requirements of NASDAQ, (y) such Securityholder delivers to Parent, prior to the expiration of the fiscal year to which such Earnout Consideration relates, a written notice indicating such Securityholder’s desire to receive such Earnout Consideration in the form of shares of Parent Common Stock and (z) such Securityholder thereafter cooperates with Parent and provides Parent with such other information and documentation as Parent may request in order to effect such issuance of shares to such Securityholder. In the event that any portion of any Earnout Consideration is to be paid in the form of shares of Parent Common Stock pursuant to this Section 2.10(i), (1) the number of shares to be issued in respect of such Earnout Consideration shall be equal to (I) the amount of such Earnout Consideration payable to such Securityholder which is being paid in shares of Parent Common Stock divided by (II) the VWAP as of December 31, 2021 (with respect to the 2021 Earnout Consideration), December 31, 2022 (with respect to the 2022 Earnout Consideration), or December 31, 2023 (with respect to the 2023 Earnout Consideration), as applicable, and (2) Parent shall deliver, or cause to be delivered, to the applicable Securityholder(s) the shares that such Securityholder(s) are entitled to receive pursuant to this Section 2.10 in accordance with the procedures set forth Section 2.7(a)(v) and Section 2.7(c)(v), as applicable.

2.11.        Substitution of Cash for Stock Consideration. Notwithstanding anything herein to the contrary, in the event that the issuance of any shares of Parent Common Stock pursuant to this Agreement would result in Parent failing to comply with the Securities Act or the rules, regulations and requirements of NASDAQ, Parent shall have the option, exercisable in its sole discretion, to make payment of the subject Merger Consideration in the form of cash in lieu of such shares of Parent Common Stock.

2.12.        Tax Treatment. The parties hereto intend that for U.S. federal income Tax purposes (and for purposes of any comparable state or foreign Tax Law) the Merger is treated as a sale and purchase of 100% the issued and outstanding shares of stock of the Company and no party hereto shall take any position that is inconsistent with such Tax treatment on any Tax Return or before any Governmental Authority, unless required to pursuant to a “determination” as defined in Section 1313 of the Code. The Company acknowledges and the Securityholders’ Representative acknowledges on behalf of the Selling Securityholders that the Company and the Selling Securityholders are relying on their own Tax advisors in connection with this Agreement, the Merger, and the Contemplated Transactions.

2.13.        Withholding. Notwithstanding anything to the contrary herein, the Parent, its Affiliates and any other applicable withholding agent will be entitled to deduct and withhold from any amounts otherwise payable by it pursuant to this Agreement to any Person such amounts as it reasonably determines must be deducted and withheld from such Person with respect to the making of such payment under any provision of any Law. To the extent that amounts are so deducted, withheld and remitted, such deducted, withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction, withholding and remittance was made.

ARTICLE III
Representations and Warranties of the Company

Except as set forth in the Company Disclosure Schedule (it being agreed that any matter disclosed in the Company Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to which such matter relates so long as the relation of such matter to such other section is reasonably apparent from the description of such matter), the Company represents and warrants to Parent and Merger Sub, as of the date hereof and on and as of the Closing Date, as follows (and for the avoidance of doubt, the following Representations and Warranties are made solely by the Company and not by the Primary Securityholders):

3.1.          Organization and Power.

The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. The Company has full corporate power and authority to execute, deliver and perform this Agreement (as applicable) and the Ancillary Documents to which it is a party and to consummate the Contemplated Transactions subject to the terms and conditions set forth in the Transaction Documents. The Company has all power (corporate or otherwise) and authority, and possesses all governmental licenses, permits, authorizations and approvals, necessary to enable it to own or lease and to operate its properties and assets and carry on its business as currently and historically conducted, except where the failure to possess such power, authority, licenses, permits, authorizations and approvals would not reasonably be expected to result in material Liability or otherwise materially interfere with the conduct of the business of the Company in the manner currently conducted.. The Company is qualified or licensed to conduct its business in the jurisdiction(s) listed on Section 3.1 of the Company Disclosure Schedule.

3.2.          Authorization and Enforceability.

The execution and delivery of this Agreement (as applicable) and the Ancillary Documents to which the Company is a party and the performance by the Company of the Contemplated Transactions has been duly authorized by the board of directors or other governing body (if applicable) of the Company in accordance with applicable Law and the articles of incorporation and bylaws or other similar organizational documents, as applicable, of the Company, and no other organizational proceedings, as applicable, on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement (in accordance with its terms and conditions) (as applicable) and the Ancillary Documents (in accordance with their respective terms and conditions) to which the Company is a party or the consummation of the Contemplated Transactions. This Agreement (as applicable) and each of the Ancillary Documents to be executed and delivered at or prior to the Closing by the Company will be, at the Closing, duly authorized, executed and delivered by the Company and constitutes, or as of the Closing Date will constitute, valid and legally binding agreements of the Company enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to rules of law governing specific performance, injunctive relief and other general equity principles.

3.3.          Capitalization.

(a)               The authorized capital stock of the Company consists solely of (i) 20,000,000 shares of Common Stock, of which 11,244,361 are issued and outstanding (including 600,000 restricted shares). The record owners of all of the issued and outstanding shares of Capital Stock are as set forth on Section 3.3(a) of the Company Disclosure Schedule. All issued and outstanding shares of Capital Stock are duly authorized, have been validly issued and are fully paid and non-assessable, are owned beneficially and of record by the Stockholders, free and clear of any Lien (other than those arising from applicable securities Laws) and free of any restriction on the right to vote, sell or otherwise dispose of such shares of Capital Stock, and were not issued in violation of any preemptive or similar rights. Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, there are no (x) outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Capital Stock, or any securities convertible into or exchangeable for shares of Capital Stock or (y) agreements providing for any calls against, commitments by, or claims against the Company relating to any shares of Capital Stock. Except as set forth on Section 3.3(a)(ii) of the Company Disclosure Schedule, the Company is not a party to and there is not, and immediately after the Closing there will not be, any Contract, right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or stockholders agreement, whether or not the Company is a party thereto, with respect to the purchase, sale or voting of any shares of Capital Stock or any other Equity Securities of the Company. All of the shares of Capital Stock have been issued in compliance with all applicable Laws and the organizational documents of the Company.

(b)               Except for the Stock Option Plan, the Company does not maintain any equity incentive plan or other plan providing for equity compensation of any Person. The Company has reserved 7,500,000 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the Stock Option Plan. Of such reserved shares of Common Stock, (i) Options to purchase 1,510,000 shares have been granted, 20,000 of which were cancelled, and therefore 1,490,000 Options are currently outstanding and (ii) 650,000 shares of restricted stock were issued, 50,000 of which were cancelled, and therefore, 600,000 shares of restricted stock are currently outstanding and 5,410,000 shares of Common Stock remain available for issuance pursuant to the Stock Option Plan. The Company has furnished to Parent complete and accurate copies of the Stock Option Plan and forms of agreements used thereunder. Section 3.3(b) of the Company Disclosure Schedule sets forth (i) the name of each Optionholder, (ii) the number of Options held by such Optionholder, (iii) the exercise price of each such Option, (iv) and the vesting schedule of each such Option. All of the Options have been issued in compliance with all applicable Laws, the Stock Option Plan, and the organizational documents of the Company.

(c)               The Company does not have any Subsidiaries.

3.4.          No Violation.

The execution and delivery by the Company of this Agreement (as applicable) and the Ancillary Documents to which the Company is a party, consummation of the Contemplated Transactions, and compliance with the terms of this Agreement (as applicable) and the Ancillary Documents to which the Company is a party will not (a) conflict with or violate any provision of the articles of incorporation, bylaws or similar organizational documents of the Company, (b) result in any violation of or default, give rise to a right of termination, cause the forfeiture of any right, or require any notice or consent, under (with or without notice or lapse of time or both) any provision of any Contract to which the Company is a party or by which the Company or its properties are bound or affected, (c) assuming that all consents, approvals and authorizations contemplated by Section 3.5 have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to the Company or by which any of its properties are bound or affected, or (d) result in the creation of, or require the creation of, any Lien upon any shares of capital stock or any property of the Company, except, with respect to clauses (b)-(d), as would not reasonably be expected to result in material Liability or otherwise materially interfere with the conduct of the business of the Company in the manner currently conducted.

3.5.          Governmental Authorizations and Consents.

Except for (i) the filing of the Certificate of Merger as provided in this Agreement, and (ii) as set forth on Section 3.5 of the Company Disclosure Schedule, no consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Authority (“Governmental Consents”) are required to be obtained or made by the Company in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents to which the Company is a party or the consummation by the Company of the Contemplated Transactions.

3.6.          Financial Statements.

(a)               Section 3.6(a) of the Company Disclosure Schedule sets forth the following financial statements (the “Financial Statements”): (i) the unaudited balance sheet of the Company as of December 31, 2020, and the related statements of income, Securityholders’ equity and cash flows for the year ending December 31, 2020, and (ii) the reviewed balance sheet of the Company as of December 31, 2019, and the related statements of income, Securityholders’ equity and cash flows for the year ending December 31, 2019, and (iii) the unaudited balance sheet of the Company as of March 31, 2021 (the “Balance Sheet Date”) and the related unaudited statements of income, Securityholders’ equity and cash flows, respectively, for the 3-month period ended on such date (the “Most Recent Financial Statements”). Each of the Financial Statements has been prepared in accordance with Company Accounting Principles consistently applied throughout the periods indicated and consistent with each other (except (i) as may be otherwise indicated in such Financial Statements or the notes thereto and (ii)  to the extent they may exclude footnotes, or, in the case of the unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements and subject to year-end accruals) and fairly presents in all material respects the consolidated financial condition of the Company as of its respective date and the consolidated results of operations and Securityholders’ equity, or cash flows, as the case may be, of the Company for the period covered thereby.

(b)               The financial books and records of the Company have been maintained in accordance with customary business practices and fairly and accurately reflect, in all material respects, on a basis consistent with past periods and throughout the periods involved, (i) the consolidated financial position of the Company and (ii) all transactions of the Company. The Company has never received any advice or notification from its independent accountants that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books and records of the Company any properties, assets, liabilities, revenues, expenses, equity accounts or other accounts.

(c)               The Company does not have any Liabilities (whether or not the subject of any other representation or warranty hereunder), except for Liabilities (i) reflected in the Most Recent Unaudited Financial Statements, (ii) set forth in Section 3.6(c) of the Company Disclosure Schedule, (iii) incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Unaudited Financial Statements, (iv) incurred under this Agreement and the Ancillary Documents or in connection with the Contemplated Transactions, or (v) which otherwise would not be likely to result in a Material Adverse Effect on the Company.

3.7.          Absence of Certain Changes.

(a)               Since the Balance Sheet Date, the Company has conducted its businesses in the ordinary course and in a manner consistent with past practice, and there has not been any Event, individually or together with any other Event, that has had, or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, since the Balance Sheet Date, the Company has not:

(i)                 acquired, sold, leased, abandoned, allowed to lapse, licensed, transferred, mortgaged or assigned any material assets, tangible or intangible, other than sales of goods or services in the ordinary course of business consistent with past practice;

(ii)              written down the value of any personal property or other assets owned or used by the Company, including inventory and capital lease assets, except on account of depreciation and amortization in the ordinary course of business;

(iii)            incurred, assumed, guaranteed or discharged any Liability, including any Indebtedness or mortgages, or otherwise created or permitted to exist any Lien on any of its assets, other than (except in the case of Indebtedness) in the ordinary course of business consistent with past practice;

(iv)             cancelled any material debts or claims owed to the Company or amended, terminated, compromised, released, or waived any material rights or claims of the Company;

(v)              acquired or sold, assigned, transferred, terminated, disposed of, or licensed from or to any Person, any Intellectual Property other than in the ordinary course of business;

(vi)             changed or modified any of the credit, collection or payment policies, procedures or practices of the Company, including accelerating collections of receivables, failing to collect or delaying collection of receivables, accelerating payment of payables or other Liabilities or failing to pay or delaying payment of payables or other Liabilities;

(vii)          committed to make any capital expenditure (or series of related capital expenditures) involving amounts that exceed $50,000 in the aggregate, other than in connection with the transactions contemplated hereunder;

(viii)          suffered any damages to or destruction or other casualty loss of any tangible assets (whether or not covered by insurance), involving amounts that exceed $25,000 in the aggregate;

(ix)             modified any of its respective articles of incorporation, bylaws or similar organizational documents;

(x)               issued, sold or otherwise permitted to become outstanding any shares of their respective capital stock, bonds, options or other securities of any type whatsoever of the Company, or split, combined, reclassified, repurchased or redeemed any such shares;

(xi)             declared, set aside or paid any cash or non-cash dividend or made any cash or non-cash distribution in respect of any Equity Securities of the Company;

(xii)             made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person other than acquisitions of inventory and supplies in the ordinary course of business consistent with past practice;

(xiii)            failed to maintain in full force and effect insurance policies on their respective properties providing coverage and amounts of coverage comparable to the coverage and amounts of coverage provided under their policies of insurance in effect on the Balance Sheet Date;

(xiv)           made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or agreed to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, any change in control payment, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee, other than increases and payments in the ordinary course of business and in a manner consistent with past practice in the compensation payable to employees (none of whom is a director or officer of the Company) and other than in connection with the Retention Plan hereunder;

(xv)            materially modified or changed any of their respective business organizations or materially and adversely modified or changed their respective relationships with its suppliers, customers and others having business relations with them;

(xvi)            except as otherwise required by Law, entered into, established amended, modified, varied, altered or otherwise changed any Plan;

(xvii)          entered into, modified, terminated, waived, amended or otherwise altered the terms or provisions of any Material Contract outside the ordinary course of business;

(xviii)         settled or compromised any action, suit or proceeding by or against the Company;

(xix)            abandoned, permitted to lapse or failed to maintain in full force and effect any Company Intellectual Property, or failed to take or maintain reasonable measures to protect the confidentiality of any Intellectual Property used by or for the Company in conducting its business;

(xx)             made, revoked or changed any Tax election, changed any annual Tax accounting period, changed any method of Tax accounting, entered into any closing agreement with respect to any Tax, settlement, concession, compromise or abandonment of any Tax claim or assessment or surrendered any right to claim a Tax refund, filed any amended Tax Return, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(xxi)           adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization, other than as contemplated herein; or

(xxii)           authorized, agreed, resolved or committed to any of the foregoing.

3.8.          Relationships with Affiliates.

Except as set forth in Section 3.8 of the Company Disclosure Schedule, no officer, director, Selling Securityholder or any Affiliate of any of the foregoing (a) has any interest in any property (real, personal, or mixed and whether tangible or intangible), used in or necessary to the business of the Company as currently conducted, (b) except for the ownership of less than two percent (2%) of the outstanding common stock of a publicly-held corporation, owns of record or as a beneficial owner, has any equity interest or any other financial or profit interest in a Person that has material business dealings or a material financial interest in any transaction with the Company or (c) is a party to any Contract (except for employment agreements, shareholder agreements, offer letters, confidentiality or invention assignment agreements and director and key officer indemnification agreements or like ordinary course such agreements) with the Company, including with respect to compensation or remuneration to be paid to such officer, director, Selling Securityholder, or Affiliate in connection with this Agreement or the Contemplated Transactions.

3.9.          Indebtedness to and from Officers and Directors of the Company.

Except as set forth in Section 3.9 of the Company Disclosure Schedule, the Company is not indebted, directly or indirectly, to any Person who is a Selling Securityholder, officer or director of the Company, or any Affiliate thereof in any amount whatsoever, other than for salaries for services rendered or reimbursable business expenses. No Selling Securityholder, officer, director, or Affiliate is indebted to the Company, except for advances made to employees of the Company in the ordinary course of business consistent with past practice to meet reimbursable business expenses reasonably anticipated to be incurred by such obligor.

3.10.        Assets.

(a)               The assets and rights of the Company include all of the assets and rights of the Company which were used in the conduct of its business as conducted as of the Balance Sheet Date, subject to such changes as have occurred in the ordinary course of business consistent with past practice or that are otherwise permitted by (or not explicitly prohibited by) this Agreement since such date. All of such assets necessary for the conduct of the business of the Company are in normal operating condition and repair, ordinary wear and tear excepted.

(b)               The Company collectively has good and marketable title to, or valid leasehold interests in, all of the tangible and intangible assets and personal property shown to be owned or leased by it on the Most Recent Unaudited Financial Statements or acquired thereafter, free and clear of any Lien, except for (i) assets disposed of since such date in the ordinary course of business consistent with past practice or otherwise permitted by this Agreement, (ii) Liens reflected in the Financial Statements or the notes thereto, and (iii) assets validly leased from third parties. Following the Closing, such assets and personal property will constitute all of the assets and properties necessary to conduct the business of the Company in substantially the manner conducted prior to Closing and consistent with past practice.

3.11.        Real Property.

Section 3.11 of the Company Disclosure Schedule includes a true and complete list of all real property leases, subleases, or other occupancies used by the Company or to which the Company is a party as a lessee or lesser and currently bound (the “Real Property Leases,” and the properties leased thereunder, the “Leased Real Property”). To the Company’s Knowledge, no Person other than the Company has any right to use, occupy or lease any of the Leased Real Property. No Leased Real Property is occupied by a Person other than the Company. The leasehold interests relating to the Real Property Leases are free and clear of all Liens. No waiver, indulgence or postponement of any of the Company’s obligations, as lessee, has been granted by any owner or lessor of the Leased Real Property. The Company has not received any written notice from the other party to any Real Property Lease of the termination or proposed termination thereof. The Company is not, and, to the Knowledge of the Company, no other Person is, in violation of a condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting the Leased Real Property in any material respect. Other than the Real Property Leases, there are no agreements or arrangements whatsoever relating to the Company’s use or occupancy of any of the Leased Real Property. The Company has not transferred, mortgaged or assigned any interest in any of the Leased Real Property or the Real Property Leases. There is no pending nor, to the Knowledge of the Company, threatened condemnation or similar proceeding affecting any Leased Real Property or any portion thereof. All Leased Real Property is supplied with utilities and other services sufficient to operate the business of the Company as presently conducted and neither the operations of the Company on the Leased Real Property nor, to the Knowledge of the Company, the Leased Real Property itself, violate any applicable building code, zoning requirement, or classification or statute relating to the particular property or such operations in a manner reasonably likely to have a Material Adverse Effect on the Company. The Leased Real Property is in good operating condition and repair and is suitable for the conduct of business as presently conducted therein. The Company does not own any real property.

3.12.        Intellectual Property.

(a)               Section 3.12(a) of the Company Disclosure Schedule includes a true and complete list of: (i) all Company Intellectual Property that is subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including issued Patents, registered Trademarks, domain names, and Copyrights, and pending applications for any of the foregoing, and specifying as to each, as applicable, the title, mark, design; the record owner and inventor(s), if any; the jurisdiction and Governmental Authority or authorized private registrar by or in which it has been issued, registered, or filed; the patent, registration, or application serial number (or equivalent alphanumeric identifier registered with the applicable Government Authority and/or authorized private registrar); the issue, registration, renewal, continuation, and/or filing date; and the current status thereof; (ii) all unregistered Trademarks included in the Company Intellectual Property; and (iii) all Company Software and other Company Products made available by Company for use, access, license, or purchase, including any Company Product currently under development and scheduled for commercial release within 90 days following the Closing Date, and any other Software owned by the Company (whether or not offered for use, access, license, or purchase).

(b)               Status of Intellectual Property. No Company Intellectual Property has been opposed, cancelled, held unenforceable or, to the Knowledge of the Company, otherwise challenged, and Company has not been receipt of any notice of Litigation regarding, and no Litigation is pending or, to the Knowledge of the Company, threatened in relation to any Company Intellectual Property or otherwise challenging the validity, enforceability, registrability, patentability, ownership, licensing, use, distribution, or other exploitation of any Company Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property. To the Knowledge of the Company, all Company Intellectual Property is valid (or in the case of applications, applied for), subsisting and enforceable and in full force and effect. Each of the Intellectual Property Registrations is duly registered or filed in the name of the Company. To the Knowledge of the Company, all assignments and other instruments necessary to establish, record, perfect, and otherwise memorialize or evince the Company’s ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars. All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars, and Company has engaged in all other administrative tasks necessary to maintain the current status of its Intellectual Property Registrations. The Company has made available to Parent true and complete copies of all file histories, documents, certificates, correspondence, assignments, and other instruments relating to the Intellectual Property Registrations. To the Knowledge of the Company, the Company is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and has the valid and enforceable right (including without limitation, as applicable, all necessary rights by license) to use all other Intellectual Property used in or necessary for the conduct of the business of the Company as currently conducted, in each case, free and clear of all Liens. The Company is not subject to any outstanding or, to the Knowledge of the Company, prospective Order (including any motion or petition therefor) that does or would reasonably be expected to restrict or impair the ownership or use of any Company Intellectual Property or Licensed Intellectual Property, and the Company has no Knowledge of any facts or circumstances that could reasonably be expected to give rise to any such Litigation.

(c)               Inbound Licenses; Agreements. Section 3.12(c) of the Company Disclosure Schedule is a true and complete list of all licenses, sublicenses and other agreements as to which the Company is a party in connection with Licensed Intellectual Property (other than those comprising or reflected in Commercial Software). The Company is not obligated to make any payment or grant any rights to any third party in respect of Intellectual Property used by the Company or in connection with the business of the Company as currently conducted (other than those comprising or reflected in Commercial Software and other than in connection with Licensed Intellectual Property, as applicable).

(d)               Outbound Licenses. Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, no Person has an interest in or any right to use any of the Company Intellectual Property.

(e)               No Violation; Non-Infringement by Third Parties. Except as set forth in Section 3.12(e) of the Company Disclosure Schedule, to the Knowledge of the Company, there has not been, and there is not now, any unauthorized use, infringement, misappropriation, dilution, or other violation by any third party, including by any employee or former employee of the Company, of any of the Company Intellectual Property. No stockholder, director, officer or employee of, or Consultant to, the Company has any right to use, other than, pursuant to applicable Law or as drafted in the form of confidential information and invention assignment agreements made available to Parent, or in connection with the business activities of the Company as conducted in the ordinary course of business and in the due course of such individual’s employment or other professional responsibilities for Company, any of the Company Intellectual Property.

(f)                Non-Infringement of Third Parties. To the Knowledge of the Company, the operation of the business of the Company as currently and formerly conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, does not misappropriate, infringe, dilute or otherwise violate in any respect the Intellectual Property or other rights of any Person. There is no Litigation (including any opposition, cancellation, revocation, review, post grant review or other proceeding) pending or, to the Knowledge of the Company, threatened alleging any misappropriation, infringement, dilution or other violation by the Company of the Intellectual Property of any Person, and the Company is not in receipt of any notice of or otherwise aware of any facts or circumstances that could reasonably be expected to give rise to any such Litigation.

(g)               Trade Secrets. The Company has taken reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets included in the Company Intellectual Property and Licensed Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements which expressly acknowledge the confidential, proprietary nature of such Trade Secrets and expressly obligate such Persons to safeguard the confidentiality thereof in such a manner, to such an extent, and for such time period as required for such Trade Secrets to remain fully protectable as Trade Secret assets under applicable Law. To the Company’s Knowledge, such Trade Secrets are not part of the public domain, public knowledge or literature. Such Trade Secrets have not been used, divulged or appropriated by the Company, and to the Knowledge of the Company have not been used, divulged, or appropriated by any other Person, either for the benefit of any Person (other than the Company) or to the detriment of the Company, and have not been disclosed to or used or accessed by any Person in any manner which would threaten, compromise, abridge, or alter their current status as fully protected Trade Secret assets under applicable Law.

(h)               Invention Assignment Agreements. The Company has entered into binding, valid and enforceable, written Contracts with each current and former Personnel and independent contractor who is or was involved in or has contributed to the invention, creation, authorship, design, or development of any Intellectual Property during the course of employment or engagement with the Company, in each case, effectively, finally, and irrevocably assigning, transferring, and conveying all Intellectual Property intended to be owned by the Company (which, in the case of Personnel, consists of all Intellectual Property conceived or developed in the scope of such Personnel’s employment with Company) to the Company, in a form of an agreement executed by Company and the applicable Personnel or independent contractor(s) made available to Parent.

(i)                 Non-Contravention. Neither the execution, delivery, or performance of this Agreement, nor the consummation of the Contemplated Transactions, will, under any Contracts to which the Company is a party or by which any of its assets is bound, result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own, use, or enforce any rights to Company Intellectual Property or Licensed Intellectual Property, which shall continue unchanged in full force and effect (in the case of Licensed Intellectual Property, consistent with all provisions of any applicable license, sublicense, or other contract or agreement regarding such rights).

(j)                 IT Systems. To the Knowledge of the Company, all Company IT Systems are in good working condition and function substantially in accordance with all applicable documentation and specifications regarding such systems, and are otherwise performing in all material respects as reasonably required for the operation of the Company’s business as currently conducted. To the Knowledge of the Company, there have been no unauthorized intrusions or material breaches of security, malfunctions, failures, breakdowns, continued substandard performance, denials-of-service, or other similar such cyber incidents, including any cyberattacks, or other similar material adverse events affecting the Company IT Systems. The Company uses industry standard (as relates to like industries as that of the Company at a like stage of the Company) efforts to (and to its Knowledge, its third-party contractors use industry standard efforts to) protect the confidentiality, availability, integrity and security of Company IT Systems, including with respect to unauthorized use, access, interruption or modification by third parties. The Company has implemented and maintained appropriate backup, disaster recovery, and Software and hardware support arrangements for the Company IT systems, except as otherwise would not have a Material Adverse Effect on the Company.

(k)               Company Source Code. The Company does not have source code for the Company’s Products and uses Commercial Software. The Company has not disclosed, delivered, licensed, or otherwise made available, and does not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code for any Company Product to any escrow agent or any other Person, other than a Personnel, independent contractor, or consultant of the Company bound by a valid and enforceable written confidentiality agreement containing obligations sufficient to safeguard the confidential, proprietary, and/or Trade Secret status thereof, which forms of confidentiality agreement have been made available to Parent. Without limiting the foregoing, neither the execution of this Agreement nor the consummation of any of the Contemplated Transactions will, or would reasonably be expected to, result in the release from escrow or other delivery to or access by any Person of any source code for any Company Product. To the Knowledge of the Company, there has been no unauthorized theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code for any Company Product.

(l)                 Open Source Software. Section 3.12(k) of the Company Disclosure Schedule identifies all Open Source Software distributed to third parties by the Company and describes the manner in which such Open Source Software was or is used by the Company and whether (and if so, how) the Open Source Materials were modified by the Company and for each such item of Open Source Software, (i) the applicable Company Product and (ii) the name and version number of the applicable license agreement governing the use of such Open Source Software; Company Software does not incorporate, integrate, reference, or include any Open Source Software except as expressly identified therein. The Company has materially complied with all notice, attribution, and other requirements of each license applicable to the Open Source Software disclosed in Section 3.12(k) of the Company Disclosure Schedule. The Company has not used any Open Source Software in a manner that does, will, or would reasonably be expected to require the (x) disclosure or distribution of any Company Product other than as currently conducted in Company’s ordinary course of business; (y) license or other provision of any Company Product on a royalty-free basis or other terms equivalent or substantially similar to an Open Source License; or (z) grant of any Patent license, non-assertion covenant, or other rights under any Company Product or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer any Company Product.

(m)             Malicious Code. All Company Products (i) materially comply with all applicable Laws and industry standards, including with respect to information security and consumer protection; and (ii) materially conform to all applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), representations and claims made with respect to such Company Products, including without limitation those in packaging, labeling, advertising, and marketing materials, and applicable specifications, user manuals, training materials, and other documentation. No Company Product contains any bug, defect, or error that materially adversely affects, or could reasonably be expected to materially adversely affect, the value, functionality, or performance of such Company Product, or contain any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other hardware components or software routines, scripts, code, or tools (collectively, “Malicious Code”) that, (x) disrupt, disable, harm, or otherwise materially impair the normal and authorized operation of, or provide unauthorized access to, unauthorized disablement or erasure of any Company Product and the technology used to deliver the Company Products, (y) damage, destroy, or prevent the access to or use of any data or file without the user’s consent, except, for the avoidance of doubt, license keys and other code intended to limit access to or use of such Company Product to an authorized user, or (z) otherwise engage in unlawful, deceptive, fraudulent, tortious, harmful, or malicious behavior or functionality. The Company has exercised commercially reasonable industry standard efforts to prevent the introduction of Malicious Code into the Company Products.

(n)               Privacy and Personal Data. Section 3.12(m) of the Company Disclosure Schedule describes, in a summary manner, the type of Personally Identifiable Information and Customer Data collected (and the process by which such information is collected) by the Company through internet websites, mobile applications and online services owned, maintained or operated by the Company (collectively, the “Company Sites”), and through any Company Products. The Company has at all times complied in all material respects with all applicable Laws, contractual obligations, requirements of self-regulatory organizations binding upon the Company, consumer-facing statements of the Company in any marketing or promotional materials and each Privacy Policy relating to (i) the privacy of users of Company Sites or Company Products, (ii) the past and present collection, use, storage, transfer, retention, dissemination, disposal and any other processing of any Personally Identifiable Information and Customer Data collected or used by the Company, or (iii) the transmission of consensual and/or unsolicited communications (collectively, the “Privacy and Security Requirements”). The Company has not received any written notice from any Governmental Authority that it is under investigation by any Governmental Authority for a violation of any Privacy and Security Requirements or applicable Laws. The Company has made available to Parent complete and accurate copies of all written complaints or notices delivered to the Company during the past twelve (12) months alleging or providing notice of a violation of any Privacy and Security Requirement. Prior to the installation of any Company Software (including without limitation computer programs that have been caused to be installed by the Company) on a third party’s computer system or device, and prior to any electronic message being sent from such computer system or device, requisite consent to the installation of such Software and all transmissions of electronic messages has been obtained from the owner or authorized user of such computer system or device.

(o)               Company Data. The Company has at all times taken commercially reasonable steps (including implementing and monitoring compliance with reasonable measures with respect to technical and physical security) consistent in all material respects with requirements of applicable Laws or contractual obligations to protect the confidentiality, availability, security and integrity of the Company’s data, information technology assets and all Personally Identifiable Information and Customer Data within the possession or control of the Company (collectively, the “Company Data”). Such steps and procedures comply in all material respects all applicable Laws relating to the security of the Company Data, and to the Knowledge of the Company such steps and procedures comply in all material respects with all Privacy and Security Requirements. This includes, but is not limited to, the Company having implemented, maintained, and monitored reasonable measures with respect to technical, administrative, and physical security designed to preserve and protect the confidentiality, availability, security, and integrity of all Company Data (including such measures designed to protect the foregoing from infection by Malicious Code, access by unauthorized Persons or access by authorized Persons that exceeds the Person’s authorization). There is no, nor has there ever been, any complaint to, any audit, proceeding or investigation (formal or information), or any claim against, the Company, initiated by a private Person or any Governmental Authority with respect to the security, confidentiality, transmission, availability, or integrity of any Company Data. To the Knowledge of the Company after due reasonable inquiry, there has been no material unauthorized access to or acquisition of the Company Data or Company Intellectual Property.

3.13.        Contracts.

(a)               Section 3.13(a) of the Company Disclosure Schedule is a true and complete list, as of the date hereof, of all of the following Contracts to which the Company is a party or by which it or its assets or properties are bound (the “Material Contracts”):

(i)                 Contracts evidencing Indebtedness;

(ii)              Contracts evidencing any obligations of the Company with respect to the issuance, sale, repurchase or redemption of any Equity Securities of the Company;

(iii)             Contracts with any customers of, or suppliers to, the Company which involved aggregate payments to or from the Company in the most recent twelve (12)-month period of in excess of $100,000;

(iv)             all Real Property Leases;

(v)               all Company Employment Contracts;

(vi)             Contracts providing for the indemnification of any current or former director, officer, manager or employee of the Company;

(vii)            collective bargaining agreements or other Contracts with any labor unions or associations representing employees;

(viii)           Contracts evidencing partnerships, or joint ventures, limited liability companies, limited liability partnerships or similar entities in which the Company has an interest;

(ix)             Contracts that obligate the Company with respect to contingent payments of any type exceeding $50,000 per annum;

(x)               Contracts relating to Intellectual Property listed in Sections 3.12(c) and 3.12(d) of the Company Disclosure Schedule;

(xi)             Contracts by and between the Company, on the one hand, and any Affiliate of the Company, other Persons with whom the Company is not dealing at arm’s-length, an employee, officer or director of the Company, or entity controlled by any employees, officers or directors of the Company, on the other hand;

(xii)             leases of personal property under which the Company is the lessee and is obligated to make payments more than $50,000 per annum;

(xiii)          Contracts relating to any Litigation involving the Company and pursuant to which the Company has any ongoing obligations related to such Litigation, including settlement agreements;

(xiv)           Contracts evidencing the acquisition or disposition of any capital stock, business or product line of any other Person entered into at any time during the last three (3) years;

(xv)           Contracts limiting the freedom of the Company or any Affiliate to engage in any line of business, acquire any entity or compete with any Person or in any market or geographical area, or to solicit any individual or class of individuals for employment or transact business or deal in any manner with any other person;

(xvi)           any Contract pursuant to which the Company is subject to (A) continuing indemnification obligations, other than indemnification obligations contained in commercial Contracts entered into in the ordinary course of business that would not reasonably be likely to result in material payments by the Company or (B) continuing “earn-out” obligations;

(xvii)          any Contract that contains a “most-favored nation” or “most-favored-customer” clause; and

(xviii)         any Contract not otherwise listed above that is, individually or in the aggregate, material to the Company (e.g., involving payments to or from the Company in excess of $100,000).

(b)               A true and complete copy of each written Material Contract has been made available to Parent. All Material Contracts are valid, binding and in full force and effect and enforceable by the Company in accordance with their respective terms with respect to the Company, and to the Knowledge of the Company, with respect to the other Persons party thereto, in each case subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Company has complied in all material respects with the terms and conditions of the Material Contracts. As to each Material Contract, there does not exist thereunder any material breach, violation or default on the part of the Company or, to the Knowledge of the Company, any other party to such Material Contract, and, to the Knowledge of the Company, there does not exist any event, occurrence or condition, including the consummation of the Contemplated Transactions, which (with or without notice, passage of time, or both) would constitute a material breach, violation or default thereunder on the part of the Company. No material waiver has been granted by the Company or any of the other parties thereto under any of the Material Contracts. There exists no suspension, stop work order, cure notice or show cause notice in effect for any Material Contract or any other complaint relating to the Company’s performance thereunder, nor, to the Knowledge of the Company, has any counterparty with respect to any Material Contract made any threats with respect thereto. To the Knowledge of the Company, no party other than Company to any Material Contract has repudiated any provision thereof, terminated any Material Contract or given notice of any such termination, nor to the Knowledge of the Company, is any party intending to do so. The Company has not repudiated any provision of any Material Contract, terminated any Material Contract or given notice of any such termination.

3.14.        Compliance with Laws.

(a)               The Company is not, and during the past three (3) years the Company has not been, in violation of in any material respect, and, to the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) would constitute or result in a violation in any material respect by the Company of, or failure on the part of the Company to, comply with, in any material respect, any Law that is or was applicable to it or the conduct or operation of its business or the ownership or use of any of its assets.

(b)               The Company has in effect all material approvals, authorizations, certificates, filings, franchises, licenses, consents, exemptions, variances, notices and permits of or with all Governmental Authorities (collectively, “Permits”) necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted. All such Permits are set forth in Section 3.14(b) of the Company Disclosure Schedule. There has occurred no default under, or violation of, any such Permit, and each such Permit is in full force and effect. Except as set forth on Section 3.14(b) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, does not and will not result in a violation of or default under and will not cause the suspension, modification, nonrenewal, termination, revocation or cancellation of any such Permit. Neither the Company nor any Subsidiary has received any communication and, to the Knowledge of the Company, there exists no facts or circumstances which would reasonably be expected to result in any of the Permits failing to be in good standing.

(c)               The Company has kept all required records and has filed with Governmental Authorities all required notices, supplemental applications and annual or other reports required by applicable Laws for the operation of the business of the Company. Without limiting the generality of the foregoing, the Company has not, (i) directly or indirectly taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1 et seq., as amended, or any rules or regulations thereunder (the “FCPA”), or any similar anti-corruption or anti-bribery Laws applicable to the Company in any jurisdiction other than the United States, or (ii) provided, offered, gifted, authorized or promised, directly or indirectly, anything of value to any official of a Governmental Authority, political party or candidate for government office, nor provided or promised anything of value to any other person, in each case, while knowing that all or a portion of that thing of value would or will be offered, given or promised, directly or indirectly, to any such official, party or candidate for the purpose of (1) influencing any action or decision of such official, party or candidate in his or her official capacity, inducing such official, party or candidate to do or omit to do any act in violation or their lawful duty or securing any improper advantage for the benefit of the Company, or (2) inducing such official, party or candidate to use his or her influence with his or her government or instrumentality to affect or influence any act or decision of such government or instrumentality, in order to assist the Company in obtaining or retaining business for or with, or directing business to, any Person.  The operations of the Company are, and during the preceding five (5) years have been, conducted at all times in compliance in all material respects with all applicable anti-money laundering Laws and all applicable financial recordkeeping and reporting requirements, rules, regulations and guidelines.

3.15.        Environmental Matters.

The Company (i) is, and at all times has been, in compliance in all material respects with all applicable Environmental Laws, and (ii) has obtained, and is in compliance in all material respects with, all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws, and has made all appropriate filings for issuance or renewal of such permits, licenses, authorizations, registrations and consents, except as would otherwise not have either alone or in the aggregate a Material Adverse Effect on the Company. There is no contamination of and, to the Knowledge of the Company, there have been no releases or threatened releases of Hazardous Materials at the Leased Real Property or any real property formerly owned, leased or operated by the Company (or any predecessor of the Company), in each case, that would require notification to governmental entities, investigation and/or remediation pursuant to any Environmental Laws. To the Knowledge of the Company, there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans that would reasonably be expected to give rise to any material liability or other material obligation under any Environmental Laws. There are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or, to the Knowledge of the Company, threatened that are based on or related to any Environmental Matters relating to the business of the Company.

3.16.        Litigation.

Except as set forth in Section 3.16 of the Company Disclosure Schedule, there are no claims, actions, suits, audits, inquiries, proceedings or governmental investigations (“Litigation”) pending or, to the Knowledge of the Company, threatened involving the Company or its properties or business, at Law or in equity or before any Governmental Authority, or that have been settled, dismissed or resolved in the preceding three (3) years. The Company is not subject to any Order arising from any Litigation and, to the Knowledge of the Company, no such Order is threatened to be imposed by any Governmental Authority.

3.17.        Personnel Matters.

(a)               True, accurate, and complete lists of all of the directors, officers, and employees of the Company (individually and collectively, “Personnel”) as of the date hereof and their positions are included in Section  3.17(a) of the Company Disclosure Schedule together with the following as to each: (i) name, (ii) job title or description, (iii) principal place of employment, (iv) base salary or wage level (including any bonus opportunities, incentive compensation, commissions, or deferred compensation arrangements) and also showing any bonus or other material remuneration other than salary paid during the Company’s fiscal year ending December 31, 2020, (v) date of hire, (vi) leave of absence status (including expected return to work date if known) and dates of any leaves of absence taken during employment, along with the type of leave taken, (vii) whether exempt or non-exempt under the Fair Labor Standards Act and any applicable state or local laws (viii) current accrued, unused vacation balance; and (ix) visa status (if any). True and complete information concerning the respective salaries, wages, bonuses, commissions, and other compensation paid or payable by the Company during 2020 and 2019, as well as dates of employment and date and amount of last salary increase, of such Personnel has been made available to Parent.

(b)               There are no legal complaints, lawsuits, claims (other than ordinary claims under Plans), disputes, actions, grievances or disciplinary actions pending or, to the Knowledge of the Company, threatened, by or between the Company and any Personnel, former employee, job applicants or other current or former service providers.

(c)               The most recent written personnel policies and manuals of the Company are listed in Section 3.17(c) of the Company Disclosure Schedule, and true, accurate, and complete copies of all such written personnel policies and manuals have been made available to Parent.

(d)               The employment of all Personnel is terminable at-will, and the Company has not made any written or oral commitment to any employee with respect to such employee’s compensation, promotion, retention, termination, severance or related matters, whether in connection with the Contemplated Transactions or otherwise, other than to the extent such persons are aware of the Retention Plan hereunder in connection with the negotiation of this Agreement or the Contemplated Transactions. To the Knowledge of the Company, no executive officer or management level employees have any plans to terminate his, her or their employment with the Company. Section 3.17(d) of the Company Disclosure Schedule is a true and complete list of all employment and independent contractor Contracts to which the Company is a party (the “Company Employment Contracts”), and except as otherwise disclosed in Section 3.17(d) of the Company Disclosure Schedule, the Company is not a party to any (i) management, employment, consulting or other agreements with any Personnel or other Person providing for employment over a period of time or for termination or severance benefits, whether written or unwritten, and whether or not conditioned upon a change in control of the Company, (ii) bonus pay, incentive compensation, deferred compensation, profit-sharing, stock purchase other than in the ordinary course equity agreements, stock option or similar plans, other than in the ordinary course in connection with the Stock Option Plan, agreements or arrangements, whether written or unwritten, or (iii) collective bargaining agreements or other agreements with any labor organization or union or other Personnel organization (and no such agreement is currently being requested by, or is under discussion by management with, any Personnel or others). During the last three years there has not been and there is not presently pending, existing, or threatened, any organized strike, slowdown, picketing, or work stoppage by any Personnel.

3.18.        Labor Matters.

The Company is not obligated by, or subject to, any order of the National Labor Relations Board or other labor board or administration, or any unfair labor practice decision. The Company is not a party or subject to any pending or, to the Knowledge of the Company, threatened labor or civil rights dispute, controversy or grievance or any unfair labor practice proceeding with respect to claims of, or obligations of, any employee or group of employees. The Company has not received any notice that any labor representation request is pending or is threatened with respect to any employees of the Company. For the last four years, the Company has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, hiring, termination of employment, terms and conditions of employment, wages and hours, employment standards, human rights, discrimination, harassment, occupational safety, workers’ compensation, classification of employees as exempt versus non-exempt, and plant closings and mass layoffs. To the Knowledge of the Company, the Company is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any employment related laws. The Company has paid in full to all Personnel all wages, salaries, vacation, commission, bonuses and other compensation due and payable to such Personnel, including overtime compensation and severance payments, but excluding arrearages in accordance with the Company’s customary payroll practices, and there are no severance payments due or that could become due in the future pursuant to applicable Law, Contract or policy other than payment in lieu of an advance notice of termination of services. All Personnel classified by the Company as independent contractors at any time during the past four (4) years have, to the Company’s Knowledge, satisfied the requirements of applicable Law to be so classified. The Company has fully and accurately reported the compensation of each Person classified by the Company as independent contractors on IRS Forms 1099 during such period if and when required to do so. All Personnel classified as exempt from overtime pay requirements at any time during the past four (4) years have satisfied the requirements of the federal Fair Labor Standards Act and all analogous and applicable state and local laws to be so classified.

3.19.        Employee Benefits.

(a)               Section 3.19(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, phantom stock, stock appreciation rights, other equity-based profit sharing, savings, disability, incentive, deferred compensation, retirement, simplified employee pension, severance, retention, change in control or other employee benefit plans or programs and all employment or compensation agreements, for the benefit of, or relating to, current employees and former employees or service providers of the Company or any ERISA Affiliate, or with respect to which the Company could have any Liability, contingent or otherwise (individually, a “Plan,” collectively, the “Plans”).

(b)               With respect to each Plan, the Company has made available to Parent true and complete copies of: (i) all current Plan documents, (ii) all current funding and administrative arrangement documents, including, but not limited to, trust agreements, insurance contracts, custodial agreements, investment manager agreements and service agreements, (iii) the latest favorable determination letter (or as to a prototype or volume submitter plan, opinion letter) received from the Internal Revenue Service regarding the qualification of each Plan covered by Section 401(a) of the Code, (iv) the three most recently filed Forms 5500 for each Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and for each Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA), subject to such filing requirement, (v) each current summary plan description and each summary of material modification regarding the terms and provisions thereof, (vi) the most recent actuarial report, if applicable, (vii) results of any required nondiscrimination or other testing under each Plan for the last three years, (viii) the three most recent Forms 1094-C, with attachments, filed for any group health plan and (ix) any material communication with any Governmental Authority, including without limitation correspondence to or from the government in connection with any audit or investigation of or correction filing for any Plan.

(c)               Each Plan (i) is in compliance in all material respects with all applicable governmental Laws, Orders, statutes, regulations, and rules issued by a Governmental Authority and with any agreement entered into with a union or labor organization and (ii) has been operated in compliance in all materials respects with all applicable Laws and its terms. With respect to each Plan, the Company has timely submitted all required filings, including but not limited to Forms 5500 and 1094-C, as applicable, and it has timely furnished all required notices to participants and beneficiaries.

(d)               No current or former employees of the Company or an ERISA Affiliate currently participate or ever have participated (i) in any multiemployer plan, as defined in Section 3(37) of ERISA, (ii) any plan subject to Title IV of ERISA or the funding requirements set out in Section 302 of ERISA or Sections 412, 430, or 431 of the Code, (iii) any voluntary employees beneficiary association, as defined in Section 501(c)(9) of the Code, (iv) any multiple employer welfare arrangement, as defined in Section 3(40) of ERISA, or (v) any multiple employer plan, as described in Section 413(c) of the Code.

(e)               No Plan provides retiree medical or retiree life insurance benefits. Any Plan designed to satisfy the requirements of Section 125, 401(k), and/or 4980B of the Code satisfies such section in all material respects. The Company has not received any Letter 226J or other penalty notice arising under the provisions of the Patient Protection and Affordable Care Act, as amended by the Health Care and Reconciliation Act of 2010 (“PPACA”), and no event has occurred that could cause the Company to be subject to penalties under PPACA.

(f)                Each Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or may rely on an opinion or advisory letter issued to a pre-approved plan, and no event has occurred that could adversely affect the qualified status of such Plan or its ability to rely on such opinion or advisory letter. No Plan or related trust, or any administrator or trustee thereof, or party-in-interest or disqualified person thereto has engaged in a transaction that could cause any of them or the Company, whether directly or through an indemnification requirement, to be liable for a civil penalty under Section 409 or 502(i) or any other section of ERISA or result in a tax under Section 4975 or 4976 or any other section of Chapter 43 of Subtitle D of the Code. Within the last six years, no partial termination of any Plan intended to qualify under Section 401(a) of the Code has occurred.

(g)               Each Plan that is required to be registered or approved by a Governmental Authority has been registered with, or approved by, and has been maintained in good standing with such Governmental Authority.

(h)               All contributions required to be made with respect to any Plan by applicable Law, any Order or any Plan document or other contractual undertaking, and all premiums due or payable with respect to any insurance policy funding any Plan have been timely paid in full or, to the extent not required to be made or paid on or before the date hereof, have been accrued in accordance with GAAP and are fully reflected on the Most Recent Unaudited Financial Statements.

(i)                 All amounts required to be reserved under each unfunded Plan have been so reserved in accordance with reasonable accounting practices prevailing in the country where such Plan is maintained.

(j)                 The fair market value of the assets of each Plan that is funded, and the amount of book reserves for each Plan that is unfunded or underfunded, are, to the Knowledge of the Company, sufficient to satisfy the liability for accrued benefits with respect to current and former employees of the Company participating in each such Plan, based on reasonable actuarial or other applicable assumptions and valuations. Each insurance contract relating to any Plan is valid and enforceable and, to the Knowledge of the Company, there is no ground on which the insurer might avoid liability thereunder.

(k)               The execution of this Agreement or any of the Ancillary Documents, and performance of the Contemplated Transactions, will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Plan or related agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former Personnel, (ii) result in the triggering or imposition or any restrictions or limitations on the right of the Company to amend or terminate any Plan (or result in any adverse consequence for so doing) or (iii) except as set forth in Section 3.19(k) of the Company Disclosure Schedule, result in any payment or benefit that will or may be made by the Company that may be characterized as “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code. The Company does not have any obligation or requirement to indemnify or make any Person whole with respect to taxes under Section 4999 of the Code.

(l)                 There are no pending or, to the Knowledge of the Company, threatened claims, actions, proceedings or litigations by or on behalf of any Plan, any employee or beneficiary covered under any Plan, any Governmental Authority, or otherwise involving any Plan (other than routine claims for benefits). There are no pending or, to the Knowledge of the Company, threatened claims, actions, proceedings or litigation by any current or former employee or applicant for employment against the Company. No Plan is under audit or investigation by any Governmental Authority and, to the Knowledge of the Company, no such audit or investigation is threatened.

(m)             Each Plan that is a nonqualified deferred compensation plan, as defined in Section 409A(d)(1) of the Code has been maintained and operated in documentary and operational compliance with the requirements under Section 409A of the Code and the Treasury Regulations and guidance issued thereunder. The Company does not have any obligation or requirement to indemnify or make any Person whole with respect to taxes under Section 409A of the Code.

3.20.        Tax Matters.

(a)               The Company has duly and timely filed all Tax Returns required to be filed by them, and all such Tax Returns are true, complete and correct in all material respects. The Company has timely paid all Taxes due and owing (whether or not shown due on any Tax Return). The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, other than automatic extensions of time not requiring the consent of any Governmental Authority.

(b)               The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by applicable Laws, withheld and paid over to the proper Governmental Authority all amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, stockholder or other third party.

(c)               The Company is not, nor has ever been, a party to or bound by any Tax Sharing Agreement. There are no Liens on any of the assets of the Company with respect to Taxes.

(d)               No Governmental Authority is conducting or, to the Knowledge of the Company, proposing or has threatened to conduct an audit or administrative or judicial proceeding with respect to Taxes or any Tax Returns of the Company. No extension or waiver of the statute of limitations with respect to Taxes or any Tax Return has been granted by the Company which remains in effect. All Tax deficiencies which have been proposed, asserted or assessed against the Company have been fully paid or finally settled. The Company has not received a notice of a claim by any Governmental Authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(e)               The Company has not received or requested any ruling, closing agreement, transfer pricing agreement or similar agreement from any Governmental Authority with respect to any Tax which will have any effect after the Closing.

(f)                The Company has never been included in an affiliated group (as defined in Section 1504 of the Code or any similar group defined under a similar provision of state, local, or foreign Law).

(g)               The Company has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or as a result of similar liability, operation of Law, by Contract (including any Tax Sharing Agreement) or otherwise.

(h)               The Company has not participated in a listed transaction or a reportable transaction within the meaning of Treasury Regulation Section 1.6011-4 or Treasury Regulation Section 1.6011-4T.

(i)                 No Person has been treated as an independent contractor of the Company for Tax purposes who should have been treated as an employee for such purposes.

(j)                 The Capital Stock is not subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

(k)               The Company is not a party to any “gain recognition agreements” as such term is used in the Treasury Regulations promulgated under Code Section 367.

(l)                 There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which the Company is a party and that could be treated as a partnership for federal income tax purposes.

(m)             The Company has not agreed, nor is it required, to make any adjustment to taxable income in any period (or portion thereof) ending after the Closing Date by reason of (i) a change in method of accounting for any period (or portion thereof) ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount or deferred revenue received or accrued on or prior to the Closing Date, (v) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (vi) intercompany transaction or excess loss account described in the regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); or (vii) election under Section 108(i) of the Code. The Company will not be required to include any item of income in taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of Section 965 of the Code.

(n)               The Company has delivered or otherwise made available to Parent true, correct and complete copies of all Tax Returns of the Company for all Tax periods beginning on or after January 1, 2015. The Company has delivered or otherwise made available to Parent true, correct and complete copies of any examination reports received by the Company, and statements of deficiencies assessed against or agreed to by the Company.

(o)               The Company has not in the past five years, been a “distributing corporation” or a “controlled corporation” in a transaction that qualifies under Section 355 of the Code.

(p)               The Company does not own an interest in (i) a “specified foreign corporation” within the meaning of Section 965 of the Code, or (ii) a “passive foreign investment corporation” within the meaning of Section 1297 of the Code.

(q)               The Company does not engage in (or has not engaged in) a trade or business in a country other than the country in which the Company is incorporated or otherwise organized and is not subject to Tax or has a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country) or otherwise has an office or fixed place of business, in a country other than the country in which it is incorporated or otherwise organized.

(r)                The Company does not have any obligation to make a payment for which a deduction would be disallowed in whole or part under Section 162(m) of the Code or that is under a plan or agreement.

(s)                The Company has not, nor has at any time been, subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.

(t)                 All transactions (including but not limited to sales of goods, loans, and provision of services) between the Company, on the one hand, and any other Person, on the other hand, that is controlled directly or indirectly by the Company or any shareholder thereof (within the meaning of Section 482 of the Code) were effected on arms’-length terms and for fair market value consideration. The Company has delivered to the Parent true, correct and complete copies of any transfer pricing studies or materials prepared by, or in respect of the Company.

(u)               The Company has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and state, provincial or territorial sales Taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate taxing authority any such amounts required by Law to be remitted by it.

(v)               The existence, amount or usability of the Tax attributes of the Company (such as net operating losses, capital loss carry forwards, foreign tax credit carry forwards, asset bases, research and development credit, and depreciation periods) for Tax periods (or portions thereof) are not currently subject to limitation under any Section of the Code or the Treasury Regulations thereunder, or any applicable provision of state, local or non-U.S. Law.

(w)               The Company has not claimed any foreign Tax credits, neither has it obtained official receipts from any non-U.S. taxing authorities.

(x)               The Company has never taken advantage of any Tax holiday or other similar incentive.

(y)               The Company does not nor has ever had signatory authority over, or with respect to, any foreign bank accounts and has no FBAR filing requirements.

(z)                None of the assets of the Company are “section 197(f)(9) intangibles” (as defined in Treasury Regulation Section 1.197-2(h)(1)(i) and assuming for this purpose that the transition period ends on August 10, 1993).

(aa)            The Company is not nor has ever been a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code or owns an interest in “United States real property” within the meaning of Section 897 of the Code or “United States property” within the meaning of Section 956 of the Code.

(bb)             The Company has not deferred any obligation to pay Taxes pursuant to Section 2302 of the CARES Act or any other similar Law, executive order or Presidential Memorandum (including the Presidential Memorandum described in IRS Notice 2020-65) enacted in connection with COVID-19.

(cc)             The Company (i) has not received or requested any ruling, administrative relief, technical advice, change of a method of accounting, closing agreement pursuant to Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) or similar agreement from any taxing authority with respect to any Tax or (ii) has not granted a power of attorney with respect to Taxes that is currently in force.

(dd)             At all times since the Company’s conversion from a California limited liability company to a California corporation, the Company has been classified as a corporation under Subchapter C of the Code for federal and, where applicable, state and local income Tax purposes.

(ee)              The unpaid Taxes of the Company (A) did not, as of the Most Recent Unaudited Balance Sheet Date, materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Unaudited Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns.

(ff)               The Company is a “United States person” (within the meaning of Section 7701(a)(30) of the Code).

(gg)             The Company does not have any obligation to make a payment that is not fully deductible under Section 162(m).

(hh)             None of the Company’s losses or other Tax attributes are subject to an existing limitation under Code Section 382 (or any other similar provision of state, local or foreign law).

(ii)               The Company has never received or accrued income that will be required to be included in the income of a “United States Shareholder” (as defined under Section 951(b) of the Code or similar provision of state or local Law) that is related or attributable to: (i) “subpart F income” (within the meaning of Section 952 of the Code or similar provision of state or local Law); or (ii) the holding of “United States property” (within the meaning of Section 956 of the Code or similar provision of state or local Law) on or prior to the Closing Date.

3.21.        Insurance.

The Company maintains general liability, workers’ compensation, and other types of insurance shown in Section 3.21 of the Company Disclosure Schedule (the “Insurance Policies”), which insurance is in full force and effect and, to the Knowledge of the Company, comprised of the types and in the amounts of insurance customarily carried by businesses of similar size and type in the same industry. The Company does not maintain professional liability, product liability, fire, casualty or motor vehicle insurance. All premiums with respect to the Insurance Policies covering all periods for periods due and owing up to and as of the date of the Closing have been paid. The Company has not received any written notice of increase in premiums with respect to, or cancellation, termination or non-renewal of, any of the Insurance Policies, except for general increases in rates to which similarly situated companies are subject. The Company has timely filed all claims for which they are seeking payment or other coverage under any of the Insurance Policies. The Company has not made any claim against an Insurance Policy as to which the insurer is denying coverage or defending the claim under a reservation of rights. The Company is not in default in any material respect under any Insurance Policy. The Company has performed in all material respects all of its obligations under the Insurance Policies. The Insurance Policies (i) are sufficient for compliance with all material requirements of applicable Law and all Material Contracts relating to the Company, (ii) are valid, outstanding and enforceable policies, (iii) will remain in full force and effect through the respective dates set forth in Section 3.21 of the Company Disclosure Schedule without the payment of additional premiums, (iv) will not in any way be affected by, in any material respect, or terminate or lapse by reason of, the Contemplated Transactions and (v) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company. The Company has not been refused any insurance by any insurance carrier to which the Company has applied for any such insurance or with which the Company has carried insurance during the last three (3) years.

3.22.        Bank Accounts; Powers of Attorney.

Section 3.22 of the Company Disclosure Schedule sets forth a true and complete list of (a) all bank accounts or safe deposit boxes under the control or for the benefit of the Company, (b) the names of all persons authorized to draw on or have access to such accounts and safe deposit boxes, and (c) all outstanding powers of attorney or similar authorizations granted by the Company.

3.23.        Customers and Suppliers.

(a)               Section 3.23(a) of the Company Disclosure Schedule sets forth a true and complete list of the ten (10) largest customers of the Company, determined on a consolidated basis by dollar volume of sales, for the fiscal year ended December 31, 2020 and the fiscal year ended December 31, 2019 (collectively, the “Top Customers”) and the applicable dollar amounts with respect to each Top Customer. Except as set forth in Section 3.23(a) of the Company Disclosure Schedule, the Company has no Knowledge of any termination, cancellation or threatened termination or cancellation of or material limitation of, or any material modification or change in, or material dissatisfaction with, the business relationship between the Company and any of the Top Customers. The Company has no Knowledge that any Top Customer intends to, as a result of the Contemplated Transactions, cease to contract with the Company or substantially reduce its business with the Company.

(b)               Section 3.23(b) of the Company Disclosure Schedule sets forth a true and complete list of the ten (10) largest suppliers of the Company, determined on a consolidated basis by dollar volume of expenditures, for the fiscal year ended December 31, 2020 and the fiscal year ended December 31, 2019 (collectively, the “Top Suppliers”) and the applicable dollar amounts with respect to each Top Supplier. Except as set forth in Section 3.23(b) of the Company Disclosure Schedule, the Company has no Knowledge of any termination, cancellation or threatened termination or cancellation of or material limitation of, or any material modification or change in, or material dissatisfaction with the business relationship between the Company and any of the Top Suppliers. The Company has no Knowledge that any Top Supplier intends to, as a result of the Contemplated Transactions, cease to contract with or supply to the Company or substantially reduce its business with the Company.

3.24.        Accounts Receivable.

All accounts and notes receivable and other receivables reflected on the balance sheet set forth in the Most Recent Unaudited Financial Statements (“Most Recent Unaudited Balance Sheet”) represent, and the accounts and notes receivable and other receivables arising from the date hereof through the Closing Date will represent, bona fide, current and valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The reserve for doubtful accounts reflected on the Most Recent Unaudited Balance Sheet was established in the ordinary course of business consistent with past practice. The Company has not received written notice from any obligor of any accounts receivable that such obligor is refusing to pay or contesting payment of amounts, other than with respect to returns in the ordinary course of business.

3.25.        Books and Records.

The books and records of the Company have been maintained in accordance with good business practices and, in all material respects, all applicable Laws. The minute books of director (including committees thereof) and stockholder meetings of the Company, as previously made available to Parent, contain accurate records of all such meetings and accurately reflect all other material corporate action of the stockholders and directors of the Company in all material respects.

3.26.        Products Liability and Warranty Liability.

The Company (a) has no material Liability arising out of any product designed, manufactured, assembled, repairs, maintained, delivered, sold, or installed, or any services rendered, by or on behalf of the Company, other than those that have been reserved against on the Most Recent Reviewed Financial Statements, (b) has not committed any act or failed to commit any act which would reasonably be expected to result in any product liability claim or Liability for breach of warranty (whether or not covered by insurance) on the part of the Company with respect to any product designed, manufactured, assembled, repairs, maintained, delivered, sold, or installed, or services rendered, by or on behalf of the Company, (c) has extended any warranty period on any products beyond those customarily given by the Company for such products or beyond those provided by the manufacturer, as applicable, or (d) is aware of any facts or circumstances which, given the passage of time, would reasonably be expected to result in a claim against the Company for product liability or breach of warranty. The Company has made available to Parent copies of all guarantees, warranties, and indemnities given by the Company in connection with the Company Products. Each product designed, manufactured, sold, or delivered by the Company has been in material conformity with all product specifications, applicable express and implied warranties, and all applicable Laws in all material respects. To the Knowledge of the Company, there are no latent or overt design, manufacturing, or other defects in any products designed, manufactured, assembled, repairs, maintained, delivered, sold, or installed, or services rendered, by or on behalf of the Company. None of the products or services covered by the prior sentence have been the subject of any recall. The warranty reserves on the Most Recent Reviewed Financial Statements are reasonable based on past experience and have been accrued in accordance with Company Accounting Principles. Complete and correct copies of all documentation related to all warranty claims made against the Company since January 1, 2018 have been made available to Parent.

3.27.        Inventory.

All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, and other inventories of the Company (“Inventory”), whether or not reflected in the Most Recent Unaudited Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective, or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established in a manner consistent with past practice. All Inventory is owned by the Company free and clear of all Liens, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present conduct of the business of the Company or consistent with past practice.

3.28.        Export Control Laws.

(a)               The Company is and has at all times since its inception been in compliance in all material respects with all applicable International Trade Laws and Regulations and there are no claims, complaints, charges, investigations, voluntary disclosures or proceedings pending or, to the Knowledge of the Company, threatened between the Company, on the one hand, and any Governmental Authority under any International Trade Laws and Regulations, on the other hand.

(b)               The Company has prepared and timely applied for all import and export licenses required in accordance with International Trade Laws and Regulations, for the business of the Company as presently conducted or conducted consistent with past practice.

(c)               The Company has made available to Parent true and complete copies of all issued and pending import and export licenses, and all documentation required by, and necessary to evidence compliance with, all International Trade Laws and Regulations in connection with the business of the Company.

(d)               The Company has not maintained employees or assets of any kind in Cuba, Iran, North Korea, Sudan, Syria, or any other country against which the United States maintains, or has maintained since the Company’s inception, economic sanctions and the Company has not maintained employees or assets of any kind in any country against which the United States maintains, or has maintained during the last five (5) years, an arms embargo.

(e)               The Company has at all times been in compliance in all material respects with all International Trade Laws and Regulations relating to export control and trade embargoes, and has not provided, sold to, or otherwise transferred, without explicit approval from the U.S. Government, products, software, technology, or services, directly or indirectly, to (i) Cuba, Iran, North Korea, Sudan, Syria or any other country against which the United States maintains, or has maintained during the last five (5) years, economic sanctions or embargoes, (ii) any instrumentality, agent, entity, or individual that is acting on behalf of, or directly or indirectly owned or controlled by, any Governmental Authority of such countries, (iii) any nationals of such countries, or (iv) any organization, entity, or individual appearing on a United States Government list of parties with whom companies are prohibited from transacting including the Specially Designated Nationals List maintained by the United States Treasury Department’s Office of Foreign Assets Control.

3.29.        No Brokers.

Neither the Company nor any of its respective directors, officers, employees or agents has employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.

3.30.        No Other Agreements to Purchase.

Except for the rights of Parent and Merger Sub under this Agreement, no Person has any written or oral agreement, option, understanding or commitment, or any right or privilege (whether by law, contractual or otherwise) capable of becoming such, for (a) the purchase or acquisition of Equity Securities or substantially all of the assets of the Company or (b) the purchase, subscription, allotment or issuance of any of the unissued Equity Securities of the Company.

ARTICLE IV
Representations and Warranties of Parent and Merger Sub

Except as set forth in the Parent Disclosure Schedule (it being agreed that any matter disclosed in the Parent Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to which such matter relates so long as the relation of such matter to such other section is readily apparent from the description of such matter), Parent and Merger Sub jointly and severally represent and warrant to the Company as of the date hereof and on and as of the Closing Date as follows:

4.1.          Organization and Power.

Parent is duly incorporated, validly existing and in good standing under the Laws of the State of Nevada and has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. Merger Sub is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of California and has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. All of the issued and outstanding capital stock of Merger Sub is owned directly by Parent.

4.2.          Authorization and Enforceability.

The execution and delivery of this Agreement and the Ancillary Documents to which Parent and Merger Sub are a party and the performance by Parent and Merger Sub of the Contemplated Transactions that are required to be performed by Parent and Merger Sub have been duly authorized by the board of directors of both Parent and Merger Sub in accordance with applicable Law and their respective certificates of incorporation and bylaws or other similar organizational documents of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Parent and Merger Sub are a party or the consummation of the Contemplated Transactions that are required to be performed by Parent and Merger Sub. This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by Parent and Merger Sub will be, at the Closing, duly authorized, executed and delivered by Parent and Merger Sub and constitutes, or as of the Closing Date will constitute, valid and legally binding agreements of Parent and Merger Sub enforceable against each in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3.          No Violation.

The execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Documents to which each is a party, consummation of the Contemplated Transactions that are required to be performed by each and compliance with the terms of this Agreement and the Ancillary Documents to which each is a party will not (i) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Parent or Merger Sub, or (ii) assuming that all consents, approvals and authorizations contemplated by Section 4.4 have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any properties of Parent or Merger Sub are bound or affected, except as would not reasonably be expected to prevent or materially delay consummation of the Contemplated Transactions or the performance by Parent or Merger Sub of any of their material obligations under this Agreement or the Ancillary Documents.

4.4.          Governmental Authorizations and Consents.

Except as set forth in Section 4.4 of the Parent Disclosure Schedules, no Governmental Consents or consents of a listing exchange are required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents to which Parent or Merger Sub is a party or the consummation of the merger and all other transactions contemplated hereby.

4.5.          No Brokers.

No agent, broker, Person or firm acting on behalf of Parent or Merger Sub or their Affiliates is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any Affiliate of any of the parties hereto, in connection with any of the Contemplated Transactions.

4.6.          Operations of Merger Sub.

Merger Sub was formed by Parent solely for the purpose of engaging in the Contemplated Transactions. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. Merger Sub has no liabilities except in connection with the Contemplated Transactions and, except for an agreement pursuant to which all of its authorized capital stock was issued to Parent and any other agreement in connection with the Contemplated Transactions, is not a party to any agreement other than this Agreement.

4.7.          Financing.

Parent has sufficient funds available as and when needed to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder.

ARTICLE V
Covenants

5.1.         Tax Matters.

(a)               The Surviving Corporation shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Tax Returns of the Surviving Corporation and the Company that are due (taking into account permitted extensions that have been granted) after the Closing Date and that reflect any liability for Pre-Closing Taxes. All such Tax Returns shall be prepared in a manner consistent with prior practice, unless such prior practice is not in accordance with applicable Law. The Surviving Corporation shall provide the Securityholders’ Representative with a draft copy of each such Tax Return which is a Tax Return that reflects any liability for Pre-Closing Taxes at least twenty (20) Business Days prior to the filing of such Tax Return (taking into account permitted extensions that have been granted) for its review and comment and, with respect to each such Tax Return that is an Income Tax Return, shall consider in good faith any reasonable changes requested by the Securityholders’ Representative; provided that such changes (i) are determined, by a jointly selected arbiter from a nationally recognized independent public accounting firm, to constitute a position that is at least “more likely than not” to be sustained, (ii) impact the amount of Pre-Closing Taxes payable by the Securityholders, and (iii) will not have any adverse effect on the Surviving Corporation or the Company after the Closing Date. All costs and expenses of the nationally recognized independent public accounting firm incurred in making the ”more likely than not” determination shall be borne by the Parent. Subject to Article VII, the Securityholders are jointly and severally responsible for any liability for Pre-Closing Taxes shown as due on any Tax Returns filed pursuant to this Section 5.2(a) and, to the extent paid by the Surviving Corporation or the Company, the Surviving Corporation shall be entitled to be reimbursed from the Indemnity Escrow Amount for the amount of any Tax liabilities with respect to such returns that are Pre-Closing Taxes that were unpaid as of the Closing Date.

(b)               The Surviving Corporation, the Securityholders’ Representative and Parent shall cooperate fully, as and to the extent reasonably requested by any party hereto, in connection with (i) the filing of Tax Returns pursuant to this Article V, (ii) any other Tax Returns required to be filed in connection with the Contemplated Transactions (including, without limitation, required filings under Section 6043 or Section 6043A of the Code or the Treasury Regulations thereunder), and (iii) any Tax Contest. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Surviving Corporation and the Securityholders’ Representative (to the extent in its possession) agree (x) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent, the Surviving Corporation or the Securityholders’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (y) to give each other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, the Surviving Corporation or the Securityholders’ Representative, as the case may be, shall allow the other to take possession of such books and records.

(c)               All Transfer Taxes shall be borne by the Securityholders. The Person(s) required to do so by applicable Law shall timely prepare and file all necessary Tax Returns with respect to all such Transfer Taxes and shall provide a draft copy of such Tax Returns and other documentation to the non-filing Person at least ten (10) Business Days prior to the due date for such Tax Returns for its review and comment and shall incorporate all reasonable comments made by the non-filing Person. The filing Person shall timely file or cause to be filed all such Tax Returns, and Parent, the Securityholders’ Representative, and the Surviving Corporation shall reasonably cooperate with the filing Person(s) as may be necessary to effectuate such filings.

(d)               All Tax Sharing Agreements with respect to or involving the Company shall have been terminated no later than the Closing Date and, after the Closing Date, the Surviving Corporation shall not be bound thereby or have any liability thereunder.

(e)               Notwithstanding anything herein to the contrary, Parent (and, after the Closing, the Surviving Corporation), shall be entitled to, (i) initiate, participate in and control any “voluntary disclosure” process or procedure sponsored by a particular Governmental Authority with respect to Taxes of the Company for any Pre-Closing Tax Period or Straddle Period (and any related process with respect to other Taxes that is required under applicable Law in order to participate in such voluntary disclosure process), (ii) approach on an anonymous basis and seek a resolution in a manner similar to the “voluntary disclosure” process or procedure for any jurisdiction that does not have a formal “voluntary disclosure” process or procedure with respect to Taxes of the Company for any Pre-Closing Tax Period or Straddle Period (and any related process with respect to other Taxes that is required under applicable Law in order to participate in such process or procedure), and (iii) make any remedial Tax filings with respect to any Pre-Closing Tax Period or Straddle Period, including, for the avoidance of doubt, any remedial Tax filings relating to sales and use Taxes or in any non-U.S. jurisdiction, that Parent reasonably determines to be appropriate (each, a “Specified Proceeding”). For each Specified Proceeding, Parent (i) shall diligently prosecute such Specified Proceeding in good faith, (ii) shall keep the Securityholders’ Representative reasonably informed of the status of developments with respect to such Specified Proceeding, (iii) provide the Securityholders’ Representative with copies of all written materials related to such Specified Proceeding and provide the Securityholders’ Representative with a draft of any filings or submissions with respect to such Specified Proceeding (and Parent shall incorporate any reasonable comments requested by the Securityholders’ Representative thereon), and (iv) allow the Securityholders’ Representative to participate in all discussions and meetings with a Governmental Authority in connection with such Specified Proceeding. Subject to Article VII, any (i) out-of-pocket expenses incurred by Parent or the Company and (ii) Taxes payable by Parent or the Company, in each case, pursuant to the settlement or other resolution of a Specified Proceeding (together, the “Specified Proceeding Recovery Amounts”) shall be paid by the Securityholders to Parent (or its designee) within five (5) Business Days after a written demand from Parent as indemnifiable losses pursuant to Article VII hereof.

5.2.          Public Announcements.

The timing and content of all press releases or public announcements regarding any aspect of this Agreement, any Ancillary Document, or the Contemplated Transactions to the financial community, government agencies or the general public shall be mutually agreed upon in advance by Parent and the Company, prior to Closing, and in consultation with the Securityholders’ Representative after Closing. Notwithstanding the foregoing, each such party may make any such announcement which it in good faith believes, based on advice of counsel, is required by Law or any listing agreement with any national securities exchange to which such party is subject; provided, that such party shall consult with the other party prior to any such announcement to the extent practicable, and shall in any event promptly provide the other party with copies of any such announcement. Notwithstanding the foregoing, following Closing and the public announcement (if any) of the Merger, the Securityholders’ Representative may, after receiving written consent (e-mail being sufficient) from Parent, publicly announce that it has been engaged to serve as the Securityholders’ Representative in connection herewith as long as such announcement does not disclose or reference any terms hereof or any Ancillary Document or any negotiations among the parties or any confidential information of any party hereto or any Ancillary Document, provided, that Parent has reviewed any such announcement prior to its release and the Securityholders’ Representative shall incorporate comments from Parent regarding such proposed public announcement.

5.3.          Termination of Affiliated Loans.

The Company shall cause all Affiliated Loans to be repaid, satisfied, discharged, and terminated at or prior to the Closing (including, as necessary, offsetting amounts owed to the Company against amounts to be paid to a Securityholder pursuant to this Agreement).

5.4.          Notice of Developments.

From and after the Closing Date, the Securityholders’ Representative shall promptly notify Parent if the Securityholders’ Representative becomes aware of or has knowledge of (a) any notice or other communication from any Person challenging the Contemplated Transactions, (b) any notice or other oral or written communication from any Governmental Authority in connection with or directly relating to the Contemplated Transactions, and (c) any Event that constitutes, or would reasonably be expected to constitute as of the Closing Date, a breach or violation of any representation, warranty, covenant or agreement of the Company under this Agreement; provided that no disclosure by the Securityholders’ Representative pursuant to this Section 5.4, or any other communication from the Securityholders’ Representative after the date hereof, shall be deemed (i) to amend or supplement the Company Disclosure Schedule or exhibits attached hereto or the representations and warranties contained in this Agreement, (ii) to prevent or cure any misrepresentation or breach of warranty, (iii) to affect in any way the indemnification provided under Section 7.2(a), or (iv) to otherwise prejudice any right or remedies of the Parent Indemnitees. Notwithstanding the foregoing, the Selling Securityholders shall promptly notify the Securityholders’ Representative if any such Selling Securityholder becomes aware of or has knowledge of any of the items listed in clauses (a) through (c).

5.5.          Retention Plan.

Concurrently with the Closing, Parent and the Company shall establish a performance and retention plan that will be implemented by the Surviving Corporation following the Closing (the “Retention Plan”). The Retention Plan shall provide for the retention of the following employees, in each case subject to continued performance in the ordinary course of business of the Company by such employees and standard labor and employment laws regarding at-will employment, subject to the provisions herein: Steve Heckeroth; Nishigandha Deokule; Wilhelm Cashen; Norm Fluhrer; and Jason Fluhrer. The Retention Plan shall (a) provide for payment to such employees of (i) an aggregate of $1,000,000 if the 2021 Earnout Trigger is met (including taking into consideration the 2021 Addback); (ii) an aggregate of $1,000,000 if the 2022 Earnout Trigger is met; and (iii) an aggregate of $1,000,000 if the 2023 Earnout Trigger is met, (b) condition such payments to each such employee to such employee remaining employed by the Surviving Corporation from the Closing Date through the date such payment is made (unless such employee is terminated without Cause or resigns for Good Reason, as such terms are defined in the Retention Plan, by or from the Surviving Corporation after the respective qualifications for earning the Retention Plan payment were substantially met but before the related such payments were made), (c) provide that the foregoing retention payments shall be allocated substantially as follows to the following persons: Steve Heckeroth (50%); Nishigandha Deokule (20%); Wilhelm Cashen (20%); Norm Fluhrer (5%); Jason Fluhrer (5%); and (d) contain such other terms and conditions as may be mutually agreed between Parent and the Company. With respect to any payment to be made under the Retention Plan, each recipient shall have the option to receive all (but not less than all) of the amount to which such recipient is entitled to receive in the form of shares of Parent Common Stock rather than in cash; provided that (w) such recipient is an “accredited investor” as defined in Rule 501(a) under the Securities Act, (x) the issuance by Parent of such shares to such Securityholder would not result in Parent failing to comply with the Securities Act or the rules, regulations and requirements of NASDAQ, (y) such recipient delivers to Parent, prior to the expiration of the fiscal year to which such payment relates, a written notice indicating such recipient’s desire to receive such payment in the form of registered shares of Parent Common Stock and (z) such recipient thereafter cooperates with Parent and provides Parent with such other information and documentation as Parent may request in order to effect such issuance of shares to such recipient. In the event that any portion of any such payment is to be paid in the form of shares of Parent Common Stock pursuant to this Section 5.5, the number of shares to be issued in respect of such payment shall be equal to (I) the amount of such payment payable to such recipient which is being paid in shares of Parent Common Stock divided by (II) the VWAP as of December 31, 2021 (with respect to the payments to be made in respect of Fiscal Year 2021), December 31, 2022 (with respect to the payments to be made in respect of Fiscal Year 2022), or December 31, 2023 (with respect to the payments to be made in respect of Fiscal Year 2023), as applicable.

5.6.          No Other Representations; Non-Reliance.

Notwithstanding anything contained in this Agreement to the contrary, Parent (a sophisticated party capable of evaluating the transaction contemplated hereby) and Merger Sub on behalf of themselves and on behalf of each of their respective Affiliates, and Company on its behalf and on behalf of each of its Affiliates, each acknowledge and agree that: (a) the representations and warranties of the Company set forth in Article III (as qualified by the Company Disclosure Schedule), and the representations and warranties of Parent and Merger Sub set forth in Article IV (as qualified by the Parent Disclosure Schedule), constitute, respectively, the sole and exclusive representations and warranties of the Company of any kind to Parent and the sole and exclusive representations and warranties of Parent and Merger Sub to the Company, in connection with the transactions contemplated hereby, and Parent, Merger Sub and the Company each understand, acknowledge and agree that all other representations, warranties and statements of any kind or nature expressed or implied are specifically disclaimed by the Company, Parent and Merger Sub, respectively; (b) the representations and warranties set forth in Article III (as qualified by the Company Disclosure Schedule) and Article IV (as qualified by the Parent Disclosure Schedules) are the only representations and warranties that Parent, Merger Sub, and the Company, respectively, required in connection with each of its decision to enter into this Agreement and consummate the Contemplated Transactions; and (c) in connection with Parent’s investigation of the Company and the Company’s investigation of Parent, Parent and the Company, respectively, has received or may receive certain projections, including projected statements of operating revenues and income from operations of the Company or Parent, as applicable, and certain plan information. Parent, Merger Sub and the Company each acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, plans and other forecasts, that Parent Merger Sub, and the Company, respectively, is each familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of such estimates, and other forecasts and plans so furnished to it, including the reasonableness of the underlying assumptions thereof and that neither Parent, Merger Sub, nor the Company shall have any claim against anyone with respect thereto. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, other than reliance on the representations, warranties, covenants and obligations of the Company set forth in this Agreement and the other Ancillary Documents, Parent and Merger Sub have relied solely on their own independent investigation, analysis and evaluation of the Company and its Capital Stock (including Parent’s own estimate and appraisal of the value of the business, financial condition, assets, operations and prospects of the Company).

ARTICLE VI
Deliveries at Closing

6.1.          Deliveries by the Company and/or the Securityholders’ Representative at Closing.

On the Closing Date, the Company and/or the Securityholders’ Representative, as applicable, shall deliver or cause to be delivered to Parent:

(a)               Resignations. Written resignations, dated as of the Closing Date, of each of the following officers and directors of the Company: Heather Paulsen as Secretary and director (but not in her other employee capacity); Nishigandha Deokule (as director, but not in his other employee capacity); Willard MacDonald (as director) in form and substance reasonably satisfactory to Parent.

(b)               Evidence of Indebtedness Payoff. Documentation evidencing the repayment or satisfaction in full, and discharge and termination, of all Indebtedness, including payoff letters, UCC termination statements and documentation evidencing the release of Liens relating thereto, as applicable, in form and substance reasonably satisfactory to Parent except with respect to the Grant Lien (as defined in the Company Disclosure Schedule).

(c)               Heckeroth Employment Agreement. An Employment Agreement in form and substance satisfactory to Parent for Steve Heckeroth.

(d)               FIRPTA Certificate. An affidavit issued pursuant to and in compliance with Section 1445 of the Code (and the Treasury Regulations thereunder) and dated as of the Closing Date, in a form reasonably satisfactory to Parent, certifying that the Company is not, and has not been, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code, in compliance with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3).

(e)               Secretary Certificate. A certificate, signed by the secretary of the Company and dated as of the Closing Date, certifying that (a) attached thereto is a true, correct and complete copy of the certificate of incorporation and bylaws of the Company as in effect on the date of such certification, and (b) attached thereto is a true, correct and complete copy of the resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents, and that such resolutions are in full force and effect, and (c) attached thereto is a true, correct and complete copy of resolutions of the Stockholders duly authorizing and adopting the execution, delivery and performance of this Agreement and the Ancillary Documents to which the Company is a party, and that such resolutions are in full force and effect.

(f)                Certificate of Good Standing. Certificates of the Secretary of State of the applicable states of incorporation, which certificates shall be of a reasonably recent date, as to the due incorporation and good standing (or equivalent) of the Company.

(g)               Escrow Agreement. An escrow agreement, in form and substance satisfactory to Parent and the Securityholders’ Representative (the “Escrow Agreement”), duly executed by each of the Securityholders’ Representative and the Escrow Agent.

(h)               Paying Agent Agreement. A paying agent agreement, in form and substance satisfactory to Parent and the Securityholders’ Representative (the “Paying Agent Agreement”), duly executed by each of the Securityholders’ Representative and the Paying Agent.

(i)                 Restrictive Covenant Agreements. Restrictive covenant agreement, in form and substance satisfactory to Parent (the “Restrictive Covenant Agreements”), duly executed by each of the Primary Securityholders.

(j)                 Stock Option Plan Termination. Evidence of the termination of the Stock Option Plan, in form and substance acceptable to Parent.

(k)               Consents. Executed copies of the consents from the Persons set forth on Schedule 6.1(i).

(l)                 Letter of Transmittal. A Letter of Transmittal, duly completed and validly executed by each Primary Securityholder.

(m)             Option Cancellation Agreements. An option cancellation agreement, duly completed and validly executed by each Optionholder.

(n)               Retention Plan. An executed copy of the Retention Plan.

(o)               Spreadsheets/Statements. The Closing Date Statement and Allocation Statement contemplated under this Agreement in connection with the consummation of the Contemplated Transactions shall have been delivered.

(p)               Lease Consent. A consent, in form and substance satisfactory to Parent, from Jerry F. Smyth Trust and Barbara R. Smyth Trust in respect of the Standard Industrial/Commercial Multi-Tenant Leases, dated December 22, 2020 and April 27, 2021.

(q)               Other. Such documents of further assurance reasonably necessary and typical for transactions similar to the Contemplated Transactions in order to complete the Contemplated Transactions.

6.2.          Deliveries by Parent and Merger Sub at Closing.

On the Closing Date, in addition to the deliverables of Parent set forth in Section 2.6(d), Parent shall deliver or cause to be delivered to the Company:

(a)               Officer’s Certificate. A certificate, signed by an officer of Parent and dated as of the Closing Date, certifying that (a) attached thereto is a true, correct and complete copy of the certificate of incorporation and bylaws of Parent and Merger Sub as in effect on the date of such certification, and (b) attached thereto is a true, correct and complete copy of the resolutions adopted by the board of directors of Parent and the applicable governing body of Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which Parent and Merger Sub is a party, and that such resolutions are in full force and effect.

(b)               Good Standing Certificate of Parent. Certificate of the Secretary of State of Nevada, which such certificate shall be of a recent date, as to the due incorporation and good standing of Parent.

(c)               Good Standing Certificate of Merger Sub. Certificate of the Secretary of State of California, which such certification shall be of a recent date, as to the incorporation and good standing of Merger Sub.

(d)               Escrow Agreement. The Escrow Agreement, duly executed by Parent and the Escrow Agent.

(e)               Paying Agent Agreement. The Paying Agent Agreement, duly executed by Parent and the Paying Agent.

(f)                Retention Plan. An executed copy of the Retention Plan.

(g)               Commitment Letter. The Commitment Letter, duly executed by Parent and the Company, on behalf of itself and the Selling Securityholders.

(h)               Lease Amendment. An amendment to the Lease to be executed by Parent, to remove or replace Steve Heckeroth as the guarantor with respect to such Lease with Parent as guarantor or to otherwise remove the guarantee.

(i)                 Other. Such documents of further assurance reasonably necessary and typical for transactions similar to the Contemplated Transactions in order to complete the Contemplated Transactions.

(j)                 Indemnification Agreements. Parent shall have delivered an indemnification agreement executed by Surviving Corporation and Steve Heckeroth, in a form reasonably acceptable to Parent and Steve Heckeroth to remain in effect with the Surviving Corporation and any other current Company executive officers and directors that will remain as executive officers and/or directors in some capacity with the Surviving Corporation.

ARTICLE VII
Indemnification; Survival

7.1.            Expiration of Representations and Warranties.

All of the representations and warranties of the parties set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect, at 5:00 P.M. (Eastern time) on the date that is the eighteen (18)-month anniversary of the Closing Date (the “Expiration Date”), and all liability with respect to such representations and warranties shall thereupon be extinguished; provided, that (a) the representations and warranties of the Company set forth in Section 3.19 (Employee Benefits) and Section 3.20 (Tax Matters) shall continue in full force and effect until thirty (30) days after all applicable statutes of limitations, including waivers and extensions, have expired with respect to the matters addressed therein, (b) the representations and warranties of the Company set forth in Section 3.1 (Organization and Power), Section 3.2 (Authorization and Enforceability), Section 3.3 (Capitalization), and Section 3.29 (No Brokers) shall survive until the later of (i) the applicable statute of limitations with respect to the underlying matter for which recovery of indemnifiable damages is being sought, including waivers and extensions, or (ii) four years following the Closing Date, and (c) the representations and warranties of Parent and Merger Sub set forth in Section 4.1 (Organization and Power), Section 4.2 (Authorization and Enforceability), and Section 4.5 (No Brokers) shall survive until the later of (i) the applicable statute of limitations with respect to the underlying matter for which recovery of indemnifiable damages is being sought, including waivers and extensions, or (ii) four years following the Closing Date (the representations and warranties referred to in clauses (a)-(c) are collectively referred to as the “Fundamental Representations”). All of the covenants contained in this Agreement that by their nature are required to be performed after the Closing shall survive the Closing until fully performed or fulfilled. Notwithstanding the foregoing, in the event a valid claim for indemnification has been asserted in good faith in accordance with Section 7.2(d) and such claim remains unresolved as of the expiration of the applicable survival period as set forth in this Section 7.1, then the covenant, agreement, representation or warranty (as applicable) that is the subject of such claim shall survive solely with respect to such claim until such claim is finally resolved.

7.2.          Indemnification.

(a)               By the Primary Securityholders. Subject to the provisions of Section 7.1 relating to the survival of representations and warranties, and the other limitations set forth herein, from and after the Closing, the Primary Securityholders shall, severally but not jointly in accordance with their respective Indemnification Percentages, indemnify, defend and hold harmless Parent, its Affiliates, and its and their respective officers, directors, employees, stockholders, members, partners, agents, representatives, successors, and assigns (collectively, “Parent Indemnitees”) from and against all claims, losses, Liabilities, Taxes, damages, deficiencies, interest and penalties, costs and expenses, including, without limitation, losses resulting from the defense, settlement and/or compromise of a claim and/or demand and/or assessment, reasonable attorneys’, accountants’ and expert witnesses’ fees, costs and expenses of investigation, and the costs and expenses of enforcing the indemnification provided hereunder, but excluding, in all cases, consequential, incidental, punitive, and exemplary damages (unless consequential damages are reasonably foreseeable or punitive damages are actually awarded or paid in connection with a third party claim and excluding any such damages or losses based on a multiplier), whether or not involving a third party claim (hereafter individually a “Loss” and collectively “Losses”) actually incurred by any Parent Indemnitees to the extent arising out of or relating to: (i) any breach of any representation or warranty made by the Company or a Selling Securityholder in Article III of this Agreement or any Ancillary Document (without regard, for purposes of this clause (i), to any qualifications as to materiality or Material Adverse Effect (or any correlative terms), other than with respect to the first sentence of Section 3.7 and where “material” is used for the purpose of listing and referring to Material Contracts); (ii) any breach of any covenant or agreement of the Selling Securityholders, or of the Company to the extent required to be performed or complied with by the Company prior to the Closing, contained in this Agreement or any Ancillary Document or in respect of the Contemplated Transactions; (iii) any Transaction Expenses for which the Selling Securityholders shall cover pursuant to Section 2.6(a) or Indebtedness of the Company to the extent not paid, satisfied, and discharged prior to the Closing; (iv) any Pre-Closing Taxes to the extent not taken into account in calculating the Closing Net Working Capital; (v) any breach of fiduciary duty prior to Closing by any then-current or former holder or alleged then-current or former holder of Capital Stock of the Company; (vi) (x) any amount payable to a holder of Dissenting Shares (other than Selling Securityholders who hold Common Stock by virtue of his, her or its investment through StartEngine (collectively, the “StartEngine Investors”) under applicable Law and (y) half of any amount payable to StartEngine Investors as a result of such investors availing himself, herself or itself of its dissenting rights under applicable law); (vii) any amount payable in connection with any claim of any holder (or alleged holder) of Capital Stock or Options involving or related to his, her or its rights or status (or alleged rights or status) as a holder of any Capital Stock, Options or other ownership rights in the Company during the period prior to the Closing, in each case, in excess of the Merger Consideration to which such holder is entitled to receive pursuant to Section 2.5; (viii) all Losses that arise from the equity compensation arrangements between the Company and employees, including Losses that arise as a result of any employee failing to receive cash in connection with his or her employment; (ix) all Tax penalties that arise from the Company’s failure to withhold Tax and pay the employer share of FICA on restricted stock grants; (x) the classification of employees as exempt versus non-exempt and individuals as employees versus independent contractors; or (xi) any claim resulting from any inaccuracies in the Allocation Statement or otherwise alleging that a Person was due amounts other than as set forth in the Allocation Statement. Notwithstanding anything to the contrary herein or in the Ancillary Documents, the Primary Securityholders shall not, under any circumstances, be liable for any Taxes relating to the Company that are attributable to any taxable period or portion thereof beginning after the Closing Date.

(b)               By Parent. Subject to the provisions of Section 7.1 relating to the survival of representations and warranties, from and after the Closing, Parent shall indemnify, defend and hold harmless the Selling Securityholders and their respective Affiliates, trustees, beneficiaries, estates, heirs, spouses, other family members, officers, directors, employees, stockholders, members, partners, agents, representatives, successors, and assigns (collectively, “Securityholder Indemnitees”) from and against all Losses incurred by any Securityholder Indemnitees arising out of or relating to: (i) any breach of any representation or warranty made by Parent in Article IV or any Ancillary Document (without regard, for purposes of this clause (i), to any qualifications as to materiality or Material Adverse Effect (or any correlative terms)), and (ii) any breach of any covenant or agreement of Parent or Merger Sub, or of the Company to the extent required to be performed or complied with by the Surviving Corporation after the Closing, contained in this Agreement or any Ancillary Document or in respect of the Contemplated Transactions.

(c)               Limitations on Rights of Indemnitees. Notwithstanding anything herein or in any Ancillary Document to the contrary:

(i)                 Basket/Deductible. (A) The Primary Securityholders shall not be required to indemnify the Parent Indemnitees with respect to any claim for indemnification arising out of, or relating to matters described in, Section 7.2(a)(i) unless and until the aggregate amount of all such claims for such matters exceeds an amount equal to Two Hundred Fifty Thousand Dollars ($250,000) (the “Deductible”), in which event the Parent Indemnitees shall be entitled to recover Losses only in excess thereof; provided, that the foregoing limitation shall not apply to a claim for indemnification to the extent such claim is based upon fraud or a breach of any of the Fundamental Representations of the Company and (B) Parent shall not be required to indemnify the Securityholder Indemnitees with respect to any claim for indemnification arising out of or relating to matters described in Section 7.2(b)(i) unless and until the aggregate amount of all such claims for such matters exceeds the Deductible, in which event the Securityholder Indemnitees shall be entitled to recover Losses only in excess thereof; provided, that the foregoing limitation shall not apply to a claim for indemnification to the extent such claim is based upon fraud or a breach of any of the Fundamental Representations of Parent or Merger Sub;

(ii)              Liability Cap. (A) In no event shall the aggregate Liability of the Primary Securityholders (x) arising out of or relating to Section 7.2(a)(i) exceed an amount equal to the Indemnity Escrow Amount (the “Cap”); provided, however, that the limitation set forth in this clause (x) shall not apply to indemnification for Losses arising out of or resulting from a claim for indemnification to the extent such claim is based upon fraud or a breach of any of the Fundamental Representations of the Company, and (y) arising out of or relating to this Agreement, any of the Ancillary Documents and/or the Contemplated Transactions exceed the Merger Consideration received by the Primary Securityholders (provided that the limitation in clause (y) shall not apply to claims based upon fraud, which shall be uncapped) and (B) in no event shall the aggregate Liability of Parent (x) arising out of or relating to Section 7.2(b)(i) exceed the Cap; provided, however, that the limitation set forth in this clause (x) shall not apply to indemnification for Losses arising out of or resulting from a claim for indemnification to the extent such claim is based upon fraud or a breach of any of the Fundamental Representations of Parent or Merger Sub, and (y) arising out of or relating to this Agreement, the Ancillary Documents and/or the Contemplated Transactions exceed the Merger Consideration received by the Primary Securityholders; provided that the limitation set forth in this clause (y) shall not apply to claims based upon fraud, which shall be uncapped. Notwithstanding the foregoing or anything to the contrary herein, no Primary Securityholder shall be liable for the breach of any covenant of another Primary Securityholder or any fraud, intentional misrepresentation or willful misconduct solely by another Primary Securityholder; provided, however, that nothing herein shall limit the liability of a Primary Securityholder for his or her own fraud, intentional misrepresentation or willful misconduct;

(iii)            to the extent required by applicable Law, each Indemnitee shall use commercially reasonable efforts to mitigate any Losses arising out of or relating to this Agreement or the Contemplated Transactions upon becoming aware of any event that would be reasonably expected to give rise to a Loss or Losses;

(iv)             in the event that the Surviving Corporation is the Parent Indemnitee in respect of Losses, the amount of such Losses for which the Surviving Corporation is entitled to be indemnified shall be calculated in a manner proportionate to the relative ownership of the Securityholders (other than Parent) in the Company as of immediately prior to the Closing (e.g., if the Surviving Corporation is entitled to indemnification for Losses in an amount equal to $100,000, and the aggregated ownership interest in the Company of the Securityholders (other than Parent) is 80% as of immediately prior to the Closing, then the Primary Securityholders’ indemnification obligation pursuant to Section 7.2(a) would be equal to $80,000);

(v)               the amount of any Losses for which an Indemnitee claims indemnification under this Agreement shall be reduced by the amount of any insurance proceeds and any indemnification, contribution, offset or reimbursement payments actually received from a third party with respect to such Losses (net of (x) documented out-of-pocket expenses incurred in connection with such recovery, (y) deductibles, premiums and retentions paid pursuant to the insurance policies under which such recovery is made to the extent attributable to or in connection with such claims and (z) the net present value of any increase in premiums paid and retentions for such policies to the extent attributable to or in connection with such claim); provided that if an Indemnitee actually receives insurance proceeds or indemnification, contribution, offset or reimbursement payments from third party insurers with respect to such Losses, in each case, at any time subsequent to any indemnification payment pursuant to this Article VII, then such Indemnitee shall promptly reimburse the applicable Indemnitor for the lesser of (A) the amount of such proceeds and/or payments actually received by such Indemnitee in respect of such Losses (net of (x) documented out-of-pocket expenses incurred in connection with such recovery, (y) deductibles, premiums and retentions paid pursuant to the insurance policies under which such recovery is made to the extent attributable to or in connection with such claims, and (z) the net present value of any increase in premiums paid and retentions for such policies to the extent attributable to or in connection with such claim) and (B) the aggregate amount of the payment made by such Indemnitor in respect of such Losses; and

(vi)             any indemnification provided hereunder shall be so applied as to avoid any double counting and no Indemnitee shall be entitled to obtain indemnification (x) to the extent that such Losses are taken into account in the determination of the Closing Consideration set forth in the Final Statement; or (y) more than once for the same matter Loss or Losses.

(vii)          For the avoidance of doubt, in no event shall the Selling Securityholders, Parent, or the Surviving Corporation be liable for any consequential, incidental or punitive damages, unless consequential damages are reasonably foreseeable or punitive damages are actually awarded and paid in connection with a third-party claim (and excluding any such damages or losses based on a multiplier).

(d)               Procedure.

(i)                 Direct Claims. If either a Parent Indemnitee, on the one hand, or a Securityholder Indemnitee, on the other hand, shall have a claim for indemnification hereunder (the “Indemnitee”) for any claim other than a claim asserted by a third party, the Indemnitee shall, as promptly as is practicable, give written notice to the party from whom indemnification is sought (the “Indemnitor”) of the nature and, to the extent practicable, a good faith estimate of the amount, of the claim. The failure to make timely delivery of such written notice by the Indemnitee to the Indemnitor shall not relieve the Indemnitor from any liability under this Article VII with respect to such matter, except to the extent the Indemnitor is actually materially prejudiced by the failure to give such notice. If the Indemnitor does not notify the Indemnitee within thirty (30) days that the Indemnitor disputes such claim, the amount of such claim shall be conclusively deemed a Liability of the Indemnitor hereunder. In case an objection is made in writing by the Indemnitor prior to the expiration of such thirty (30) day period, the Indemnitor and the Indemnitee shall attempt in good faith for a period of thirty (30) days to agree upon the rights of the respective parties with respect to such claim. If the Indemnitee and Indemnitor so agree, a written memorandum setting forth such agreement and the agreed upon dollar amount of liability for such claim of the Indemnitor shall be prepared and signed by the Indemnitee and the Indemnitor. If the Indemnitee and Indemnitor are unable to so agree, either party shall be permitted to pursue resolution of such dispute in accordance with Section 8.11 hereof (stepped ADR).

(ii)              Third-Party Actions (Other than Tax Contests).

(A)       If an Indemnitee receives notice or otherwise obtains knowledge of any matter or any threatened matter that may reasonably be expected to give rise to an indemnification claim against the Indemnitor with respect to a claim asserted by a third party, then the Indemnitee shall promptly deliver to the Indemnitor a written notice describing, to the extent practicable, such matter in reasonable detail. The failure to make timely delivery of such written notice by the Indemnitee to the Indemnitor shall not relieve the Indemnitor from any liability under this Section 7.2 with respect to such matter, except to the extent the Indemnitor is actually materially prejudiced by the failure to give such notice. The Indemnitor shall have the right, at its option, exercisable within fifteen (15) Business Days after the date of such notice to assume the defense of any such matter with its own counsel and at its sole cost and expense; provided that (x) such counsel shall be reasonably satisfactory to the Indemnitee, (y) the Indemnitor shall have such right to assume the defense of any such matter only if the Indemnitor irrevocably relinquishes its right to contest whether such claim is indemnifiable hereunder and (z) the Indemnitor shall not have any right to assume the defense of any such matter if (1) where the Indemnitee is a Parent Indemnitee, and the applicable third party claimant is a then-current customer of the Indemnitee or its Affiliates, (2) where the Indemnitee is a Parent Indemnitee, and such Indemnitee reasonably believes an adverse determination with respect to such matter would be materially detrimental to or materially injure the reputation and future business prospects of the Indemnitee or its Affiliates, (3) such matter is criminal in nature, (4) such matter seeks injunctive relief or other equitable remedies against the Indemnitee, (5) such matter seeks damages in excess of the amount for which the Indemnitee could obtain indemnification from the Indemnitor pursuant to this Article VII, (6) the Indemnitor fails to provide the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnitor will have the financial resources to defend such matter and fulfill its indemnification obligations under this Article VII, (7) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnitee or other Indemnitees that are not available to the Indemnitor, or (8) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that, with respect to such claims, the Indemnitee and the Indemnitor may have conflicting or adverse legal positions or interests.

(B)       If the Indemnitor elects to assume the defense of and indemnification for any such matter in accordance with this Section 7.2(d), then:

(1)       notwithstanding anything to the contrary contained in this Agreement, the Indemnitor shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys’ fees or other expenses incurred on behalf of the Indemnitee in connection with such matter following the Indemnitor’s election to assume the defense of such matter, unless the Indemnitor fails to defend diligently the action or proceeding; provided, the Indemnitee delivered written notice of such failure and provided Indemnitor a reasonable opportunity to cure the defect in the defense;

(2)       except in connection with any Litigation where any Indemnitee is adverse to any Indemnitor, the Indemnitee shall, at his, her or its own expense, make available to the Indemnitor all books, records and other documentation and materials that are under the direct or indirect control of such Indemnitee or any of the Indemnitee’s agents and that the Indemnitor considers necessary or desirable for the defense of such matter, and shall reasonably cooperate with, and make his, her or its employees and advisors available or otherwise render reasonable assistance to, the Indemnitor and his, her or its agents; and

(3)       the Indemnitor shall not settle or compromise any pending or threatened Litigation in respect of which indemnification may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such Litigation) or consent to the entry of any judgment, in each case without the prior written consent of the Indemnitee, which shall not be unreasonably withheld, preconditioned or delayed.

(C)       If the Indemnitor (x) elects not to assume the defense of and indemnification for such matter (or fails to notify the Indemnitee of such election within the period set forth in Section 7.2(d)(ii)(A)), (y) elects to assume the defense of and indemnification for such matter but then fails to diligently conduct such defense, or (z) is not entitled to assume the defense of such matter pursuant to Section 7.2(d)(ii)(A), then the Indemnitee shall proceed diligently to defend such matter with the assistance of counsel reasonably satisfactory to the Indemnitor; provided, that the Indemnitee shall not settle, adjust or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld, preconditioned or delayed.

(D)       The procedures in this Section 7.2(d)(ii) shall not apply to matters subject to Section 7.2(d)(iii) (Tax Contests) or to direct claims of an Indemnitee which are addressed in Section 7.2(d)(i).

(iii)            Tax Contests.

(A)       If, following the Closing Date, Parent or the Surviving Corporation receives from any Taxing Authority written notice of any Tax Contest with respect to which Parent or the Surviving Corporation may reasonably have any liability for Pre-Closing Taxes, Parent shall promptly provide a copy of such notice to the Securityholders’ Representative; provided, that Parent’s failure to promptly provide a copy of such notice to the Securityholders’ Representative shall not affect the Parent Indemnitee’s right to receive indemnification under Section 7.2(a) unless the Securityholders’ Representative or any Primary Securityholder is materially prejudiced thereby.

(B)       The Securityholders’ Representative shall have the right, at his expense, payable from the Expense Fund, to control, manage and be responsible for any Tax Contest to the extent that such Tax Contest relates to Pre-Closing Taxes, other than Tax Contests with respect to a Straddle Period. Parent and the Surviving Corporation may participate in such Tax Contest and the Securityholders’ Representative shall not settle, compromise or otherwise resolve such Tax Contest without the consent of the Surviving Corporation and Parent, which consent will not be unreasonably withheld or delayed. The Securityholders’ Representative shall keep the Surviving Corporation and Parent informed of the progress of all such Tax Contests and shall provide copies of all written communications with any Taxing Authority related to such Tax Contests.

(iv)             Securityholders’ Representative. All notices to be provided to the Primary Securityholders as an Indemnitee or Indemnitor pursuant to this Section 7.2(d) shall be provided to the Securityholders’ Representative and the Securityholders’ Representative shall act on behalf of the Securityholder Indemnitees and any Primary Securityholders that are Indemnitors under this Section 7.2(d) and in connection with and subject to Section 8.1.

(e)               Tax Treatment. The parties hereto agree to treat any indemnity payment made pursuant to this Article VII as an adjustment to the purchase price for federal, state, local and foreign income Tax purposes.

7.3.          Recourse; Escrow Release; Set-Off.

(a)               In the event that any Parent Indemnitee is entitled to indemnification for Losses pursuant to this Article VII, then, subject to the applicable limitations set forth in this Article VII, such Parent Indemnitee shall satisfy the amount of such Losses (i) first, from amounts then remaining in the Indemnity Escrow Account, and (ii) thereafter, directly from the Primary Securityholders on a several but not joint basis in accordance with their respective Indemnification Percentages; provided that the Parent Indemnitees may (but shall not be obligated to) offset any such Losses in excess of amounts remaining in the Indemnity Escrow Account against any portion of the Earnout Consideration that becomes deliverable to the Selling Securityholders pursuant to Section 2.10. Notwithstanding anything else in this Agreement, to give effect to clause (ii) of this Section 7.3(a), Parent may offset against shares of Parent Common Stock issued to any Selling Securityholder pursuant to this Agreement and still held by such Selling Securityholder or its Affiliates at such time (it being agreed that such shares shall be valued for purposes of such offset at the VWAP as of the date that the Parent Indemnitees became entitled to indemnification for the applicable Losses pursuant to this Article VII. Upon a Parent Indemnitee becoming entitled to receive any sums from the Indemnity Escrow Account pursuant to this Article VII or Section 5.1(a)(tax matters), Parent and the Securityholders’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to such Parent Indemnitee from the Indemnity Escrow Account the amount to which such Parent Indemnitee is so entitled (or the entire then-remaining balance of the Indemnity Escrow Account, if less than such amount).

(b)               Upon the Expiration Date, Parent and the Securityholders’ Representative shall deliver joint written instructions to the Escrow Agent to disburse from the Indemnity Escrow Account to the Paying Agent, for further distribution to the Selling Securityholders in accordance herewith, an amount equal to (i) the balance then remaining in the Indemnity Escrow Account less (ii) the aggregate amount of any claims of the Parent Indemnitees for indemnification properly notified in accordance with this Article VII and that remain unresolved as of the Expiration Date (each, a “Pending Claim”).

(c)               Upon the full and final resolution of a Pending Claim, if the amount retained in the Indemnity Escrow Account with respect to such Pending Claim pursuant to Section 7.3(b) exceeds the amount that the Parent Indemnitees are entitled to receive from the Indemnity Escrow Account pursuant to this Article VII in respect of such Pending Claim, then Parent and the Securityholders’ Representative shall deliver joint written instructions to the Escrow Agent to disburse from the Indemnity Escrow Account to the Paying Agent, for further distribution to the Selling Securityholders in accordance herewith, the amount of such excess.

7.4.          Exclusive Remedy.

Each party hereto acknowledges and agrees that, from and after the Closing, the indemnification provisions of this Article VII shall be the sole and exclusive remedy for breaches of representations and warranties contained in this Agreement, the failure or non-performance of any covenants or agreements contained in this Agreement, and any other claim in connection with the Contemplated Transactions, except for (a) the remedies arising from claims based on fraud or intentional misrepresentation in connection with the Contemplated Transactions, (b) the equitable and other remedies available to the parties pursuant to Section 8.15, (c) the dispute resolution mechanisms set forth in Section 2.8 with respect to the final determination of the Closing Consideration and Section 2.10 with respect to the final determination of Earnout Consideration, (d) any express dispute resolution provisions found within any of the Ancillary Documents for the resolution of claims arising out of, or relating, thereto and (e) the Securityholders’ Representative’s rights under Section 8.1.

ARTICLE VIII
Miscellaneous

8.1.            Securityholders’ Representative.

(a)               Appointment of Securityholders’ Representative. Shareholder Representative Services LLC shall as of the Closing be the representative, agent and attorney-in-fact for each of the Selling Securityholders to act as Securityholders’ Representative under this Agreement and the Ancillary Documents in accordance with the terms of this Section 8.1 and the Ancillary Documents (the “Securityholders’ Representative”). In the event of the resignation, death or incapacity of the Securityholders’ Representative, a successor Securityholders’ Representative reasonably satisfactory to Parent shall thereafter be appointed by an instrument in writing signed by Parent, the Selling Securityholders holding not less than 50% of the outstanding Company shares at the time of Closing, and such successor Securityholders’ Representative.

(b)               Authority. The Securityholders’ Representative is hereby authorized and empowered to act for, and on behalf of, any or all of the Selling Securityholders (with full power of substitution in the premises) in connection with (i) the indemnity provisions of Article VII as they relate to the Selling Securityholders generally and (ii) such other matters as are reasonably necessary for the consummation of the Contemplated Transactions including, without limitation, (A) to terminate, amend, waive any provision of, or abandon, this Agreement or any of the Ancillary Documents, (B) to act as the representative of the Selling Securityholders to review and authorize all claims and disputes or question the accuracy thereof, (C) to negotiate and compromise on their behalf with Parent any claims asserted thereunder and to authorize payments to be made with respect thereto, (D) to take such further actions as are authorized in this Agreement or the Ancillary Documents, and (E) in general, to do all things and perform all acts, including, without limitation, executing and delivering all agreements (including the Ancillary Documents), certificates, receipts, consents, elections, instructions and other documents contemplated by or deemed by the Securityholders’ Representative to be necessary or desirable in connection with this Agreement, the Ancillary Documents and the Contemplated Transactions. Parent and Merger Sub shall be entitled to rely on such appointment and to treat the Securityholders’ Representative as the duly appointed attorney-in-fact of each Selling Securityholder. After the Closing, notices given to the Securityholders’ Representative in accordance with the provisions of this Agreement shall constitute notice to the Securityholders for all purposes under this Agreement.

(c)               Extent and Survival of Authority. The appointment of the Securityholders’ Representative is an agency coupled with an interest and is irrevocable and any action taken by the Securityholders’ Representative pursuant to the authority granted in this Section 8.1 shall be effective and absolutely binding on each Securityholder notwithstanding any contrary action of, or direction from, such Securityholder, except for actions or omissions of the Securityholders’ Representative constituting willful misconduct or gross negligence. The death or incapacity, or dissolution or other termination of existence, of any Securityholder shall not terminate the authority and agency of the Securityholders’ Representative. Parent, Merger Sub and any other party to an Ancillary Document in dealing with the Securityholders’ Representative may conclusively and absolutely rely, without inquiry, upon any act of the Securityholders’ Representative as the act of all the Securityholders.

(d)               Release from Liability; Indemnification. The Securityholders’ Representative will incur no liability of any kind with respect to any action or omission by the Securityholders’ Representative in connection with its services pursuant to this Agreement and any Ancillary Document, except in the event of liability directly resulting from the Securityholders’ Representative’s fraud, gross negligence or willful misconduct. The Securityholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Securityholders shall indemnify, defend and hold harmless the Securityholders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the reasonable fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Securityholders’ Representative’s execution and performance of this Agreement and any Ancillary Document, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the fraud, gross negligence or willful misconduct of the Securityholders’ Representative, the Securityholders’ Representative will reimburse the Securityholders the amount of such indemnified Representative Loss to the extent attributable to such fraud, gross negligence or willful misconduct. If not paid directly to the Securityholders’ Representative by the Securityholders, any such Representative Losses may be recovered by the Securityholders’ Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Selling Securityholders under this Agreement at such time as such amounts would otherwise be distributable to the Selling Securityholders; provided, that while this section allows the Securityholders’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Securityholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Securityholders’ Representative be required to advance its own funds on behalf of the Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholders’ Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Securityholders’ Representative or the termination of this Agreement.

(e)               Expense Fund. Upon the Closing, the Company, or Parent on behalf of the Company, will wire an amount of $200,000 (the “Expense Fund”) to the Securityholders’ Representative, which will be used for the purposes of paying directly, or reimbursing the Securityholders’ Representative for, any third-party expenses pursuant to this Agreement and the Ancillary Documents. The Securityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Securityholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Securityholders’ Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its fraud, gross negligence or willful misconduct. The Securityholders’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Securityholders’ Representative’s responsibilities, the Securityholders’ Representative will deliver any remaining balance of the Expense Fund to the Paying Agent for further distribution to the Securityholders. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Securityholders at the time of Closing.

8.2.            Expenses.

All fees and expenses incurred in connection with the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Contemplated Transactions are consummated.

8.3.            Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering party receives confirmation, if delivered by email, (c) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.3):

If to the Selling Securityholders or the Securityholders’ Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile: (303) 623-0294

Telephone: (303) 648-4085

With a copy (which shall not constitute notice) to:

Rogoway Law Group PC

115 4th Street, Suite B
Santa Rosa, CA 95401

Telephone: (707) 526-0420

Email: hilarystjean@rogowaylaw.com

If to Parent, Merger Sub or the Surviving Corporation (after the Closing):

Ideanomics, Inc.

1441 Broadway, Suite 5116

New York, NY 10018

Attn: Alf Poor, Chief Executive Officer

Email: apoor@ideanomics.com

With a copy (which shall not constitute notice) to:

Venable LLP

1270 Avenue of the Americas

24th Floor

New York, NY 10020

Attn: William N. Haddad

Email: WNHaddad@Venable.com

8.4.          Governing Law.

This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of Nevada (excluding conflict of laws rules and principles).

8.5.          Entire Agreement.

This Agreement, together with the Exhibits hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule and the Ancillary Documents, contains the entire agreement of the parties respecting the Contemplated Transactions and supersedes all prior agreements among the parties respecting the Contemplated Transactions. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the Contemplated Transactions exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement.

8.6.          Severability.

Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

8.7.          Amendment.

Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by the parties hereto; provided, that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.

8.8.          Effect of Waiver or Consent.

No waiver or consent, express or implied, by any party to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitation period has run.

8.9.          Parties in Interest; Limitation on Rights of Others.

The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective legal representatives, successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise; provided that Parent Indemnitees or Securityholder Indemnitees who are not otherwise a party to this Agreement shall be third party beneficiaries of this Agreement.

8.10.        Assignability.

This Agreement shall not be assigned by any party hereto without the written consent of the other parties.

8.11.        Dispute Resolution.

Except as provided below, any dispute, claim or controversy arising out of, or relating to, this Agreement, or to the breach, termination, enforcement, interpretation, legality, issues of public policy or validity hereof, or relating to any of the Contemplated Transactions, including the determination of the scope or applicability of this agreement to arbitrate (each and every such dispute, brought at any time, hereinafter a “Dispute”), shall be resolved through the use of the following stepped dispute resolution procedures:

(a)   Negotiation. Any Dispute, shall be submitted first for resolution to authorized representatives of the parties who have decision-making authority.  The party that believes that a Dispute exists (the “Disputing Party”) shall put such Dispute in writing to the other party(s) (the “Receiving Party”).  Such writing (a “Notice of Dispute”) shall clearly and in reasonable detail state the substance and scope of the Dispute, the Disputing Party’s relative position thereto and shall include any legal or factual justifications of which the Disputing Party is aware, and the remedy or remedies being sought.  The Receiving Party shall respond to the Notice of Dispute within fifteen (15) days of its receipt thereof and set forth its positions with respect to each item included in the Disputing Party’s writing.  Within fifteen (15) days of the Receiving Party’s response, authorized representatives of the parties who have decision-making authority shall meet at a mutually agreeable place and time to seek, in good faith, an amicable settlement to the Dispute.  All reasonable requests for information from one party shall be honored by the other party(s), subject to obligations of confidentiality.  All offers, promises, conduct and statements, whether oral or written, made in the process of the procedures in this Section 8.11(a) by any of the parties or their representatives are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or litigation or other proceeding involving the parties; provided, that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the foregoing procedures.  Following the procedures set forth above in this Section 8.11(a) by a party is a condition precedent to such party’s resorting to the resolution processes specified below in this Section 8.11.  Notwithstanding the immediately preceding sentence, if either the Disputing Party or the Receiving Party fails to comply with the provisions of this Section 8.11(a), the other party may commence an arbitration proceeding under this Section 8.11 without itself further complying with this Section 8.11(a).

(b)   If, within fifteen (15) days after the meeting held pursuant to Section 8.11(a), the parties fail to resolve the Dispute or if such meeting is not held within thirty (30) days following delivery of a Dispute Notice, the parties to the Dispute shall move directly to binding arbitration. If the parties to the Dispute cannot mutually agree upon an arbitration provider, the parties to the Dispute shall submit their dispute to JAMS for arbitration, and the arbitration shall be conducted according to that tribunal’s rules in effect as of the date hereof, which rules are incorporated herein by this reference ; however, in furtherance of an economical resolution to any dispute, the parties hereto agree that in any arbitration, even one brought before a tribunal other than JAMS, each party to the Dispute will be limited to five (5) depositions, thirty (30) special interrogatories, and ten (10) requests for admission. Additionally, unless otherwise agreed, the arbitration (i) shall be held in San Francisco, California, if the Securityholders’ Representative is the Disputing Party, and in New York, New York, in all other cases, (ii) shall be adjudicated by a panel of three arbitrators (or a single arbitrator if the aggregate amount in Dispute is less than $2 million), which arbitrator(s) shall be retired judge(s) who have either at least ten (10) years’ experience in commercial disputes involving equipment manufacturers, or significant experience litigating or arbitrating commercial disputes involving equipment manufacturers.

(c)   The arbitrator(s) shall apply the Law of the State of Delaware and shall not have the authority to add to, detract from, or modify any provision hereof and shall not award lost profits, loss of future revenue or income, diminution in value, or exemplary, treble, punitive, special, speculative, personal injury, incidental or indirect damages in excess of contract damages or other similar damages to any injured party.

(d)   The costs and expenses of the arbitrators shall be borne by the non-prevailing party. Notwithstanding the foregoing, the arbitrator shall have the authority to award to the prevailing party in any Dispute attorneys’ fees and disbursements, expert witness fees and other costs and expenses of the arbitration.

(e)   The arbitrator(s) shall have the power to decide any motions brought by any party, including motions for summary judgment and/or adjudication, and motions to dismiss and demurrers, applying the standards set forth under Delaware law. The parties agree that the arbitrator(s) shall have the authority to interpret all provisions of this Agreement, including the parties’ agreement to arbitrate and whether the arbitrator or arbitrators have the authority to resolve the dispute between the parties. The award of the arbitrator(s) shall be final and binding on the parties.

(f)    The arbitrator shall specify the basis for his/her/their decision, the basis for the Losses award and a breakdown of the Losses awarded, and the basis of any other remedy.  The arbitrator’s decision shall be considered as a final and binding resolution of the disagreement, shall not be subject to appeal and may be entered as an order in any court of competent jurisdiction in the United States.  Each party agrees to submit to the jurisdiction of any such court for purposes of the enforcement of any such order and to service of process by certified mail, return receipt requested to the address listed above for each party.  No party shall be permitted to sue the other except for enforcement of the arbitrator’s decision if the other party is not performing in accordance with the arbitrator’s decision.  The provisions of this Agreement shall be binding upon the arbitrator.

(g)   Any arbitration proceeding shall be conducted on a confidential basis.

(h)   The arbitrator’s discretion to fashion remedies hereunder shall be no broader or narrower than the legal and equitable remedies available to a court.

(i)     The arbitration shall be resolved as expeditiously as possible, but in any event, within one-hundred twenty (120) days after the commencement of such arbitration.

(j)     The arbitration shall be governed by the JAMS Rules, and, with respect to the confirmation, modification, enforcement, or vacation of any award, the Federal Arbitration Act (9 U.S.C. § 1, et seq.)

(k)   The parties hereby exclude any right of appeal to any court on the merits of the Dispute other than as permitted by applicable Law.  The provisions of this Section 8.11 may be enforced in any court having jurisdiction over the award or any of the parties or any of their respective assets, and judgment on the award (including without limitation equitable remedies) granted in any arbitration hereunder may be entered in any such court.  Notwithstanding the foregoing provisions of this Section 8.11, nothing contained in this Section 8.11 shall preclude or prevent any party from seeking specific performance or injunctive or other equitable relief from any court of competent jurisdiction, without the need to resort to arbitration.  Each Party agrees and consents that any dispute, claim or controversy brought by such party against any other party to enforce an arbitration award or to seek specific performance or injunctive or other equitable relief in connection with or arising from this Agreement shall be brought in the courts of the state of California, county of Sonoma, or if it has or can acquire jurisdiction, the United States District Court for the Northern District of California, as the party bringing the dispute, claim or controversy may elect, and each of the parties hereby submits to and accepts with regard to any such dispute, claim or controversy the exclusive jurisdiction of the aforesaid courts and waives any right to challenge such jurisdiction or venue.

(l)     NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF SUCH PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE TRANSACTIONS, OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  NO SUCH PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.  THE PROVISIONS OF THIS SECTION 8.11 HAVE BEEN FULLY DISCUSSED BY SUCH PARTIES, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS.  NO SUCH PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 8.11 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

8.12.        No Other Duties.

The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.

8.13.        Reliance on Counsel and Other Advisors.

Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

8.14.        Remedies.

All remedies, either under this Agreement or by Law or otherwise afforded to the parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.

8.15.        Specific Performance.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

8.16.        Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.17.        Privileged Information; Counsel to Securityholder Representative.

(a) Parent, for itself, Merger Sub, the Company, and its and each of their respective successors and assigns, hereby irrevocably acknowledges and agrees that all attorney-client privileged communications between the shareholders of the Company, the Company (with respect to the Company, to the extent such communications were made prior to the Closing), and their respective counsel, including, without limitation, Rogoway Law Group (“RLG”), made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with this Agreement shall continue after the Closing to be privileged communications with such counsel. Other than as explicitly set forth in this Section 8.17, the parties acknowledge that any attorney-client privilege attaching as a result of legal counsel representing the Company prior to the Closing shall survive the Closing and continue to be a privilege of the Company (as the case may be), and not the Securityholders, after the Closing.

(b) If the Securityholders Representative so desires, and without the need for any consent or waiver by the Company or Parent, RLG shall be permitted to represent the Securityholders Representative after the Closing in connection with any matter, including without limitation anything related to the Contemplated Transactions or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, RLG shall be permitted to represent the Securityholders Representative, any of its agents and affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (“dispute” includes litigation, arbitration or other adversary proceeding) with Parent, the Company or any of their agents or affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims for indemnification and disputes involving employment or noncompetition or other agreements entered into in connection with this Agreement, whether or not such matter is substantially related to any prior representation by RLG of the Company (“Company Engagements”).

(c) Upon and after the Closing, the Company shall cease to have any attorney-client relationship with RLG, including with respect to any Company Engagements, unless RLG is subsequently specifically engaged in writing by the Company to represent the Company after Closing, and either such engagement involves no conflict of interest with respect to the Securityholders Representative, or the Securityholders Representative consents in writing at the time to such engagement. Any such representation of the Company by RLG after Closing shall not affect the foregoing provisions hereof.

(d) The Securityholders Representative, the Company, Parent and Merger Sub (on behalf of the Surviving Corporation) consent to the foregoing arrangements and waive any actual or potential conflict of interest that may be involved in connection with any representation by RLG permitted hereunder.

8.18.        Further Assurances.

If at any time after the Closing any further action is necessary or desirable to fully effect the Contemplated Transactions or any other of the Ancillary Documents, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, including obtaining any consents from third party Persons or Governmental Authorities not obtained prior to the Closing. Furthermore, the parties agree to comply with all applicable Laws in connection with this Agreement, the Ancillary Documents, and the consummation of the Contemplated Transactions.

(signature pages follow)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

IDEANOMICS, INC.

By:
Name:
Title:

SOLECTRAC MERGER CORP.

By:
Name:
Title:

SOLECTRAC, INC.

By:
Name:
Title:

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:
Name: Sam Riffe
Title: Managing Director

PRIMARY SECURITYHOLDERS

By:
Name: Steve Heckeroth

By:
Name: Heather Paulsen

[Signature Page to Agreement and Plan of Merger]

By:
Name: Nishigandha Deokule

By:
Name: Willard MacDonald

By:
Name: Wilhelm Cashen

By:
Name: Joseph Nowicki

[Signature Page to Agreement and Plan of Merger]